AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 25, 2000
                                            Registration Statement No. 333-_____

================================================================================

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                   FORM SB-2
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                  -----------

                              THINKPATH.COM INC.
          (Name of small business issuer as specified in its charter)

                                 ------------

          Ontario                            7371               52-209027
(State or other jurisdiction of   (Primary Standard Industrial  (IRS Employer I.D. No.)
incorporation or organization)    Classification Code Number)

                                  -----------

                             55 University Avenue
                       Toronto, Ontario, Canada M5J 2H7
                                (416) 364-8800
              (Address and telephone number of principal executive
                    offices and principal place of business)

                                  -----------

        Jay M. Kaplowitz, Esq.               Declan A. French, President
        Arthur S. Marcus, Esq.                    THINKPATH.COM INC.
   Gersten, Savage & Kaplowitz, LLP              55 University Avenue
    101 East 52nd Street, 9th Floor        Toronto, Ontario, Canada M5J 2H7
       New York, New York 10022                     (416) 364-8800
            (212) 752-9700                       (416) 364-2424 (fax)
         (212) 980-5192 (fax)

          (Name, address and telephone number of agents for service)

                                   ---------

                                  Copies to:

                             Jay M. Kaplowitz, Esq.
                             Arthur S. Marcus, Esq.
                        GERSTEN, SAVAGE & KAPLOWITZ, LLP
                         101 East 52nd Street, 9th floor
                            New York, New York 10022
                                 (212) 752-9700
                              (212) 752-9713 (fax)

      Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: |X|

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.

                         CALCULATION OF REGISTRATION FEE

                                           Proposed
                                           Maximum       Proposed
  Title of Each Class of      Amount       Offering       Maximum         Amount of
     Securities Being         Being        Price Per      Offering       Registration
        Registered          Registered    Security(1)     Price(2)            Fee
Common Stock(3)             1,361,471(4)   $2.938       $4,061,267.90     $1,072.18

Common Stock Underlying       631,750      $ 3.24       $2,046,870.00     $  540.37
Warrants(3)

Total registration          1,993,221                                     $1,612.55

(1) Pursuant to Rule 457, estimated solely for the purpose of calculating the registration fee.

(2) Based upon the last reported sales price of the registrant's common stock of the same class as quoted on the Nasdaq SmallCap Market on February 22, 2000.

(3) Pursuant to Rule 416 under the Securities Act of 1933, as amended, there are also being registered such indeterminate number of additional shares of common stock as may be issuable upon conversion of the convertible preferred stock and the exercise of warrants described herein and pursuant to the provision of the convertible preferred stock regarding determination of the applicable conversion price and dividend rate and pursuant to the provision of the warrants regarding the applicable exercise price.

(4) Includes 340,368 shares of common stock issuable if Thinkpath.com Inc. formerly known as IT Staffing Ltd. chooses to exercise its right to sell such shares to the investors in the December 1999 private placement offering.

(5) Includes an aggregate of 156,750 shares of common stock issuable upon the exercise of warrants, if Thinkpath.com Inc. formerly known as IT Staffing Ltd. chooses to exercise its right to sell such warrants to the investors in the December 1999 private placement offering.

      Information contained herein is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

      Unless otherwise indicated, all reference to "Thinkpath", "us", "our" and "we" refer to Thinkpath.com Inc. and its wholly-owned subsidiaries: Systemsearch Consulting Services Inc., an Ontario corporation; International Career Specialists Ltd., an Ontario corporation; Cad Cam, Inc., an Ohio corporation; and ITS Acquisition Corp., a Delaware corporation. On February 24, 2000, we changed our name from IT Staffing Ltd. to Thinkpath.com Inc.

PRELIMINARY PROSPECTUS

                 Subject to Completion, Dated February 25, 2000

                               THINKPATH.COM INC.

                        1,993,221 Shares of Common Stock

      This is an offering of 1,993,221 shares of common stock of Thinkpath.com Inc., 1,361,471 of which may be sold upon the conversion of Series A 8% Cumulative Convertible Preferred Stock and 631,750 of which may be sold upon the exercise of warrants. All of the shares are being offered by the selling security holders named in this prospectus. We will not receive any of the proceeds from the sale of the common stock, although we will receive approximately $2,046,870 if all of the warrants are exercised. Our common stock is traded on the Nasdaq SmallCap Market under the symbol "THTH" and on the Boston Stock Exchange under the symbol "ITI". On February 22, 2000, the last reported sales price of the common stock on the Nasdaq SmallCap Market was $2.938.

      Please see "Risk Factors" beginning on page 10 to read about factors you should consider before buying shares of our common stock.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                The date of this Prospectus is February 25, 2000

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN AND WILL NOT BE QUALIFIED FOR SALE UNDER THE SECURITIES LAWS OF CANADA OR ANY PROVINCE OR TERRITORY OF CANADA. THE SECURITIES ARE NOT BEING OFFERED FOR SALE AND MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN CANADA, OR TO ANY RESIDENT THEREOF, IN VIOLATION OF THE SECURITIES LAWS OF ANY PROVINCE OR TERRITORY OF CANADA.

                       ENFORCEABILITY OF CIVIL LIABILITIES

      Thinkpath.com Inc.'s headquarters are located in, and its officers, directors and auditors are residents of, Canada and a substantial portion of Thinkpath.com Inc.'s assets are, or may be, located outside the United States. Accordingly, it may be difficult for investors to effect service of process within the United States upon non-resident officers and directors, or to enforce against them judgments obtained in the United States courts predicated upon the civil liability provision of the Securities Act of 1933, as amended, or state securities laws. Thinkpath.com Inc. has been advised by its Canadian legal counsel that there is doubt as to the enforceability in Canada against Thinkpath.com Inc. or against any of its directors, controlling persons, officers or the experts named herein, who are not residents of the United States, in original actions or in actions for enforcement of judgments of United States courts, of liabilities predicated solely upon United States federal securities laws. Service of process may be effected, however, upon Thinkpath.com Inc.'s duly appointed agent for service of process, Gersten, Savage & Kaplowitz, LLP, New York, New York. If investors have questions with regard to these issues, they should seek the advice of their individual counsel. Thinkpath.com Inc. has also been informed by its Canadian legal counsel that, pursuant to the Currency Act (Canada), a judgment by a court in any Province of Canada may only be awarded in Canadian currency. Pursuant to the provision of the Courts of Justice Act (Ontario), however, a court in the Province of Ontario shall give effect to the manner of conversion to Canadian currency of an amount in a foreign currency, where such manner of conversion is provided for in an obligation enforceable in Ontario.

                               EXCHANGE RATE DATA

      Thinkpath.com Inc. maintains its books of account in Canadian dollars, but has provided the financial data in this prospectus in United States dollars and on the basis of generally accepted accounting principles as applied in the United States, and its audit has been conducted in accordance with generally accepted auditing standards in the United States. All references to dollar amounts in this prospectus, unless otherwise indicated, are to United States dollars.

      The following table sets forth, for the periods indicated, certain exchange rates based on the noon buying rate in New York City for cable transfers in Canadian dollars. Such rates are the number of United States dollars per one Canadian dollar and are the inverse of rates quoted by the Federal Reserve Bank of New York for Canadian dollars per US$1.00. The average exchange rate is based on the average of the exchange rates on the last day of each month during such periods. On February 22, 2000, the exchange rate was CDN$1.00 per US$0.6852.

                                                                   One Month
                                 Year Ended December 31,       Ended January, 31
                             -------------------------------   -----------------
                              1997         1998       1999           2000
                              ----         ----       ----           ----
Rate at end of period        $0.6999     $0.6533     $0.6928       $0.6890

Average rate during period    0.7227      0.6747      0.6731        0.6903

High                          0.7493      0.7121      0.6917        0.6983

Low                           0.6908      0.6307      0.6463        0.6838

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Prospectus Summary...............................................             5
The Offering.....................................................             7
Summary Combined Financial Information...........................             8
Risk Factors.....................................................             9
   Our ability to manage rapid expansion and to integrate our business and the business of Cad Cam, Inc. has not been tested
and may not be successful........................................             9
   Our growth will require substantial capital...................             9
   Our failure to identify and engage qualified information
technology and engineering professionals will adversely affect
our business.....................................................             9
    Because our information technology and engineering
professionals may terminate their employment with us at any time,
we may not be able to meet our customers' requirements ..........            10
    Because of our relatively small size, we may not be able to
compete effectively in our industry..............................            10
    Our expansion strategy may not result in success.............            10
    We may be liable for payroll taxes and penalties in Canada because we classify our information technology and engineering professionals providing contract services as independent
contractors......................................................            11
    Our operating results may vary from quarter to quarter, and, as a result, we may fail to meet the expectations of our investors and analysts, which may cause our stock price to fluctuate or
decline..........................................................            11
    Our Web site may be vulnerable to security breaches and
similar threats which could result in out liability for damages
and harm to our reputation.......................................            12
    Our software product, GTS, may not work as intended, which
could harm our business..........................................            12
    We may be held liable for the actions of our information
technology and engineering professionals when on assignment......            12
    Because we have limited management, we depend upon our senior management, and their loss or unavailability could put us at a
competitive disadvantage.........................................            12
    Existing management will retain substantial influence over
our operations upon the consummation of this offering............            13
    Currency fluctuations may adversely affect our operating
results..........................................................            13
     Your proportionate ownership interest in us may be diluted upon the conversion of the outstanding shares of Series A 8%
Cumulative Convertible Preferred Stock and the exercise of the
warrants.........................................................            13
      1,895,899 or, 60.1% of our total outstanding shares, are
restricted from immediate resale but may be publicly sold in the near future.  This could cause the market price of our common stock to fluctuate significantly, even if our business is doing
well.............................................................            13
      We have not, and do not intend, to pay cash dividends in
the foreseeable..................................................            13
Special Note Regarding Forward-Looking Statements................            14
Use of Proceeds..................................................            15
Certain Market Information.......................................            15
Dividend Policy..................................................            15
Selected Financial Data..........................................            16
Management's Discussion and Analysis of Financial Condition and
  Results of Operations..........................................            17
Business.........................................................            25
Management.......................................................            41
Principal Shareholders...........................................            47
Certain Relationships And Related Party Transactions.............            49
Description of Securities........................................            51
Certain United States and Canadian Income Tax Considerations.....            53
Investment Canada Act............................................            55
Shares Eligible for Future Sale..................................            56
Selling Security Holders.........................................            57
Plan of Distribution.............................................            58
Legal Matters....................................................            59
Experts..........................................................            59
Where You Can Find Additional Information........................            59
Financial Statements.............................................           F-1

                                   -----------

      You should rely only on the information contained in this prospectus. To understand this offering fully, you should read this entire prospectus carefully, including the financial statements and notes thereto. We have included a brief overview of the most significant aspects of the offering itself in the Prospectus Summary. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus may only be accurate on the date of this prospectus.

                               PROSPECTUS SUMMARY

      The following summary highlights some of the information in this prospectus. It may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors and our consolidated financial statements and the notes accompanying the consolidated financial statements appearing elsewhere in this prospectus.

Our Business

      We are a provider of information technology and engineering staffing services in Canada and the United States, supplying qualified information technology and engineering professionals to our customers as independent contractors for short and long-term assignments and for permanent placement within such enterprises. Our customers include financial service companies, software and other technology companies, Canadian and American governmental entities and large multinational companies, including Bank of Montreal, Bell Sygma Inc., Goldman Sachs, Chapters, Lucent Technologies, Cummins Engine, General Motors, Xerox Corporation and American Express. We have recently expanded our operations into the United States through the recent acquisition of Cad Cam, Inc., an Ohio corporation with corporate headquarters in Dayton, Ohio, and offices in Atlanta, Charleston, Chicago, Cincinnati, Columbus, Detroit, Indianapolis, Louisville and Tampa. We intend to continue to develop a network of offices to provide information technology staffing services throughout North America.

      We have focused on the recruitment of quality information technology and engineering professionals. We utilize established testing methods to ensure that our information technology professionals are properly qualified. We also review candidates technical backgrounds and conduct preliminary interviews prior to referring candidates to our customers. By attracting the most qualified information technology and engineering professionals, we believe that we will be able to attract high quality customers who require the services of such professionals.

      Since inception, we have pursued a strategy of developing and utilizing technology that we believe will provide us with a competitive advantage. As a result, we believe that one of our primary competitive strengths is our utilization of technology. We maintain a database of more than 50,000 information technology and engineering professionals and advertise on the Internet to attract both candidates and customers. We have developed a recruitment management product called GTS. GTS is a Web-based recruitment technology, which automates and electronically manages every step of the recruitment and hiring process.

      GTS reduces resume overload by pre-screening candidates with automated filtering mechanisms; automates job postings to external boards and news groups; manages a client's recruitment Web site and internal posting and referral programs; handles all administrative details such as interview scheduling and correspondence; and provides an elaborate reporting facility to calculate hiring costs. The technology is hosted by us and runs entirely over the Internet. We believe that we will have an advantage in marketing our staffing services to companies using GTS because of our familiarity with the software and the ease of electronic data interchange with us.

      Our business objectives are to increase our share of the information technology and engineering staffing services market in Canada and the United States, as well as to establish a network of offices throughout such countries which, when linked by means of the Internet, will allow us to provide our customers with an array of information technology and engineering staffing services. The primary components of the our strategy to achieve such objectives are as follows:

o Leverage our customer base to attract and retain highly qualified information technology and engineering professionals;

o     Focus on niche markets;

o Expand into new regional markets by opening new offices or acquiring competitive or complementary companies;

o Continue to utilize the Internet and information technology to provide a competitive advantage; and

o     Develop and promote a managed services practice.

      Our headquarters are located at 55 University Avenue, Toronto, Ontario, Canada M5J 2H7. We were incorporated under the laws of the Province of Ontario, Canada in February 1994. Our telephone number is (416) 364-8800.

                                 THE OFFERING

Common Stock Offered........     1,993,221 shares of common stock. See
                                 "Description of Securities."

Shares of Common Stock
Outstanding ................     3,152,899

Use of Proceeds.............     We will not receive any proceeds from the sale
                                 of the shares of common stock by the selling security holders, although we will receive approximately $2,046,870 if all of the warrants, the underlying shares of which are being registered in this offering, are exercised. See "Use of Proceeds."

Common Stock Trading Symbol      Nasdaq SmallCap Market: "THTH"
                                 Boston Stock Exchange: "ITI"

Risk Factors................     An investment in our common stock involves a
                                 high degree of risk and should be made only after careful consideration of the significant risk factors that may affect us. Such risks include special risks concerning us and our business. See "Risk Factors."

                    SUMMARY COMBINED FINANCIAL INFORMATION

                                                                  Nine Months
                                                                     Ended
                                                                  September 30,
                                           Year Ended             (Unaudited)
                                          December 31,            (Pro Forma)
                                          ------------            -----------

                                      1997           1998            1999
                                      ----           ----            ----

                                     (in thousands except per share data)

Statement of Operations Data

Revenue                           $ 4,704,341     $12,502,560     $27,431,327

Income (loss) from Operations         193,529         466,511         776,735

Net income                            138,408         351,190         657,331

Net income per share                     0.11            0.18            0.24



                                                               Nine Months Ended
                                                                  September 30,
                                               Year Ended         (Unaudited)
                                               December 31,       (Pro Forma)
                                               ------------       -----------

                                                   1998                1999
                                                   ----                ----

                                            (in thousands except per share data)

Balance Sheet Data

Working capital                                   (161,432)          1,042,740

Total Assets                                     4,848,777          17,616,493

Long-term debt                                     846,679             541,816

Total liabilities                                3,062,584          10,241,046

Total stockholders' equity                       1,786,193           7,375,447

                                  RISK FACTORS

      An investment in our common stock involves a high degree of risk. In addition to other information contained in this prospectus, you should carefully consider the following risk factors and other information in this prospectus before investing in our common stock.

Our ability to manage rapid expansion and to integrate our business and the business of Cad Cam, Inc. has not been tested and may not be successful.

      Our recent expansion, which involves the acquisition of Cad Cam, Inc. in September 1999 requires us to integrate Cad Cam, Inc. with our own operations. This acquisition , together with any other acquisitions we may make in the future, will place a substantial strain on our administrative, operational and financial resources. In addition, we may have difficulty in integrating their personnel and operations with ours. To mange our growth, including the integration of our acquisitions, we must implement systems and train and manage our employees. Because we have limited management depth, we may have to employ experienced senior and middle management personnel, and we may not be able to hire or retain qualified personnel.

Our growth will require substantial capital.

      In order to develop our business, both internally and through acquisitions, we will require significant additional funds for the expansion of our sales force and recruiting staff, the introduction of new products and financing our continuing operations. At September 30, 1999, we had working capital of approximately $1,042,740, and we estimate that capital requirements for 2000 will be approximately $2,000,000, although it is possible that we may require significantly more than that amount. Our failure to generate or raise sufficient funds, may require us to delay or abandon some or all of our future expansion plans or expenditures or reduce the scope of some or all of our present operations, which could materially adversely effect our financial condition, results of operations and cash flow. Other than our working capital, our only other source of available funds for our operations is our bank credit line. We cannot assure you that we will have the funds we require for our operations. We cannot predict whether any additional financing will be in the form of equity or debt, or be in another form. We may not be able to obtain the necessary additional capital on a timely basis or on acceptable terms, if at all. In any of these events, we may be unable to implement our current plans. In the event that any future financing should take the form of equity securities, the holders of our common stock may experience additional dilution

Our failure to identify and engage qualified information technology and engineering professionals will adversely affect our business.

      Our business is dependent upon our identifying, hiring and retaining qualified information technology and engineering professionals. If we fail to identify a sufficient number of qualified professionals, our business will be materially and adversely affected. We may have difficulty in meeting our staffing requirements for a number of reasons, including the following:

o information technology and engineering professionals are in high demand worldwide, the demand for such professionals is increasing and turnover in the industry is very high compared with other industries;

o as we seek to expand we will require greater numbers of these professionals; and

o the information technology services market is characterized by rapid technological change, evolving industry standards, changing client preferences and new product and service introductions, which may increase the difficulty in identifying, hiring and retaining qualified professionals.

      Because of the specialized nature of the placement market for information technology and engineering professionals, we are highly dependent upon our ability to identify and place professionals possessing the technical skills and experience required by employers. If we fail to do so, our business will be adversely affected.

Because our information technology and engineering professionals may terminate their employment with us at any time, we may not be able to meet our customers' requirements.

      Because our revenue is dependent upon the number of information technology and engineering professionals we place on assignment, our success depends on our ability to attract and retain qualified professionals with the technical skills and experience necessary to meet our customers requirements. If we are not able to provide our customers with the technical personnel they require, our customers will seek to fill their requirements from other companies. There is intense competition for information technology and engineering professional, both from numerous staffing companies such as us and from companies seeking to meet their own requirements. As a result:

o We must compete with other companies in seeking to employ information technology and engineering professionals, including other staffing companies who are engaged by the same customer as we are.

o We employ the professionals for a specific project on an at will basis, which permits the professional to terminate his or her employment with us on little or no notice.

o The professionals have in the past and may in the future accept assignments from other companies upon completion of their assignments with us.

Because of our relatively small size, we may not be able to compete effectively in our industry.

      The information technology and engineering staffing industry is highly competitive and fragmented and is characterized by low barriers to entry. We compete for potential customers with other providers of information technology and engineering staffing services, systems integrators, providers of outsourcing services, computer consultants, employment listing services, and temporary personnel agencies. Many of our current and potential competitors have longer operating histories, significantly greater financial, marketing and human resources, greater name recognition, a larger base of information technology and engineering professionals and customers and a greater ability to respond quickly to changing customer requirements, which may give such competitors a competitive advantage. We expect that competition will increase, which could result in price reductions and reduced margins, which could materially adversely affect our business, prospects, financial condition and results of operations.

Our expansion strategy may not result in success.

      Our expansion plans depend on our ability to enter new regional markets, expand our existing operations and add additional areas of expertise. This expansion is dependent on a number of factors, including our ability to attract, hire, integrate and retain qualified employees, develop, recruit and maintain a base of qualified information technology and engineering professionals within each regional market and accurately assess the demand for our services in such markets; and initiate, develop and sustain corporate customer relationships. We cannot assure you that we will be able to add qualified employees or enter new regional markets or that our expansion strategy will be profitable to us. Furthermore, our failure to expand into new markets could hinder our ability to attract multinational and other large corporations which could have a material adverse effect on our business, prospects, financial condition and results of operations.

We may be liable for payroll taxes and penalties in Canada because we classify our information technology and engineering professionals providing contract services as independent contractors.

      We treat our information technology professionals providing contract services in Canada as independent contractors rather than employees. Accordingly, we have not withheld payroll source deductions including, Canada Pension Plan, Employment Insurance and Employer's Health Tax and we have not paid the employer's portion of these taxes, and we have not recorded a reserve on our financial statements for such taxes and penalties. If the taxing authorities in Canada determine that they are employees we could be subject to significant taxes and penalties, which could have a material adverse effect upon our financial condition and the results of our operations. In addition, to the extent that we are required to pay these taxes in the future, our gross margin would be reduced to reflect the additional cost of revenue. In the United States, all of our contract service professionals are classified as employees and all relevant employee and employer payroll taxes are withheld.

Our operating results may vary from quarter to quarter, and, as a result, we may fail to meet the expectations of our investors and analysts, which may cause our stock price to fluctuate or decline.

      Our revenue and operating results have fluctuated significantly in the past, and we expect that they will continue to fluctuate significantly in the future due to a variety of factors, many of which are outside of our control. These factors include, among others:

o     the demand for our services;

o our ability to attract and retain both information technology and engineering professionals and customers;

o the timing and significance of new services and products introduced by us and our competitors;

o the level of services provided and prices charged by us and by our competition;

o     unexpected changes in operating expenses;

o changes in the mix of services offered, including the relative contribution of e-business solutions services and information technology consulting to our revenue and gross profit; and

o     general economic factors.

      Since our revenue is derived principally from the services of our professionals, the utilization of our professionals has a direct effect upon our operating results. A substantial portion of our operating expenses is related to personnel costs, marketing programs and overhead, which cannot be adjusted quickly and are therefore relatively fixed in the short term. Our operating expense levels are based, in significant part, on our expectations of future revenues on a quarterly basis, and such expectations may not be met.

      Due to all of these factors and the other risks discussed in this prospectus, you should not rely on period-to-period comparisons of our results of operations as an indication of future performance. Furthermore, if our results of operations fall below the expectations of public market analysts or investors, the market price of our common stock is likely to decline.

Our Web site may not be adequate to meet the growing needs of our business.

      We have developed a Web site for internal communications as well as marketing and recruiting. The satisfactory performance, reliability and availability of our Web site and network infrastructure are and will be critical to our reputation and our ability to attract and retain customers and technical personnel and to maintain adequate customer service levels. Any system interruptions or reduced performance of our Web site could materially adversely affect our ability to attract new customers and technical personnel.

Our Web site may be vulnerable to security breaches and similar threats which could result in our liability for damages and harm to our reputation.

      Despite the implementation of network security measures, our Web site is vulnerable to computer viruses, break-ins and similar disruptive problems caused by Internet users. These occurrences could result in our liability for damages, and our reputation could suffer. The circumvention of our security measures may result in the misappropriation of such proprietary information. Any such security breach could lead to interruptions and delays and the cessation of service to our customers and could result in a decline in revenue and income.

Our software product, GTS, may not work as intended, which could harm our business.

      We are substantially dependent on GTS software, for the day to day operation of our business. We cannot assure you that this software will function as intended or that it will provide us with any competitive advantage. We may not be able to successfully market GTS. Furthermore, if a market develops, GTS software may be used by our competitors and potential customers, which may have the effect of reducing our revenue.

We may be held liable for the actions of our information technology and engineering professionals when on assignment.

      Although our customer agreements disclaim responsibility for the conduct of information technology and engineering professionals provided by us, we may be exposed to liability with respect to actions taken by our information technology professionals while on assignment, such as damages caused by errors of information technology and engineering professionals, misuse of customer proprietary information or theft of customer property. Although we maintain insurance coverage, due to the nature of our assignments, we cannot assure you that the insurance coverage will continue to be available on reasonable terms, if at all, or that it will be adequate to cover any liability as a result of the information technology and engineering professionals being on assignment.

Because we have limited management, we depend upon our senior management, and their loss or unavailability could put us at a competitive disadvantage.

      Our future success will depend to a significant extent on the efforts of our key management personnel, particularly Declan French, our chairman of the board, president and chief executive officer, John A. Irwin, John R. Wilson and Roger Walters, presidents of our subsidiaries. The loss or unavailability of any of these key employees could have a material adverse effect on our business, prospects, financial condition and results of operations. In addition, we believe that our future success will depend in large part upon our continued ability to attract and retain highly qualified recruiters, who often serve as the contact person for our customers. There can be no assurance that we will be able to attract and retain the qualified personnel necessary for our business.

Existing management will retain substantial influence over our operations upon the consummation of this offering.

      Upon the consummation of this offering, our directors and executive officers would will beneficially own approximately 1,762,545 shares, or 52.9% of our common stock. As a result, they will have the ability to elect our directors and determine the outcome of all matters on which stockholders are entitled to vote.

Currency fluctuations may adversely affect our operating results.

      Revenue denominated in Canadian dollars accounted for 39% of our revenue for the nine months ended September 30, 1999, 95% for the year ended December 31, 1998, and 96% for the year ended December 31, 1997. Accordingly, the relationship of the Canadian dollar to the value of the United States dollar may materially affect our operating results. In the event that the Canadian dollar were materially devalued against the United States dollar, our operating results could be materially adversely affected.

Your proportionate ownership interest in us may be diluted upon the conversion of the outstanding shares of Series A 8% Cumulative Convertible Stock and the exercise of the warrants.

      In December 1999, we issued 15,000 shares of Series A Cumulative Preferred Stock and warrants to purchase 475,000 shares of common stock at an exercise price of $3.24 per share in consideration of $1,500,000, which if converted and/or exercised will dilute your proportionate ownership interest in us. The shares of Series A 8% Cumulative Preferred Stock are convertible into shares of our common stock at a conversion price equal to the lesser of (x) 90% of the average closing bid prices of our common stock as reported on the Nasdaq SmallCap Market for the three days immediately preceding December 31, 1999, or
(y) 80% of the average of the three lowest closing bid prices for the ten trading days immediately preceding the conversion of the shares of the Series A Cumulative Preferred Stock. Each conversion and/or exercise will reduce the per share value of your shares of common stock and reduce your proportionate ownership interest in us.

1,895,899 or, 60.1% of our total outstanding shares, are restricted from immediate resale but may be publicly sold in the near future. This could cause the market price of our common stock to significantly, even if our business is doing well.

      As of February 22, 2000, we have had 3,152,899 outstanding shares of common stock, 1,257,000 of which may be resold in the public market immediately. The remaining 60.1%, or 1,895,899 shares, of our outstanding shares will become available for resale in the public market on December 2, 2000. As restrictions on resale end, the market price could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them.

We have not, and do not intend, to pay cash dividends in the foreseeable future.

      We have not paid any cash dividends on our common stock and do not intend to pay cash dividends in the foreseeable future. We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business. Pursuant to our agreement with the Business Development Bank of Canada, we will not pay dividends so long as our loan from the Business Development Bank of Canada remains outstanding. Dividend payments in the future may also be limited by other loan agreements or covenants contained in other securities which we may issue. Any dividend payments which we may make would be subject to Canadian withholding tax requirements. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and be dependent upon our financial condition, results of operations, capital and legal requirements and such other factors as our Board of Directors deems relevant.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      Information in this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by any forward-looking statements. These factors include the risks described in "Risk Factors." Forward-looking statements, which involve assumptions and describe our future plans strategies and expectations, are generally identifiable by use of the words "may," "should," "expect," "anticipate," "estimates," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

                                 USE OF PROCEEDS

      We will not receive any of the proceeds from the sale of shares of common stock owned by the selling security holders, although we will receive approximately $2,046,870 if all of the warrants are exercised. If the warrants are exercised, we will use the net proceeds for the funding of potential acquisitions, working capital and general corporate purposes. All proceeds from the sales of the shares of common stock owned by the selling security holders will be for their own accounts. See "Selling Security Holders."

                           CERTAIN MARKET INFORMATION

      Our common stock began trading on the Nasdaq SmallCap Market on June 2, 1999, when we completed our initial public offering. Our common stock is listed on the Nasdaq SmallCap Market under the symbol "THTH" and on the Boston Stock Exchange under the symbol "ITI". As of February 22, 2000, we had 3,152,099 shares of common stock outstanding. The following table sets forth the high and low bid prices for our common stock as reported on the Nasdaq SmallCap Market. The high and low bid prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

                                                 Common Stock
                                                 ------------
Fiscal 1999                                 High               Low
-----------                                 ----               ---
Third Quarter                            $  5.25             $ 2.813
Fourth Quarter                           $ 4.969             $ 2.938

Fiscal 2000
-----------
First Quarter                            $ 4.438             $ 2.844
(Through February 22,
2000)

      On February 22, 2000, we had 29 holders of record of 3,152,899 outstanding shares of common stock.

      On February 22, 2000, the last sale price of our common stock as reported on the Nasdaq SmallCap Market was $2.938.

                                 DIVIDEND POLICY

      We have never paid or declared dividends on our common stock. The payment of cash dividends, if any, in the future is within the discretion of the Board of Directors and will depend upon our earnings, capital requirements, financial condition and other relevant factors. We intend to retain future earnings for use in our business.

                             SELECTED FINANCIAL DATA

      The following selected statement of operations data is for the period from January 1, 1997 through September 30, 1999. The selected balance sheet data is for the period from January 1, 1998 through September 30, 1999. The statement of operations and balance sheet data for the years ended December 31, 1997 and 1998 is derived from our consolidated financial statements and the related notes included elsewhere in this prospectus audited by Schwartz Levitsky Feldman, llp. The statement of operations and balance sheet for the nine months ended September 30, 1998 and 1997 are based on unaudited information prepared by management on a pro forma basis All information should be read in conjunction with the consolidated and pro forma financial statements and the notes contained elsewhere in this prospectus.

                                                                    Nine Months
                                                                       ended
                                                                   September 30,
                                                                    (Unaudited)
                                          Year ended December 31,   (Pro Forma)
                                          -----------------------   -----------
                                           1997          1998          1999
                                           ----          ----          ----

                                          (in thousands except per share data)

Statement of Operations Data:

Revenue                                $ 4,704,341    $12,502,560    $27,431,327

Income (loss) from Operations              193,529        466,511        776,735

Net income                                 138,408        351,190        657,331

Net income per share                          0.11           0.18           0.24

                                                               Nine Months ended
                                                                  September 30,
                                                Year Ended         (Unaudited)
                                                December 31,       (Pro Forma)
                                                ------------       -----------

                                                   1998                1999
                                                   ----                ----

                                            (in thousands except per share data)

Balance Sheet Data:

Working capital                                    (161,432)           1,042,740

Total Assets                                      4,848,777           17,616,493

Long-term debt                                      846,679              541,816

Total liabilities                                 3,062,584           10,241,046

Total stockholders' equity                        1,786,193            7,375,447

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND
                             RESULTS OF OPERATIONS

      The following discussion and analysis should be read in conjunction with the selected historical financial data, financial statements and notes thereto and the other historical financial information of Thinkpath contained elsewhere in this prospectus. The statements contained in this prospectus that are not historical are forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, including statements regarding Thinkpath's expectations, intentions, beliefs or strategies regarding the future. Forward-looking statements include Thinkpath's statements regarding liquidity, anticipated cash needs and availability and anticipated expense levels. All forward-looking statements included in this prospectus are based on information available to Thinkpath on the date hereof, and Thinkpath assumes no obligation to update any such forward-looking statement. It is important to note that Thinkpath's actual results could differ materially from those in such forward-looking statements.

Overview

      We are a provider of information technology and engineering staffing services in Canada and the United States, supplying qualified information technology and engineering professionals to our customers as independent contractors for short and long-term assignments and for permanent placement within such enterprises. Our customers include financial service companies, software and other technology companies, Canadian and American governmental entities and large multinational companies, including Bank of Montreal, Bell Sygma Inc., Goldman Sachs, Chapters, Lucent Technologies, Cummins Engine, General Motors, Xerox Corporation and American Express. We have recently expanded our operations into the United States through the recent acquisition of Cad Cam, Inc., an Ohio corporation with corporate headquarters in Dayton, Ohio, and offices in Atlanta, Charleston, Chicago, Cincinnati, Columbus, Detroit, Indianapolis, Louisville and Tampa. We intend to continue to develop a network of offices to provide information technology staffing services throughout North America.

      For the year ended December 31, 1997, the year ended December 31, 1998, and the nine months ended September 30, 1999, we derived 96%, 95%, and 39%, respectively, of our revenue in Canada and the remainder in the United States. Our books and records are recorded in Canadian dollars. For purposes of financial statement presentation, we convert balance sheet data to United States dollars using the exchange rate in effect at the balance sheet date. Income and expense accounts are translated using an average exchange rate prevailing during the relevant reporting period. There can be no assurance that we would have been able to exchange currency on the rates used in these calculations. We do not engage in exchange rate hedging transactions. A material change in exchange rates between United States and Canadian dollars could have a material effect on our reported results.

      Our services are generally classified as either contract services or permanent placement services. In the case of contract services, we provide our customers with independent contractors or "contract workers" who usually work under the supervision of the customer's management. Generally, we enter into a time-and-materials contract with our customer whereby the customer pays us an agreed upon hourly rate for the contract worker. We pay the contract worker pursuant to a separate consulting agreement. The contract worker generally receives between 75% and 80% of the amount paid to us by the customer; however, such payment is usually not based on any formula and may vary for different engagements. We seek to gain "preferred supplier status" with our larger customers to secure a larger percentage of those customers' business. While such status is likely to result in increased revenue and gross profit, it is likely to reduce gross margin percentage because we are likely to accept a lower hourly rate from our customers and there can be no assurance that we will be able to reduce the hourly rate paid to our consultants.

      Revenue from contract services is recognized as services are provided. Similarly, expenses for contract services, which usually consist solely of consulting fees paid to contract workers, are recognized as services are provided. For the year ended December 31, 1997, the year ended December 31, 1998, and the nine months ended September 30, 1999, the gross margin on contract services revenue was approximately 23%, 26%, 26%, respectively. Contract services accounted for 79% of revenue and 46% of gross profit for the year ended December 31, 1997, approximately 82% of revenue and 55 % of gross profit for the year ended December 31, 1998 and approximately 92% of revenue and 74% of gross profit for the nine months ended September 30, 1999

      As a result of our acquisition of Cad Cam, Inc., we now perform `internal offerings' or contract services for customers on a project by project basis whereby we will be engaged to complete a particular, specified project. We hire full-time employees to supervise these projects. These projects are billed on a time-and-materials basis or charged a fixed price for the project. If we charge a fixed price for a project, we will be required to estimate the total costs involved in the project and formulate a bid that contains an adequate profit margin. If we are unable to accurately predict the costs of such a project, or the costs of the project change due to unanticipated circumstances, which may be circumstances that are beyond our control, we may earn lower profit margins or suffer a loss on a given project.

      In the case of permanent placement services, we identify and provide candidates to fill a permanent position for its customer. We recognize revenue when the information technology professional commences employment. We perform permanent placement services pursuant to three invoicing policies. Contingency services are engagements in which we are only paid if we are successful in placing a candidate in a position. Contingency exclusive services are similar to contingency services; however, we are the only firm engaged to fill the position. Retained search services are similar to contingency exclusive services, except that we receive a non-refundable portion of the fee prior to performing any services, with the remainder paid if the position is filled. Contingency, contingency exclusive and retained search services accounted for approximately 71%, 18% and 11%, respectively, of our permanent placement services for the year ended December 31, 1997, 80%, 15% and 5% for the year ended December 31, 1998 and 65%, 30% and 5% for the nine months ended September 30, 1999, respectively.

      We calculate gross profit by subtracting the fees paid to contractors from net revenue. We do not attribute any direct costs to permanent placement services; therefore the gross profit margin on such services is 100% of revenue. As a result, the addition of permanent placement revenue to contract services revenue has a significant effect on our gross profit margin as a whole. Permanent placement services accounted for 21% of revenue and 54% of gross profit for the year ended December 31, 1997, 18% of revenue and 45% of gross profit for the year ended December 31, 1998 and 8% of revenue and 26% of gross profit for the nine months ended September 30, 1999.

      We anticipate expanding into new regional markets by establishing new offices or by acquiring or investing in complementary or competitive companies. We have identified three additional acquisition candidates and have executed non-binding letters of intent with respect to such acquisition candidates. We expect the cost of opening and funding a new office to range from $200,000 to $500,000, depending on the size of the office and the costs of doing business in the city in which the office is to be located. Such costs will primarily consist of leasing office space, purchasing or leasing office equipment and computer hardware and other related expenses incurred prior to the commencement of operations in new locations. Such costs also include operating expenses, such as payroll and advertising, which are often incurred prior to such time that the new office is able to generate significant cash flow from operations. The opening of new offices in new regional markets results in increased operating expenses including, but not limited to, salaries, equipment, insurance, marketing and public relations. Senior management also devotes resources to training and management support. Based on the experience of our principals, we expect newly opened offices to become productive within 6 to 12 months of opening. Although there can be no assurance that such expectations will be satisfied, our expectations in terms of productivity for new offices by the 12th month of operations are: 30 contractors and between $30,000 to $50,000 in permanent placement sales per month with annual revenues of approximately $450,000. We have in the past and are likely to utilize acquisitions as an attempt to avoid or limit these costs, but we incur other costs as a result of any acquisitions, including funding the purchase price and expenses related to the integration of operations and training of new employees. With regard to previous acquisitions, integration costs were expensed in the period that they were incurred and we expect to continue to do so with future acquisitions. Our current acquisition targets are small companies which can benefit from our advanced information technology and other operating systems. There can be no assurance that integrating our operations with those of acquired companies will result in improvements in such companies' operations or increased revenue from such operations.

      In April 1998, we acquired all the issued and outstanding capital stock of Systemsearch Services Inc. and Systems PS Inc. from John R. Wilson for aggregate consideration $100,007 and 174,551 shares of our common stock. Systems PS Inc. is inactive but holds certain assets utilized by Systemsearch Consulting Services Inc. in its operations. The acquisition was effective as of January 2, 1997. Declan French, our President and Chairman of the Board, participated in the management of Systemsearch Consulting Services Inc. We shared data and operating information systems with Systemsearch Consulting Services Inc. during the year ended December 31, 1997. Accordingly, our Consolidated Financial Statements incorporate the operations of Systemsearch Consulting Services Inc. since January 1, 1997.

      On May 19, 1998, we completed the acquisition of all the issued and outstanding shares of capital stock of International Career Specialists Ltd. for $303,555 in cash and 130,914 shares of our common stock to John A. Irwin, who was not affiliated with us prior to this acquisition. In connection with the acquisition, International Career Specialists Ltd. made a distribution to Mr. Irwin of certain of its assets that were not necessary for the operation of the business. The transaction was effective as of January 1, 1998. Declan French and some of our other officers participated in the management of International Career Specialists Ltd. during the year ended December 31, 1998. Accordingly, our Consolidated Financial Statements incorporate the operation of International Career Specialists Ltd. since January 1, 1998.

      In November 1998, we completed the acquisition of certain assets of Southport Consulting, Inc. from Mr. Michael Carrazza for $50,000 in cash and 40,000 shares of our common stock.

      On September 16, 1999, we completed the acquisition of all the issued and outstanding capital stock of Cad Cam, Inc., an Ohio corporation, for an aggregate of $3,000,000 in cash, $1,500,000 pursuant to a promissory note and $1,500,000 worth of our common stock to be issued to Roger Walters, Cad Cam, Inc.'s president. As part of the transaction, we entered into an employment agreement with Mr. Rogers pursuant to which Mr. Walters will serve as the president of Cad Cam, Inc. and our executive vice president for a period of 2 years at an annual salary of $200,000 per year. Mr. Walters was also elected to serve as one of our directors. The share purchase agreement was executed on September 16, 1999 and the transaction was effective as of January 1, 1999. Mr. Walters was not affiliated with us prior to the acquisition.

      Each acquisition was accounted for using the purchase method of accounting, which requires that the purchase price be allocated to the assets of the acquired entity based on fair market value. In connection with the acquisitions of Systemsearch Consulting Services Inc., International Career Specialists Ltd., certain assets of Southport Consulting, Inc. and all of the issued and outstanding stock of Cad Cam, Inc. we recorded $434,657, $851,763, $100,000, and $6,000,000 respectively, in goodwill, which is being amortized over thirty years in accordance with generally accepted accounting principles as applied in the United States.

Results of Operations

      The following table presents certain of our financial data as a percentage of our revenue based on information derived from our financial statements.

                                                                    Nine Months
                                                                      Ended
                                               Year Ended,         September 30
                                               December 31,        (unaudited)
                                           ------------------       (pro forma)
                                           1997          1998          1999
                                            ---           ---           ---
Sales ..................................    100%          100%          100%
Contractor Costs .......................     61%           61%           68%
Gross profit ...........................     39%           39%           32%
Operating Expenses .....................     34%           36%           29%
Income from operations .................      4%            4%            3%
Net income .............................      3%            3%            2%

The Nine Months Ended September 30, 1999 Pro Forma Compared to the Nine Months Ended September 30, 1998 Pro Forma

      Revenue. Revenue for the nine months ended September 30, 1999 pro forma increased by $2,862,878 or 11.7%, to $24,568,449, as compared to $8,756,482 for the nine months ended September 30, 1998. The increase is due to an increase in the volume of contract services. Revenue from contract services and permanent placement services accounted for 92% and 8%, respectively, of revenue for the nine months ended September 30, 1999 pro forma as compared to 90% and 10%, respectively, for the nine months ended September 30, 1998 pro forma.

      Contractor Costs. Contractor costs for nine months ended September 30, 1999 pro forma increased by $2,400,868, or 14.7%, to $18,699,410, as compared to $16,299,342 for the nine months ended September 30, 1998 pro forma. This increase was due to the increased volume of contract services.

      Gross Profit. Gross profit for the nine months ended September 30, 1999 pro forma increased by $462,810, or 5.6%, to $8,731,917, as compared to $8,269,107 for the nine months ended September 30, 1998 pro forma. This increase was attributable to the aforementioned increase in revenue during nine months ended September 30, 1999 pro forma. As a percentage of revenue, gross profit decreased from 34% for the nine months ending September 30, 1998 pro forma to 32% for the nine months ending September 30, 1999 pro forma. This decrease was a result of the decline in permanent placement sales and the dramatic increase in contract sales, primarily due to the acquisition of Cad Cam, Inc.

      Operating Expenses. Operating expenses for the nine months ended September 30, 1999 pro forma increased by $378,071, or 5%, to $7,955,183, as compared to $7,577,166 for nine months ended September 30, 1998 pro forma. This increase was primarily attributable to the increase in administrative expenses at the corporate level to support the increasing number of locations and volume of transactions. As a percentage of revenue however, operating costs decreased from 34% for the nine months ended September 30, 1998 pro forma to 29% for the nine months ended September 30, 1999 pro forma.

      Accounts Receivable. We had accounts receivable of $6,048,721 for the nine months ended September 30, 1999 pro forma as compared to $6,508,794 for the nine months ended September 30, 1998 pro forma. Accounts receivable represented 22% of revenues for the nine months ended September 30, 1999 pro forma as compared to 26% for the months ended September 30, 1998 pro forma.

      Net Income. Net income for the months ended September 30, 1999 pro forma increased by $526,808, or 404% to $657,331 as compared to $130,523 for the months ended September 30, 1998 pro forma due to, among other things, the reasons enumerated above.

Year Ended December 31, 1998 Compared to the Year Ended December 31, 1997

      Revenue. Revenue for year ended December 31, 1998 increased by $7.8 million, or 166%, to $12.5 million, as compared to $4.7 million for the year ended December 31, 1997. The increase is primarily attributable to the acquisition effective January 1, 1998 of International Career Specialists Ltd., which had sales of $4.38 million for the year ended December 31, 1998. Also contributing to the increase was an increase of $530,000 in the sales of Systemsearch Consulting Services Inc. as a result of improvements in operations since it was acquired by us effective January 2, 1997, and growth in the contract sales in our Toronto office. Revenue from contract services and permanent placement services accounted for 82% and 18%, respectively, of revenue for the year ended December 31, 1998 as compared to 79% and 21%, respectively, for the year ended December 31, 1997.

      Contractor Costs. Contractor costs for the year ended December 31, 1998 increased by $4.7 million, or 163%, to $7.6 million, as compared to $2.9 million for the year ended December 31, 1997. This increase was due to the increased volume of contract services. As a percentage of revenue from contract services, contractor costs decreased from 77% as a result of a higher margin mix of contractors placed.

      Gross Profit. Gross profit for the year ended December 31, 1998 increased by $3.1 million, or 170%, to $4.9 million, as compared to $1.8 million for the year ended December 31, 1997. This increase was attributable to the aforementioned increase in revenue during the year ended December 31, 1998. As a percentage of revenue, gross profit increased to 39.2% for the year ended December 31, 1998 as compared to 38.6% for the year ended December 31, 1997. This increase was due to the slight decrease in the percentage of revenue which was derived from contract services.

      Operating Expenses. Operating expenses for the year ended December 31, 1998 increased by $2.8 million, or 173%, to $4.4 million, as compared to $1.6 million for the year ended December 31, 1997. This increase was primarily attributable to increases of $1,861,553 in selling expenses and $980,934 in administrative expenses at International Career Specialists Ltd. during the year ended December 31, 1998. Administrative expenses at the Thinkpath Division also increased as we expanded its infrastructure to support operations from multiple locations and operated additional offices. As a percentage of revenue, operating costs increased to 36% for the year ended December 31, 1998 from 34% for the year ended December 31, 1997 due to an increase in the number of locations and volume of transactions.

      Accounts Receivable. We had accounts receivable of $2,184,783 for the year ended December 31, 1998, as compared to $791,427 for the year ended December 31, 19997. Accounts receivable represented 17.5% of revenues for the year ended December 31, 1998 as compared to 16.8% in the year ended December 31, 1997.

      Net Income. Net income for the year ended December 31, 1998 increased by $212,782, or 154% to $351,190, as compared to $138,408 for the year ended December 31, 1997 due to, among other things, the reasons enumerated above.

Liquidity and Capital Resources

      Our primary sources of cash and cash flow from operations, a credit line from Toronto Dominion Bank, our initial public offering and proceeds from the December 1999 private placement.

      At September 30, 1999 pro forma, we had cash of $1,338,284 and working capital of $1,042,740. During the nine months ended September 30, 1999, we had a cash flow deficiency from operations of $1,049,726, due primarily to a large increase in accounts receivable. At September 30, 1998 pro forma we had cash and cash equivalents of $231,200, and working capital of $765,914.

      At December 31, 1998, we had cash of $0 and a working capital deficiency of $161,000. During the year ended December 31, 1998, we had a cash flow deficiency from operations of $45,938, due primarily to an increase in accounts receivable of $1,393,356, which was partially offset by net income of $212,782 and an increase in accounts payable of $1,393,356. The increase in accounts receivable is primarily due to the increase in revenue for the year ended December 31, 1998 as compared to the year ended December 31, 1997. At December 31, 1997, we had cash and cash equivalents of $9,860, and a working capital deficiency of $46,933. For the year ended December 31, 1997, we had a cash flow deficiency from operations of $70,429, due primarily to an increase in accounts receivable of $577,000, which was partially offset by increase in accounts payable of $317,000 and net income of $138,000.

      For the year ended December 31, 1998, we had cash flow from financing activities of $1,708,362, attributable primarily to proceeds of $1,075,252 from the issuances of shares of our common stock. For the year ended December 31, 1997, we had cash flow from financing activities of $250,000 attributable primarily to the increase in notes payable and bank indebtedness.

      Our arrangement with the Toronto-Dominion Bank, which was revised in October 1998, allows for an operating line, payable on demand, of up to $650,00. At December 31, 1998, there was $701,234 outstanding on this line. As of December 31, 1998, we had a total of $656,983 due to the Business Development Bank of Canada pursuant to five separate loans.

      During the year ended December 31, 1998, we had a cash flow deficit from investing activities of $1,763,545, primarily attributable to the aforementioned acquisition of International Career Specialists Ltd. During the year ended December 31, 1997, we had a cash flow deficit from investing activities of $184,000, primarily attributable to the aforementioned acquisition of Systemsearch Consulting Services Inc.

      During the fourth quarter of 1997, we experienced a financial loss of $7,000. This loss was a function of two issues relating to operations. In October 1997, we had begun operations in a New York office and incurred approximately $67,000 of expenses relating to the start-up. While this type of expense is a re-occurring item with each office opening, the costs will vary depending upon the size and location of each new office. The second issue relates to significant management time, commitment and effort invested in the development of HR Workbench and AppTracker software programs. These are key strategic initiatives for the Internet oriented nature of our operations.

      We have entered into employment and consulting agreements with certain of our key employees. These agreements provide for significant salaries and/or bonuses based on our and/or certain of our divisions' financial performance. These agreements could affect our liquidity.

      We believe that cash flow from operations, our bank lines of credit, together with the proceeds from the offerings on December 31, 1999 and on June 2, 1999, will be sufficient to satisfy our working capital needs for at least the next eighteen months.

Year 2000 Preparation

      Many computer systems and software products worldwide and throughout all industries will not function properly, unless upgraded, in the year 2000, due to a once common programming standard that represents years using two-digits. This is the "Year 2000 problem" that has received considerable media coverage. We believe that we are Year 2000 compliant with respect to our internal systems, including our GTS software.

Seasonality

      We experience a minor decrease in contract billings in the second half of December as workers take their holidays; there also tends to be a sluggish start to new billings in January due to lack of hiring momentum from managers newly returned from holidays. Beyond these two instances, we do not experience much seasonal fluctuation in our level of business.

                                    BUSINESS

Overview

      We are a provider of information technology and engineering staffing services, in Canada and the United States, supplying qualified information technology and engineering professionals to our customers as independent contractors for short and long-term assignments and for permanent placement within such enterprises. Our customers include financial service companies, software and other technology companies, Canadian and American governmental entities and large multinational companies, including Bank of Montreal, Bell Sygma Inc., Goldman Sachs, Chapters, Lucent Technologies, Cummins Engine, General Motors, Xerox Corporation and American Express. We have recently expanded our operations into the United States, through among other things, our September 16, 1999, acquisition of Cad Cam, Inc., and intend to develop a network of offices to provide information technology and engineering staffing services throughout North America.

      We have focused on the recruiting of quality information technology and engineering professionals. We utilize established testing methods to ensure that our professionals are properly qualified. We also review candidates' technical backgrounds and conduct preliminary interviews prior to referring candidates to our customers. By attracting the most qualified information technology professionals, we believe that we will be able to attract high quality customers who require the services of such professionals.

      Since inception, we have pursued a strategy of developing and utilizing technology that we believe will provide us with a competitive advantage. As a result, we believe that one of our primary competitive strengths is our utilization of technology. We maintain a database of more than 50,000 information technology and engineering professionals and advertise on the Internet to attract both candidates and customers. We have developed a recruitment management product called GTS. GTS is a Web-based recruitment technology, which automates and electronically manages every step of the recruitment and hiring process.

      GTS reduces resume overload by prescreening candidates with automated filtering mechanisms; automates job postings to external job boards and news groups; manages a company's recruitment Web site and internal posting and referral programs; handles all administrative details such as interview scheduling and correspondence; and provides an elaborate reporting facility to calculate hiring costs. The technology is hosted by us and runs entirely over the Internet. We believe that we will have an advantage in marketing our staffing services to companies using GTS because of our familiarity with the software and the ease of electronic data interchange with us.

      We were incorporated under the laws of the Province of Ontario, Canada in 1994.

Industry Background

      The staffing industry has experienced significant growth in recent years in response to the increased popularity of outsourcing of many staffing requirements. This growth has been driven by employers who have sought to convert personnel costs from fixed to variable in nature by reducing their permanent staff and supplementing their workforce with contract employees for specific projects, peak work loads and other needs. The use of flexible staffing services has allowed employers to improve productivity, outsource specialized skills and avoid the negative effects of layoffs. This trend has accelerated with the pace of technological change and greater global competitive pressures. Regulations governing employee benefits, insurance and retirement plans, as well as the high cost of hiring, laying off and terminating permanent employees, have prompted many employers to take advantage of the flexibility offered through contract staffing arrangements. According to the Staffing Industry Report, a leading industry publication, revenue for the year ended December 31, 1997 for information technology staffing services in the United States is estimated to have been $14.8 billion, a 27% increase over such revenues for the year ended December 31, 1996. According to an 1998 IDC Canada survey, an independent Canadian industry publication, the Canadian Information Technology services industry grew by more than 11% in 1997, reaching CDN$11.5 billion in revenues, an increase of 11.5% over such revenues for the year ended December 31, 1996, and is expected to grow at a compounded annual rate of 12.1% through 2001.

      The high technology industry as a whole continues to experience substantial growth as constant innovations, such as open and distributed computing, client/server technology, the Internet, relational databases and object-oriented programming, shortens product lifecycles and accelerates the demand for computer-related products. These trends, combined with the intense competition faced by high technology companies, have put considerable pressure on such companies to shorten the time-to-market of their products. The development of these next generation products often requires highly specialized technical talent which may not be available internally. This need for information technology professionals is particularly critical during the period prior to the release of new software or hardware products. As a result, these high technology companies are frequently utilizing supplemental sources of information technology professionals with expertise in current technologies.

      As new technologies are developed and introduced, businesses are attempting to integrate and implement these technologies into their already complex information technology systems. As these systems are being deployed on an enterprise-wide basis and on multiple hardware and software platforms, the process of systems design and implementation has become more complex. As a result, businesses are forced to find qualified information technology professionals to design, develop, deploy and maintain their systems. Frequently, however, qualified information technology professionals do not exist internally or it may be impractical to redeploy and retrain internal personnel. Consequently, these businesses are increasingly seeking to augment their staffs with information technology professionals skilled in the management and operation of such systems.

      We believe that the growth of the Internet is likely to contribute to the demand for information technology professionals. North American companies are increasingly establishing or maintaining a presence on the Internet. Although many companies outsource to Web site maintenance companies, others retain direct control of their Web sites and may utilize contract workers to establish and maintain such sites.

      Despite increased demand for information technology professionals, there is a shortage of information technology professionals proficient in the most current computer languages and applications. According to the Information Technology Association of America, recent studies indicate that the United States has a shortage of approximately 346,000 information technology professionals. According to a study performed by the KPMG/CATA Alliance, Canada has a shortage of between 20,000 and 30,000 information technology professionals. The studies also suggest that the shortfall is growing. Due to the high demand for their services, many information technology professionals have a variety of opportunities in the job market and an increasing number are attracted to the benefits of working on a contract basis. Such benefits include more flexible work schedules and the opportunity to work with emerging and challenging technologies in a variety of industries.

      We believe that to address their increasing demand for contract and permanent information technology and engineering professionals, both research and development departments of technology companies and information technology departments of large corporations are turning to information technology and engineering staffing companies to augment their existing operations. Technology-dependent companies are increasingly utilizing outside consultants to: (i) meet critical production deadlines; (ii) focus on their core business and avoid devoting valuable time to the recruiting and hiring processes; (iii) access specialized technical skills; (iv) better match staffing levels to current needs; and (v) reduce the costs of recruiting, training and terminating employees.

Business Strategy

      Our business objectives are to increase our share of the information technology and engineering staffing services market in Canada and the United States, as well as to establish a network of offices throughout such countries which, when linked by means of the Internet, will allow us to provide our customers with an array of information staffing services. The primary components of our strategy to achieve such objectives are as follows:

Leverage Client Base to Attract and Retain Highly Qualified Information Technology and Engineering Professionals

      A key element of our success has been our ability to attract and retain highly qualified information technology and engineering professionals. We believe that the primary reason that we can attract such professionals is due to our high quality customer base, which allows us the opportunity to identify and deliver high quality assignments involving leading-edge technologies. Additionally, we believe that we have developed a reputation among information technology professionals for efficient and high quality placements by focusing on an information technology professional's particular field of technical specialization and providing access for information technology professionals to cash compensation levels comparable to, or higher than, that of similarly skilled, full-time employees.

      As our high quality clients have allowed us to attract a large number of qualified information technology and engineering professionals, our database of information technology and engineering professionals, in turn, has allowed us to increase our number of clients. We believe that this cyclical phenomenon in the recruiting business creates the opportunity for significant growth it expands and implements the other facets of our business plan.

Focus on Niche Markets

      We believe that our expertise in the information technology and engineering industry provides us with a competitive advantage over recruiting firms that do not utilize information technology specialists in their recruiting. The Staffing Report On-Line, an on-line magazine for the employment and temporary service industry, views the information technology staffing business as distinctly different from traditional staffing businesses. Our recruiters follow information technology industry trends, are usually knowledgeable in the information technology and engineering areas and have access to our databases of information technology and engineering professionals, all of which enables them to provide their customers with candidates who will satisfy a particular client's requirements.

      We believe that developing niche specialties will enhance our reputation as a whole and create opportunities for us to establish relationships with new customers who then may utilize us to locate information technology professionals with other skills.

Expand into New Regional Markets

      As opportunities arise, we intend to expand into certain markets by means of acquisition, but believe that most expansion will come from the establishment of new offices. We intend to establish such offices by hiring experienced recruiters familiar with the local markets and providing them access to our existing group of information technology professionals and customers by means of the Internet. By hiring local recruiters, we believe that we will be able to attract local clients and information technology professionals who may not have been previously familiar with us. We believe that such recruiters will find us to be an attractive place to work because of our existing relationships with multinational and other large corporate clients, our good reputation among information technology professionals, our quality information technology system and our incentive based compensation package which will generally combine base salary, bonuses, commissions and incentive stock options.

      Where we deem it more cost effective, or when a particular acquisition candidate will provide us with a competitive advantage, we may enter a new regional market by acquiring an existing information technology staffing company. We intend to focus on small acquisition targets who will be able to benefit from our strong information technology and operating systems.

Continue to Utilize the Internet and Information Technology

      We believe that our use of technology provides us with a competitive advantage over many of our competitors. We utilize our GTS software to operate our database and allow recruiters to use a query-based system that matches the skill set and employment preferences of the information technology professionals with the needs of the customer. This system also tracks other information, such as average salaries of a particular position, which enables us to provide valuable advice to its clients in selecting the proper information technology professional. Our information technology professional database and recruiting software is available to our employees in other cities through our fully secure Intranet system. For example, a recruiter in a new office in Austin, Texas could have complete access to our information technology in Toronto, Ontario. We believe that this will enable us to open new offices that are quickly ready to provide services to customers without incurring significant information technology start-up costs. In smaller markets, we intend to utilize our information technology system to create lightly staffed "virtual offices" that rely on our Toronto, Ontario office for all administrative and many operating functions.

      We utilize the Internet to promote our services and to provide information technology and engineering professionals with a complete listing of available employment opportunities. Information technology and engineering professionals can e-mail their resumes to our recruiters and, by completing an on-line form, enter themselves into our database

      We have developed a recruitment management product called GTS. GTS is a Web-based recruitment technology which automates and electronically manages every step of the recruitment and hiring process. GTS reduces resume overload by prescreening candidates with automated filtering mechanisms; automates job postings to external job boards and news groups; manages a company's recruitment Web site and internal posting and referral programs; handles all administrative details such as interview scheduling and correspondence; and provides an elaborate reporting facility to calculate hiring costs. The technology is hosted by us. and runs entirely over the Internet.

Develop and Promote a Managed Services Practice

      We intend to form a team of consultants who will aid our customers in determining their information technology staffing needs. We believe that this will provide us with a competitive advantage when compared with traditional recruiting firms. Furthermore, we believe that Managed Services could provide us with an additional source of revenue, which could be particularly important if companies utilize GTS and Internet sources to reduce their reliance on recruiting firms.

Capitalize on Year 2000 and Other Opportunities

      Due to a once-common programming standard that represents years using two-digits, many computer systems and software products, unless upgraded, may not function properly in the year 2000. The problem may result in the inability of computer systems to properly recognize date-sensitive data and may result in the production of erroneous information or system failure.

      Many companies rely on contract workers to review their computer systems and make necessary changes to avoid the potential Year 2000 problems. Contract workers are ideal for this task because it is likely to be a time consuming and complicated, yet temporary, project. We will continue to exploit the Year 2000 issue as an opportunity to develop additional customer relationships and to expand the scope of our contract work on a project-by-project basis.

      We believe that computer systems will require modifications to be able to properly record data changes and companies may rely on contract workers and consulting teams to implement these changes. We have been and intend to continue to capitalize on the need for a quick response to such provisions by assembling teams of specialists to address such problems which we intend to use as an opportunity to establish additional customer relationships.

      As the state of the economy fluctuates, so too do expenditures on new information technology systems. This is particularly true of the financial services industry, where there is a higher amount of discretionary spending for information technology systems. We have guarded against being adversely affected by a curb in spending from the financial services sector by diversifying our client base to include manufacturing, distributing and telecommunications firms, and software companies.

      We have been focusing our infrastructure development and marketing initiatives on niche market areas, such as enterprise resource planning and network management. We believe that by doing so, we have positioned ourselves in the lowest possible risk sector for market fluctuations.

Contract Services

      Our contract services revenue is derived from time and materials contracts in which we supply a contract worker to perform under the supervision of the client. Our contract services generally consist of providing contract workers to customers for short and long term assignments. These assignments generally last from three to twelve months, but can sometimes last much longer. The assignments may be for specified projects or general information technology consulting work. Although we currently bill the clients only on a time and materials basis at an agreed upon hourly rate, in the future it may assemble teams that will perform projects for an agreed upon fixed price for the project. We pay the contract worker an agreed upon rate, pursuant to our standard consulting services agreement. The contract worker generally receives between 75% and 80% of the amount paid to us by the customer, however such payment is usually not based on any formula and may vary for different engagements. This agreement, which is terminable by us at any time, obligates the contract worker to provide notice prior to leaving the position, contains a confidentiality clause, and prohibits the worker from going to work directly for the customer for a period of six months from the date that the worker no longer works for such customer without our consent of. At September 30, 1999, approximately 450 contract workers placed by us were performing services for our customers.

      We intend to increase the amount of project services work we are doing by assembling teams specializing in particular projects, such as Year 2000 problem resolution. In the future, we may hire project leaders as salaried employees to lead teams of consultants on certain projects. We believe that this will enable us to earn higher margins on our project work. Furthermore, such teams would enable us to market ourselves as a full-service provider of information technology and engineering staffing services with a wide array of services that can be tailored to meet a customer's particular needs.

Permanent Staffing Placement Services

      Our permanent placement services generally consist of the placement of an information technology or and engineering professional in a position for our customers. We identify and provide candidates to our customers who our recruiters believe, based on our data, have the technical skills and job interest to best satisfy the requirements of the position. We recognize revenue when the information technology or engineering professional commences employment. However, we are required to find a replacement free of charge if the employee does not remain in the position for at least ninety days. This placement fee is usually structured as a percentage of the information technology or engineering professional's first-year annual compensation. This percentage ranges from 20% to 30%, although we expect to reduce the fee to 10-15% for customers utilizing our Internet technology because those placements will require less time and input from our recruiters. Salaries for the information technology and engineering professionals that we place generally range from $45,000 to $150,000.

      We perform permanent placement services pursuant to three invoicing policies. Contingency services are engagements in which we are only paid if we are successful in placing a candidate in a position. Contingency exclusive services are similar to contingency engagements, however, we are the only firm engaged to fill the position. Retained search services are similar to contingency exclusive services, except that we receive a non-refundable portion of the fee prior to performing any services, with the remainder paid if the position is filled.

Sales and Marketing

      Our primary target markets are software, telecommunications, manufacturing and engineering and other technology companies, financial service companies and multinational and other large corporations. We maintain a database of human resource administrators and information technology department heads at these firms and utilize our sales forces to build relationships with these individuals by stressing the quality of information technology professionals that we recruit. As we expand into new regional markets we intend to hire local sales people who are familiar with local customers. Because many of our customers maintain offices in more than one city, we believe that we will have an advantage in establishing relationships with these additional offices as we expand into new regional markets.

      We market our services via the Internet. We are in the process of upgrading our Web site, which previously has been used primarily as a tool to advertise job opportunities to information technology professionals and to promote our services to our customers. We also utilize traditional advertising outlets and trade shows to promote our services to potential customers.

Customers

      We provide staffing services to customers in a wide array of industries. Software development, telecommunications, manufacturing and engineering, and other technology companies utilize our services to locate programmers in the development of new products. We also provide services to financial services companies, such as Bank of Montreal and Goldman Sachs, which are extremely reliant on their information technology systems. Large consulting firms, such as Deloitte & Touche Tohmatsu, are also beginning to utilize us to meet their need for information technology professionals.

      Our customers include the Fortune 1000 companies, such as American Express Company. We believe that we will be able to provide services to other multinational and large companies and expand services provided to these existing customers by expanding into new regional markets. These multinational and other large companies have indicated to us that they desire to use fewer suppliers to meet their needs and we believe that we will be able to utilize relationships in one market to establish relationships with such companies in other markets. Additionally, we believe that our high profile customer base provides us credibility when pursuing other customers. The following is a list of certain of the larger companies who utilize our services.

Financial Services                 Software, Technology and Telecommunications
------------------                 -------------------------------------------

American Express                   Bell Sygma Inc.
Bank of Montreal                   Bell Canada
CIBC Wood Gundy                    Lucent Technologies
Goldman Sachs                      SHL Systemhouse Co.
Toronto Stock Exchange             Star Data Systems, Inc.

Government and Educational         Other
--------------------------         -----
Government of Canada               General Motors
Government of Ontario              Cummins Engine
                                   Deloitte & Touche
                                   National Grocers Co. Ltd.
                                   Chapters
                                   Xerox Corporation

      As is common in the staffing industry, we do not have long-term written contracts with most of our customers. We, however, generally enters into a standard form agreement with our customers that indicates which parties are responsible for taxes and other expenses, and provides that all intellectual property and other proprietary information will remain confidential and the property of the customer. Some customers, such as the Canadian government, Dow Jones and CIBC Wood Gundy Securities Inc., require us to use another form of agreement which is similar in all material respects to our standard form. With certain clients, most significantly, Bank of Montreal, we enter into an agreement allocating other responsibilities, such as the supervision of the information technology professionals we recruit. Other customers, such as Bell Sygma Inc., enter into annual contracts with us pursuant to which we will supply contract workers during the year as required by the customer at fees to be negotiated.

Strategic Alliances

      We intend to utilize strategic alliances to promote our staffing services. We may enter into arrangements with consulting firms to staff major information technology projects. Alternatively, we may enter into arrangements with software companies whereby our contract workers will be trained to perform customer support services. Lastly, we may enter into agreements with other staffing companies in geographic regions in which we do not intend to expand. Such arrangements will allow us to provide our existing large corporate clients with services in areas where we not familiar with the local market. Currently, we are not a party to any agreements to enter into arrangements such as these, and there can be no assurance that we will find entities with which to enter into strategic alliances on terms acceptable to us, or at all.

Recruiting

      We believe that our technology and experienced recruiting staff of 56 individuals enables us to recruit qualified information technology professionals whose skills match the needs of our customers. Many of our recruiters have strong information technology backgrounds and are required by us to take a two-week training course when hired by us. We maintain a database of over 50,000 information technology and engineering professionals. Our recruiters maintain ongoing relationships with certain information technology professionals and are aware of their particular skills and employment status. Using our database and our recruiters' knowledge of available information technology professionals, we are often able to quickly locate a number of suitable candidates for a position, which is particularly important for positions in which we do not have an exclusive engagement. The database also contains reference and employment history information which accelerates the screening process.

      We test the computer skills of all of our information technology professionals utilizing TeckChek software. This software provides recruiters with a consistent rating system and a reliable method of evaluating candidates, which aids recruiters in matching candidates with positions requiring their skill set. This software also allows us to provide evidence to our customers that potential employees have sufficient technical skills. Additionally, we screen candidates by telephone and in-person interviews and by reference checks.

      If we are unable to locate suitable candidates for a position by means of our databases, we may utilize advertisements in newspapers and trade magazines. We often prepare and place advertisements on behalf of our clients. We have been approved by the Canadian Newspaper Association as an advertising agency, which allows us to earn a commission on any advertisements we place. Additionally, we post job openings on our Web site and invite information technology professionals to submit their resumes to us by e-mail.

      We intend to recruit information technology and engineering professionals from other countries, such as Singapore and India, where there are a number of information technology and engineering professionals and the job opportunities are inferior to those in North America. United States and Canadian immigration laws contain preferences for immigrants who can fill skilled labor positions for which there is a shortage of native applicants.

      We believe that turbulent economic and political situations in other parts of the world, as well as the general lack of opportunities for top information technology professionals in countries such as Russia and India, make Canada and the United States an appealing choice for immigration. According to a recent KPMG/CATA Alliance High Tech Labor Survey, there is a shortage of information technology workers in Canada. Bringing in foreign workers helps to alleviate this shortage. The Canadian government, in recognition of this fact, has relaxed entrance requirements for information technology and engineering professionals, allowing such workers to enter the country more quickly than ever before.

      We are dedicated to maximizing the value of overseas recruitment through a variety of methods. The first is through the extensive use of the Internet and our Internet-based product, GTS. By using a combination of our Web site and e-mail, we are able to communicate with information technology professionals around the globe, making them aware of the opportunities we have available, and discuss immigration options.

      Internally, we have built a knowledge base around the particular issues of bringing information technology workers to Canada. We have also been building a library of information about the legal technicalities surrounding work visas and immigration for Canadian workers migrating to the United States. To complement this knowledge that we are building internally, we have also developed strategic relationships with legal counsel specializing in immigration and visa issues.

      Another strategy we are employing in the area of foreign recruitment is the establishment of lightly staffed virtual offices in different parts of the world. Recruiters with country-specific contacts and knowledge are given access to our database and job postings. They then carry this information into the field where they screen and select foreign candidates who they feel would be appropriate for the opportunities that we have available. We then take these pre-screened candidates and continue with the evaluation process.

Information Technology and the Internet

      We have established an extensive information technology system which we believe provides us with a competitive advantage over less technologically advanced competitors. The primary components of our information technology system and our use of technology are described below.

The GTS Software

      GTS is an Internet-based software application that is used by us in the administration and tracking of internal processes relating to the recruitment and placement of information technology professionals. GTS is a query based software program that allows our recruiters to locate the information technology professional in our database with the technical skills and job interests that best satisfy the requirements of the position that we are attempting to staff. This system also tracks other information, such as average salaries of a particular position, which enables us to provide valuable advice to our clients in selecting the proper information technology professional. The software also incorporates our database of over 50,000 information technology professionals. We continually update our database and occasionally accesses other databases of information technology professionals that are available for sale or over the Internet. GTS allows information entered into the database by our employees, or directly by an information technology professional by means of the Internet, to be shared by all of our recruiters and salespeople.

      The GTS software is designed to aid a human resources department in performing numerous recruitment tasks, such as scheduling interviews and evaluating candidates. The software has a feature that allows a human resources department to have a description of any job openings sent automatically to selected e-mail addresses, such as those of recruiting firms or previous applicants. Statistics about the recruitment process, including the costs and expenses, are tabulated in various databases. Additionally, the software allows the human resource department to compile their own database of prospective employees and contract workers.

      Traditionally, recruiters acquire new candidates using as many sources as possible. Normally the number of sources would be limited to the recruiting office's ability to handle the logistics of communicating job specifications to those sources and handling the incoming responses. Therefore, their ability to hire quality information technology candidates is directly related to the size of the group of candidates they can attract and the speed with which they can assimilate, contact, interview, evaluate, file for future use and/or hire those candidates.

      The process, through which recruiters post or communicate job specifications to applicant sources, is fully automated. Once the hiring manager and the recruiter have constructed the job specification using GTS, they use GTS Broadcast facility to communicate this job specification to all designated sources. With a click of the mouse the recruiter defines and chooses the broadcast strategy. The information can be communicated/posted simultaneously and automatically to appropriate employment agencies, web news groups, Web job posting sites, archived candidates, internal candidates (as per policy) and personal referral sources.

      GTS consolidates and automates the communication process for all sources. Each unique information source is provided with a web interface. All out-going and in-coming communications/applications are managed using this web interface. No specialized client software is required. All transactions are initiated through a web browser. Recruiters, hiring managers and applicants now use a common medium for communication. This type of common-interface messaging reduces significantly the reliance on hard-copy mail, phone communication and fax transmission. Additionally, a Web site address is provided for all candidates that are informed of the job requirements by means of trade journals or newspapers. This further centralizes the incoming applicant response.

      GTS development program was launched as a result of the positive response observed during its first test-marketing session. A working prototype was demonstrated at the annual Human Resources Professional Association Conference in Toronto, Ontario in February 1998. We performed more than forty one-on-one demo sessions with companies, currently, the product is being test marketed by the human resources departments of two of our customers. The first customer is the Toronto Stock Exchange, which is viewed as a Canadian leader in the development and deployment of application software. We believe that we will be able to provide assistance in the marketing of the software as a result of its existing relationships with management in the human resources and information technology departments of our customers, although there can be no assurance thereof. Our joint venture allocates costs and responsibilities in marketing GTS. We have spent approximately $1,000,000 on research and development related to GTS

      Although there can be no assurance thereof, we believes that we will have an advantage in marketing its recruitment services to companies using GTS because of our familiarity with the software and the ease of electronic data interface with us. There is a possibility, however, that utilization of the software will reduce reliance of certain customers on recruiting firms, including us. Notwithstanding the foregoing, we do not anticipate any material reduction in such reliance as a result of the utilization of this software due to the difficulty of hiring information technology professionals. Furthermore, we intend to offer lower commission rates to customers using GTS software to make it less likely that they will reduce the level of utilization of the services of recruiting firms. We believe that the use of GTS and our familiarity with the software will enable us to aid customers in finding suitable, professionals in a more timely and cost efficient manner, allowing for the decrease in prices we charge.

Utilization of the Internet

      We utilize the Internet to promote our services and to enable our customers and information technology and engineering professionals to utilize our services. The descriptions of the employment opportunities are segregated among permanent and contract positions, describe the necessary skills required by information technology and engineering professional candidates, and provides a phone number and e-mail address for our recruiter who works with the relevant client. Alternatively, information technology and engineering professionals can e-mail their resumes to us or can enter themselves into our database by means of the Internet. We also utilize the Internet to connect our offices to our Toronto, Ontario office. This results in substantial savings in software and hardware costs in the maintenance of our information technology system and allows for the creation of lightly staffed regional virtual offices.

Expansion and Acquisitions

      We believe that we can leverage our database of information technology and engineering professionals, reputation, and information technology system to achieve revenue growth by establishing new offices in other regional markets. Such offices may be established by opening new offices and staffing them with local recruiters and sales people or by acquiring complimentary or competitive companies.

      We primarily intend to focus our expansion in large United States cities, such as Atlanta, Chicago, San Francisco and Austin. We are selecting locations that have other offices of our existing customers, such as Chicago, the headquarters of Harris Bank & Trust, or areas with numerous technology companies, such as Austin. In addition to attracting local information technology and engineering professionals, we intend to attempt to recruit Canadian and other foreign information technology and engineering professionals for these positions in the United States. Due to the strength of the United States dollar against the Canadian dollar and other currencies, we believe that foreign information technology and engineering professionals will find the economic opportunities in the United States attractive. We are currently endeavoring to expand our operations in the mid-western United States. We believe that recruiters in other markets will find us to be an attractive place to work because of our existing relationships with multinational and other large corporate clients, our good reputation among information technology and engineering professionals, our quality information technology system and our incentive based compensation package, which will generally combine base salary, bonuses, commissions and incentive stock options.

      We may seek to establish offices in smaller markets that contain desirable customers. We believe that we can do so in a cost effective manner because of the strength of our information technology system. A single recruiter/sales person can operate a "virtual office" by utilizing our Toronto, Ontario office's database and other operational systems by means of our Intranet.

      Based on the experience of our principals who, prior to forming Thinkpath, have been involved in the opening of several offices throughout Ontario and the opening of our New York and Boston offices, we expect newly opened offices to become productive within six to twelve months of opening. The delay in productivity can be attributed to the following factors:

o Recruiting, hiring, training and orientation of new staff with recruitment/sales methodologies and practices, as well as technology (databases, software, Internet, e-mail, etc.);

o Recruiting and developing a base of qualified information technology professionals (advertising, open houses, career fairs);

o     Attracting and building client relations; and

o     Getting on preferred supplier lists.

      Although there can be no assurance that such expectations will be satisfied, our expectations in terms of productivity for new offices by the 12th month of operations are: 30 contractors and between $30,000 to $50,000 in permanent placement sales per month with annual revenues of approximately $450,000.

      The opening of new offices with the addition of qualified employees and entrance into new regional markets results in increased operating expenses including:

o     Salaries and payroll costs;

o Infrastructure (office equipment, office space, office supplies, telephone, insurance) including an elaborate technological infrastructure;

o     Advertising (print and career fairs);

o     Marketing and public relations; and

o     Travel and business development costs.

      There are also the related head office expenses associated with opening new offices, including:

o Time spent by management and technical personnel on training (recruitment sales; GTS, databases, e-mail, Internet, job postings to user groups); and

o Time spent by management and support personnel on implementing and maintaining reporting procedures (financial and administration).

      We may also expand by acquiring complementary or competitive companies, including existing information technology staffing companies, which will provide an immediate increase to our customer base and in some circumstances, provide a more cost effective method of expansion than opening a new office. We intend to target companies who have a strong customer base or group of information technology professionals, but do not utilize an advanced internal information technology system. We believe that providing an acquired company access to our information technology system will allow the acquired company to provide better service without substantially increasing costs, which may also lead to increased revenue. Although, due to consolidation in the industry, there is competition for the acquisition of companies in the information technology staffing industry, we intend to avoid competing for acquisition candidates by focusing on smaller companies.

      We may also utilize acquisitions or hiring of new employees to achieve growth in its existing markets. We utilized the acquisitions of Systemsearch Consulting Services Inc. and International Career Specialists Ltd. in metropolitan Toronto, Ontario and Cad Cam Inc. throughout the United States to acquire access to experienced recruiters with an existing customer base.

      With regard to customer services, we plan to implement a decentralized management plan. We believe that allowing existing management of an acquired company to remain an important part of its operations will be beneficial in retaining customers, recruiters and information technology professionals. Similarly, local recruiters and sales people hired to staff new offices will have the flexibility to continue relationships with customers and information technology professionals. Our Intranet will provide all offices full access to our databases and operating software, promoting uniformity in certain functions. We currently hold monthly meetings of our Operations Committee, which consist of the heads of each regional office and subsidiary, whereby they exchange information on industry trends and promote "best practices" among the offices. With regard to financial controls, we have a fully integrated system which allows control of cash flows and accounting and payroll functions from our Toronto, Ontario office.

      On September 16, 1999, we completed the acquisition of all the issued and outstanding capital stock of Cad Cam, Inc., an Ohio corporation, for an aggregate of $3,000,000 in cash, $1,500,000 pursuant to a promissory note and $1,500,000 worth of our common stock to be issued to Roger Walters, Cad Cam, Inc.'s president. As part of the transaction, we entered into an employment agreement with Mr. Rogers pursuant to which Mr. Walters will serve as the president of Cad Cam, Inc. and our executive vice president for a period of 2 years at an annual salary of $200,000 per year. Mr. Walters was also elected to serve as one of our directors. The share purchase agreement was executed on January 1, 1999 and the transaction was effective as of September 16, 1999. Mr. Walters was not affiliated with us prior to the acquisition. Management believes the addition of Cad Cam, Inc. will provide us with an established position in the engineering staffing market. There can be no assurance that we will be successful in integrating the business of Cad Cam, Inc. with our business.

Competition

      The information technology and engineering staffing industry is highly competitive and fragmented and is characterized by low barriers to entry. We compete for potential clients with other providers of information technology staffing services, systems integrators, providers of outsourcing services, computer consultants, employment listing services and temporary personnel agencies. Many of our current and potential competitors have longer operating histories, significantly greater financial, marketing and human resources, greater name recognition and a larger base of information technology professionals and clients than us which may provide such competitors with a competitive advantage when compared to us. In addition, many of these competitors, including numerous smaller privately held companies, may be able to respond more quickly to customer requirements and to devote greater resources to the marketing of services than us. Because there are relatively low barriers to entry, we expect that competition will increase in the future. Increased competition could result in price reductions, reduced margins or loss of market share, any of which could materially and adversely affect our business, prospects, financial condition and results of operations. Further, there can be no assurance that we will be able to compete successfully against current and future competitors or that competitive pressures faced by us will not have a material adverse effect on our business, prospects, financial condition and results of operations. We believe that the principal factors relevant to competition in the information technology staffing and engineering services industry are the recruitment and retention of highly qualified information technology and engineering professionals, rapid and accurate response to client requirements and, to a lesser extent, price. We believe that we compete favorably with respect to these factors.

      We believe that our competitive advantage is not only in our use of technology, but also in the accessibility of this technology to all of our employees. The building and maintenance of our database of over 50,000 has been a combined effort of all our employees. We also have Internet access and membership to 12 local, national and international databases for information technology professionals.

Employees and Consultants

Employees

      Our corporate staff at September 30, 1999 consisted of 111 full-time employees, including 56 recruiters, 30 account managers/salespeople and 25 administrative employees. We are not a party to any collective bargaining agreements covering any of our employees, have never experienced any material labor disruption and are unaware of any current efforts or plans to organize our employees.

Consultants

      We enter into consulting agreements with the information technology and engineering professionals at hourly rates negotiated with each information technology professional based on such individuals technical and other skills. The agreements provide that the information technology and engineering professional is responsible for taxes and all other expenses and that the information technology professional is not our employee for tax or other legal purposes. At September 30, 1999, approximately 450 contract workers placed by us were performing services for our customers.

Property

      We maintain our headquarters in a 8,076 square foot office located at 55 University Avenue in Toronto, Ontario. We have leased such facility for a term of ten years terminating in November 2007. We pay annual rent of $30,307, which will increase to $36,080 commencing in December 2002. We lease additional offices at the following locations:

Location                   Square Feet   Lease Expiration    Current Rent Per Annum
--------                   -----------   ----------------    ----------------------
Etobicoke, Ontario            1,610           4/13/03                $22,300
New York, New York            1,214          10/31/01                $47,353
Markham, Ontario              6,000           5/31/01                $39,000
Ottawa, Ontario               1,291           9/30/03                $14,739
Dayton, Ohio                  8,426          08/31/00                $83,000
Indianapolis, Indiana         2,025          12/31/01                $30,881
Columbus, Ohio                1,000          01/31/00                $19,200
Cincinnati, Ohio              2,256          09/30/00                $22,560
Tampa, Florida                  930          03/31/01                $12,741
Rochester, New York           1,621          05/31/00                $20,635
Detroit, Michigan            15,328          08/13/02               $149,316
Louisville, Kentucky           2091          07/01/02                $24,047
Chicago, Illinois               874          05/01/00                $14,856
Charleston, South
  Carolina                      900          12/31/00                $15,120
Atlanta, Georgia              5,824          06/30/02                $78,360

(1)   We have renewed the lease on a month-to-month basis.

Legal Proceedings

      We are not party to any material legal proceedings.

Recent Events

      On November 23, 1999, we executed a non-binding letter of intent with ObjectArts Inc., an Ontario corporation that specializes in the training of information technology personnel. Pursuant to the letter of intent, we or one of our subsidiaries, will purchase 100% of the issued and outstanding common stock of ObjectArts Inc. in consideration of: (i) the issuance of CDN$900,000 worth of our common stock to Working Ventures Custodian Fund in exchange for the retirement of outstanding subordinated debt; (ii) the issuance to Working Ventures Custodian Fund an amount of our common stock equal to the legal fees and professional fees incurred and paid by Working Ventures Custodian Fund in connection with our acquisition of ObjectArts Inc.; and (iii) the issuance of $2,000,000 worth of our common stock to the existing shareholders of ObjectArts Inc.

      On December 1, 1999, we executed a non-binding letter of intent with Elite Information Services, Inc., a Florida corporation that specializes in the placement of contract information technology specialists. Pursuant to the letter of intent, we or one of our subsidiaries, will purchase 100% of the issued and outstanding common stock of Elite Information Services, Inc. in consideration of an aggregate purchase price of $2,000,000, subject to adjustment. The consideration shall be paid as follows: (i) $300,000 in cash upon the closing;
(ii) the issuance to the sole shareholder of Elite Information Services, Inc. of an unsecured promissory note in the principal amount of $300,000, upon the closing; (iii) the issuance of $1,400,000 worth of our common stock to the sole shareholder of Elite Information Services, Inc., upon the closing; (iv) $200,000 in cash within ninety days of the closing, if Elite Information Services, Inc.'s gross earnings before the deduction of interest and tax expenses for the year ended December 31, 1999 equals $300,000 or greater; (v) the issuance of $200,000 worth of our common stock within ninety days of the closing, if Elite Information Services, Inc.'s gross earnings before the deduction of interest and tax expenses for the year ended December 31, 1999 equals $300,000 or greater;
(vi) $200,000 in cash on December 31, 2000: and (vii) the issuance of $400,000 worth of our common stock to the sole shareholder of Elite Information Services, Inc., on December 31, 2000.

      On December 30, 1999, we issued: (i) 15,000 shares of Series A 8% Percent Cumulative Convertible Preferred Stock, no par value per share; and (ii) warrants to purchase up to an aggregate of 475,000 shares of our common stock, in consideration $1,500,000 pursuant to a private placement offering. Each share of Series A 8% Cumulative Convertible Preferred Stock has a stated value of $100 per share.

      The shares of Series A 8% Percent Cumulative Convertible Preferred Stock are convertible into shares of our common stock at the option of the holders the Series A 8% Percent Cumulative Convertible Preferred Stock, at any time after issuance until either: (i) such shares of Series A 8% Percent Cumulative Convertible Preferred Stock are converted at our option; or (ii) such shares of Series A 8% Percent Cumulative Convertible Preferred Stock are redeemed by us, under certain conditions, at any time after the effective date of this registration statement.

      The holders of the shares of Series A 8% Percent Cumulative Convertible Preferred Stock are entitled to receive preferential dividends in cash, out of any of our funds legally available at the time of declaration of dividends before any other dividend distribution will be paid or declared and set apart for payment on any shares of our common stock, or other class of stock presently authorized, at the rate of 8% simple interest per annum on the stated value per share. Such are payable on a quarterly basis commencing on the quarter ending March 31, 2000 when as and if declared, provided however, that the dividends will be made in additional shares of Series A 8% Percent Cumulative Convertible Preferred Stock at a rate of one share of Series A 8% Percent Cumulative Convertible Preferred Stock for each $100 of such dividend not paid in cash. Dividends may be paid at our option with shares of Series A 8% Percent Cumulative Convertible Preferred Stock only if our common stock deliverable upon the conversion of the Series A 8% Percent Cumulative Convertible Preferred Stock will have been included for public resale in an effective registration statement filed with the Securities and Exchange Commission on the dates such dividends are payable and paid to the holders. The dividends shall be cumulative whether or not earned and shall be cumulative from and after December 30, 1999.

      The number of shares of our common stock into which the Series A 8% Percent Cumulative Convertible Preferred Stock shall be convertible shall be equal to (i) the sum of (A) the stated value per share and (B) at the holder's election, accrued and unpaid dividends on such share, divided by (ii) the "Conversion Price". The Conversion Price shall be the lesser of (x) 90% of the average "Closing Bid Prices" for the three trading days immediately preceding December 30, 1999, or (y) 80% of the average of the three lowest "Closing Bid Prices" for the ten trading days immediately preceding the conversion of the respective shares of Series A 8% Percent Cumulative Convertible Preferred Stock. The "Closing Bid Price" is defined as the closing bid price as reported on the Nasdaq SmallCap Market or the principal market or exchange where our common stock is then traded. The holders of the shares of Series A 8% Percent Cumulative Convertible Preferred Stock may exercise their right to conversion only if the aggregate stated value of the shares of Series A 8% Percent Cumulative Convertible Preferred Stock to be converted is equal to at least $5,000, unless if at the time of such conversion, the aggregate stated value of all of the shares of Series A 8% Percent Cumulative Convertible Preferred Stock is less than $5,000, then the whole amount of the remaining shares of Series A 8% Percent Cumulative Convertible Preferred Stock may be converted.

      At any time after the effective date of this registration statement, we have the option to redeem any or all of the shares of Series A 8% Percent Cumulative Convertible Preferred Stock by paying to the holders a sum of money equal to 135% of the stated value of the aggregate of the shares of Series A 8% Percent Cumulative Convertible Preferred Stock being redeemed plus the dollar amount of the accrued dividends, if the Conversion Price of the shares of Series A 8% Percent Cumulative Convertible Preferred Stock on the trading day prior to the date of redemption is less than $2.

      In addition, we have the option to cause the investors in the December 1999 private placement offering to purchase an additional $500,000 worth of Series A Convertible Cumulative Preferred Stock upon the same terms as described above.

      The 475,000 warrants issued in the offering are exercisable at any time and in any amount until December 30, 2004 at a purchase price of $3.24 per share.

      On February 24, 2000, we changed our corporate name from IT Staffing Ltd. to Thinkpath.com Inc. in order to more accurately reflect our expanded suite of services.

                                   MANAGEMENT

      The officers and directors of Thinkpath, and further information concerning them, are as follows:

Name                             Age   Position
----                             ---   --------

Declan A. French                 55    Chairman of the Board of
                                       Directors, President, Chief
                                       Executive Officer and Director

John R. Wilson                   46    President - Systemsearch
                                       Consulting Services Inc.

John A. Irwin                    47    President - International Career
                                       Specialist Ltd.

Lloyd Maclean                    47    Chief Financial Officer and
                                       Director

William J. Neill                 39    Director

John Dunne                       56    Director

James Reddy                      60    Director

Roger W. Walters                 60    President of Cad Cam, Inc. and Director

Anthony P. van Marken            35    Director

      Each director is elected for a period of one year at the our annual meeting of shareholders and serves until the next such meeting and until his or her successor is duly elected and qualified. Directors may be re-elected annually without limitation. Officers are appointed by, and serve at the discretion of, our Board of Directors. Our directors do not presently receive any compensation for their services as directors' but it is contemplated that directors will be granted options pursuant to our 1998 Stock Option Plan. In addition, until June 1, 2002, Strasbourger Pearson Tulcin Wolff Incorporated, the managing underwriter for our June 1, 1999 initial public offering, shall have the right, at its option, to designate one director or observer to our Board of Directors, which director shall be reasonably acceptable to our Board of Directors.

      Set forth below is a biographical description of each of our directors and executive officers based on information supplied by each of them.

      Declan A. French has served as our Chairman of the Board of Directors, President and Chief Executive Officer since Thinkpath's inception in February 1994. Prior to founding Thinkpath, Mr. French was President and Chief Executive Officer of TEC Partners Ltd., an information technology recruiting firm in Toronto, Canada. Mr. French has a diploma in Psychology and Philosophy from the University of St. Thomas in Rome, Italy.

      John R. Wilson has served as President of Systemsearch Consulting Services Inc. since 1982 and was its sole shareholder prior to its sale to Thinkpath in April 1998. Mr. Wilson is a member of our Operations Committee.

      John A. Irwin has served as President of International Career Specialists Ltd. since 1980 and was its sole shareholder prior to its sale to Thinkpath in May 1998. Mr. Irwin has a degree in Computer Programming from Cambridge College of Arts and Technology. Mr. Irwin is a member of our Operations Committee.

      Lloyd Maclean has served as our Chief Financial Officer since September 1997. Mr. Maclean is the sole officer and director of Globe Capital Corporation. From 1996 to 1997, Mr. Maclean was Vice-President and Chief Financial Officer of ING Direct Bank of Canada. From 1994 until 1996, he was Vice-President and Chief Financial Officer of North American Trust, Inc., where he also served as a Vice President from 1990 until 1994. Mr. Maclean has an MBA from Harvard University and is a member of the Canadian Institute of Chartered Accountants.

      William J. Neill has served on our Board of Directors since June 1998. Mr. Neill has served as Publisher and Chief Executive Officer of the Financial Post since October 1997. From 1996 until 1997, Mr. Neill was Publisher of the Ottawa Sun. From 1993 until 1996, he was a Vice-President of the Financial Post. Mr. Neill has an MBA from Queens University in Kingston, Ontario.

      John Dunne has served on our Board of Directors since June 1998. Mr. Dunne has been Chairman and Chief Executive Officer of the Great Atlantic & Pacific Company of Canada, Ltd. since August 1997, where he also served as President and Chief Operating Officer from September 1996 until August 1997. From November 1995 until September 1996, Mr. Dunne was Chairman and Chief Executive Officer of Food Basics Ltd. Prior to that, he had served as Vice Chairman and Chief Merchandising Officer of Great Atlantic & Pacific Company of Canada, Ltd.

      James Reddy has served on our Board of Directors of Directors since June 1998. Mr. Reddy has served as Chief Financial Officer of Gemstar Communications, Inc. since July 1998. From July 1997 to July 1998, Mr. Reddy was an independent management consultant. He is a member of the Canadian Institute of Chartered Accountants. From 1989 to 1997, he was employed by DFI Securities, Inc., most recently as Chief Financial Officer.

      Roger W. Walters has served on our Board of Directors and as President of Cad Cam, Inc. since September 16, 1999, the date Thinkpath acquired Cad Cam, Inc. Mr. Walters served as President of Cad Cam, Inc. since 1988 and was its majority shareholder prior to its sale to Thinkpath in September 16, 1999. Mr. Walter has a masters degree in Mechanical Engineering. Mr. Walters is a member of our Operations Committee.

      Anthony P. van Marken has served on our Board of Directors since October 1999. Mr. van Marken is Founder and President of van Marken Consulting Inc. which he founded in June 1999. Van Marken Consulting Inc. provides strategic advice to high-tech growth companies, venture capitalists and investors.

      Mr. van Marken worked at Architel Systems Corporation from July 1994 through June 1999. Mr. van Marken was appointed Vice President of Operations of Architel in July of 1994 and served as President and Chief Executive Officer from September 1995 through May 1999. Mr. van Marken served as Vice Chairman during June 1999 prior to leaving the Company.

      Prior to Achitel, Mr. van Marken worked for Andersen Consulting from July 1998 to June 1994 in South Africa and the United Kingdom. Mr. van Marken has experience in delivering complex systems integration projects in several industries. As a manager in the Telecommunications Industry Group in the U.K., Mr. van Marken worked with a variety of service providers in Europe helping them implement Business and Operational Support Systems. From 1985 to June 1998 Mr. van Markers worked as a software developer.

Committees of the Board

      In July 1998, our Board of Directors formalized the creation of a Compensation Committee, which is comprised of John Dunne, William J. Neill and Declan A. French. The Compensation Committee has (i) full power and authority to interpret the provisions of, and supervise the administration of, our 1998 Stock Option Plan and (ii) the authority to review all compensation matters relating to Thinkpath. The Compensation Committee has not yet met and has not yet formulated compensation policies for senior management and executive officers. However, it is anticipated that the Compensation Committee will develop a company-wide program covering all employees and that the goals of such program will be to attract, maintain, and motivate our employees. It is further anticipated that one of the aspects of the program will be to link an employee's compensation to his or her performance, and that the grant of stock options or other awards related to the price of the shares of our common stock will be used in order to make an employee's compensation consistent with shareholders' gains. It is expected that salaries will be set competitively relative to the information technology staffing industry and that individual experience and performance will be considered in setting salaries.

      In July, 1998, our Board of Directors also formalized the creation of an Audit Committee, which is comprised of two or more of our directors designated by a majority vote of our entire Board of Directors. A majority of the Audit Committee are directors who are not our officers and who are not and have not been employed by us or any of our affiliates. The Audit Committee currently consists of Lloyd Maclean, James Reddy and John Dunne and is charged with reviewing the following matters and advising and consulting with our entire Board of Directors with respect thereto: (i) the preparation of our annual financial statements in collaboration with our chartered accountants; (ii) annual review of our financial statements and annual report; and (iii) all contracts between us and our officers, directors and other of our affiliates. The Audit Committee, like most independent committees of public companies, does not have explicit authority to veto any actions of our entire Board of Directors relating to the foregoing or other matters; however, our senior management, recognizing their own fiduciary duty to Thinkpath and its stockholders, is committed not to take any action contrary to the recommendation of the Audit Committee in any matter within the scope of its review.

      We have established an Operations Committee in order for our officers to exchange information on industry trends and promote "best practices" among the offices. The head of each regional office and subsidiary will serve on the Executive Committee. Currently, the Executive Operations consists of Declan A. French, Lloyd Maclean, John A. Irwin, John R. Wilson and Roger W. Walters.

Indemnification for Liabilities Under the Securities Act of 1933, as Amended

      Our Bylaws provide that we shall indemnify to the fullest extent permitted by Canadian law our directors and officers (and former officers and directors). Such indemnification includes all costs and expenses and charges reasonably incurred in connection with the defense of any civil, criminal or administrative action or proceeding to which such person is made a party by reason of being or having been our officer or director if such person was substantially successful on the merits in his or her defense of the action and he or she acted honestly and in good faith with a view to our best interests, and if a criminal or administrative action that is enforced by a monetary penalty, such person had reasonable grounds to believe his or her conduct was lawful.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted our directors, officers and controlling persons and our underwriters pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses, incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person or by our underwriters in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

Executive Compensation

      The following table sets forth certain information regarding compensation paid by us during each of the last three fiscal years to the our Chief Executive Officer and to each of our executive officers who earned in excess of $100,000 during the year ended December 31, 1999.

                           Summary Compensation Table

------------------------------------------------------------------------------------------
     Name and                                          Restricted                 Other
     Principal                        Annual            Stock                      Com-
     Position              Year       Salary    Bonus   Awards     Options/SARs  Pensation
------------------------------------------------------------------------------------------
Declan French              1999      $ 97,900    -0-      -0-         -0-         8,342
President , Chief          1998        97,900    -0-      -0-         -0-         8,342
Executive Officer          1997       104,275    -0-      -0-         -0-         8,342
and Chairman of            1996       108,350    -0-      -0-         -0-         8,668
the Board
------------------------------------------------------------------------------------------
John A. Irwin              1999       102,000    -0-      -0-         -0-        94,149
President-Systemsear       1998       130,580    -0-      -0-         -0-        35,888
Consulting                 1997       139,034    -0-      -0-         -0-         8,342
Services Inc.              1996           -0-    -0-      -0-         -0-           -0-
------------------------------------------------------------------------------------------
John R. Wilson             1999        81,600    -0-      -0-         -0-        76,915
President-Internation      1998        90,000    -0-      -0-         -0-        77,282
Career Specialists         1997        83,420    -0-      -0-         -0-        20,855
Ltd.                       1996        80,659    -0-      -0-         -0-        10,113
------------------------------------------------------------------------------------------
Roger Walters              1999       200,000    -0-      -0-         -0-           -0-
President-Cad Cam,         1998       200,000    -0-      -0-         -0-           -0-
Inc. (1)                   1997       200,000    -0-      -0-         -0-           -0-
                           1996       200,000    -0-      -0-         -0-           -0-
------------------------------------------------------------------------------------------

(1) This reflects the salary paid to Mr. Walters prior to our acquisition of Cad Cam, Inc. on September 16, 1999.

Employment Agreements

      We have entered into an employment agreement with Declan A. French whereby he will serve as our Chairman of the Board, President and Chief Executive Officer for a period of two years commencing on June

1, 1999. Mr. French shall be paid a base salary of $97,900 and a bonus equal to
(i) 2% of our gross profit, plus (ii) for each fiscal year, 1% of the increase in revenue from the prior fiscal year. Mr. French's right to receive the latter portion of the bonus continues for one year beyond the termination of the employment agreement.

      On May 19, 1998, in connection with the acquisition of International Career Specialists Ltd., we entered into an employment agreement with John A. Irwin whereby he will serve as President of International Career Specialists Ltd. The employment agreement is for a term of three years commencing on January 1, 1998, the effective date of the acquisition of International Career Specialists Ltd. Mr. Irwin receives a salary of $130,580 plus a quarterly bonus of 2% of all permanent placement service revenue and 2% of the gross profit all contract services revenue.

      In February 1998, in connection with the acquisition of Systemsearch Consulting Services Inc., we entered into a three-year employment agreement with John R. Wilson whereby he will serve as President of Systemsearch Consulting Services Inc. at a salary of $120,000 per year. The agreement was effective as of January 2, 1997. Mr. Wilson receives a commission of 10% of the permanent placement revenue of Systemsearch Consulting Services Inc. Additionally, he receives $0.65 for every hour of contract services provided by information technology professionals placed by Systemsearch Consulting Services Inc,, provided that the gross margin on such hour exceeds $6.50. Pursuant to the agreement, Mr. Wilson will have control of the day-to-day management of Systemsearch Consulting Services Inc.

      On September 16, 1999, in connection with the acquisition of Cad Cam, Inc., we entered into an employment agreement with Roger W. Walters whereby he will serve as President of Cad Cam, Inc. and as our Executive Vice President. The employment agreement is for a term of 2 years commencing on September 16, 1999, the effective date of the acquisition of Cad Cam, Inc. Mr. Walters receives a salary of $200,000 per year.

Consulting Agreements

      In May 1998, we entered into a consulting agreement with Robert M. Rubin, one our former directors, pursuant to which Mr. Rubin will assist us in structuring and negotiating acquisitions, strategic partnerships and other expansion opportunities. In exchange for such services, Mr. Rubin has been granted an option to purchase 200,000 shares of our common stock at a purchase price of $2.10 per share and a consulting fee of $80,000 per year. The consulting agreement is for a term of five years. Mr. Rubin has agreed not to sell, transfer, assign, hypothecate or otherwise dispose of the shares of our common stock issuable upon exercise of the options for a period of two years after exercise without our consent.

Stock Option Plan

      The 1998 Stock Option Plan will be administered by our Compensation Committee or our Board of Directors, which will determine among other things, those individuals who shall receive options, the time period during which the options may be partially or fully exercised, the number of shares of our common stock issuable upon the exercise of the options and the option exercise price.

      The 1998 Stock Option Plan is effective for a period for ten years, expiring in 2008. Options to acquire 435,000 shares of our common stock may be granted to officers, directors, consultants, key employees, advisors and similar parties who provide us with their skills and expertise. The 1998 Stock Option Plan is designed to enable management to attract and retain qualified and competent directors, employees, consultants and independent contractors. Options granted under the 1998Stock Option Plan may be exercisable for up to ten years, generally require a minimum two year vesting period, and shall be at an exercise price all as determined by our Board of directors provided that, pursuant to the terms of the underwriting agreement between us and our Underwriters, the exercise price of any options may not be less than the fair market value of the shares of our common stock on the date of the grant. Options are non-transferable, and are exercisable only by the participant (or by his or her guardian or legal representative) during his or her lifetime or by his or her legal representatives following death. Upon a change in control of Thinkpath, the acceleration date of any options that were granted but not otherwise exercisable accelerates to the date of the change in control. Change in control includes (i) the sale of substantially all of our assets and merger or consolidation with another company, or (ii) a majority of the members of our Board of Directors changes other than by election by the shareholders pursuant to Board of Directors solicitation or by vacancies filled by the Board of Directors caused by death or resignation of such person.

      If a participant ceases affiliation with us by reason of death, permanent disability or retirement at or after age 65, the option remains exercisable for one year from such occurrence but not beyond the option's expiration date. Other types of termination allow the participant 90 days to exercise the option, except for termination for cause which results in immediate termination of the option.

      Any unexercised options that expire or that terminate upon an employee's ceasing to be employed by us become available again for issuance under the 1998 Stock Option Plan, subject to applicable securities regulation.

      The 1998 Stock Option Plan may be terminated or amended at any time by our Board of Directors, except that the number of shares of our common stock reserved for issuance upon the exercise of options granted under the 1998 Stock Option Plan may not be increased without the consent of our shareholders.

                             PRINCIPAL SHAREHOLDERS

      The following table sets forth certain information as of February 22, 2000 with respect to each beneficial owner of 5% or more of the outstanding shares of our common stock, each of our officers and directors, and all of our officers and directors as a group:

                                   Amount and Nature of
     Names and Address of          Percentage of Shares
     Beneficial Owner (1)          Beneficial Ownership (2)     Outstanding
     --------------------          ------------------------     -----------

Declan French .....................                   1,121,126(3)         34.5%

John R. Wilson ....................                     130,914             4.2%

John A. Irwin .....................                     130,914             4.2%

Lloyd MacLean .....................                     163,459(4)          5.1%

William J. Neill ..................                      19,637               *

John Dunne ........................                      13,091(5)            *

James Reddy .......................                      19,637               *

Roger W. Walters ..................                     163,767(6)          5.2%

Anthony P. van Marken .............                          __              __

All directors and officers
As a group (19 persons)
(3)(4)(5)(6).......................                   1,762,545            52.9

*     Less than one %.

(1) Except as set forth above, the address of each individual is 55 University Avenue, Suite 505, Toronto, Ontario M5J 2H7.

(2) Based upon information furnished to us by the directors and executive officers or obtained from our stock transfer books. We are informed that these persons hold the sole voting and dispositive power with respect to the common stock except as noted herein. For purposes of computing "beneficial ownership" and the percentage of outstanding common stock held by each person or group of persons named above as of the date of this prospectus, any security which such person or group of persons has the right to acquire within sixty (60) days after such date is deemed to be outstanding for the purpose of computing beneficial ownership and the percentage ownership of such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(3) Includes 510,563 shares of common stock owned by Christine French, the wife of Declan French and 100,000 shares of common stock issuable upon options issued to Declan French that are currently exercisable or exercisable within the next 60 days.

(4) Includes 113,459 shares of common stock owned by Globe Capital Corporation, an Ontario corporation that is wholly-owned by Lloyd MacLean and 50,000 shares of common stock issuable upon options issued to Lloyd MacLean that are currently exercisable or exercisable within the next 60 days.

(5)   Consists of 13,091 shares of common stock owned by John Dunne's spouse.

(6) Includes 25,000 shares of common stock issuable upon options that are currently exercisable or exercisable within the next 60 days.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

      In April 1998, we acquired all the issued and outstanding capital stock of Systemsearch Consulting Services Inc. and Systems PS Inc. from John R. Wilson for aggregate consideration of $100,007 and 174,551 shares of our common stock. The acquisition was effective as of January 2, 1997. Systems PS Inc. is inactive but holds certain assets utilized by Systemsearch Consulting Services Inc. in its operations. Mr. Wilson was not affiliated with us prior to the acquisition.

      On May 19, 1998, we completed the acquisition of all the issued and outstanding capital stock of International Career Specialists Ltd. for $303,955 in cash and 130,914 shares of our common stock to John A. Irwin. In connection with the acquisition, International Career Specialists Ltd. made a distribution to Mr. Irwin of certain of its assets that were not necessary for the operation of the business. The transaction was effective as of January 1, 1998. Mr. Irwin was not affiliated with us prior to the acquisition.

      We, through International Career Specialists Ltd., lease our Scarborough, Ontario office facility from 1242541 Ontario Ltd., a corporation owned by John
A. Irwin, President of International Career Specialists Ltd., and certain other of its employees. The three-year lease, which expires in May 2001, requires annual rental payments of $39,000, which we believe is as least as favorable as could be obtained from a non-affiliated third party.

      In October 1997, in consideration for business consulting services, including identifying, structuring and effecting the acquisitions of Systemsearch Consulting Services Inc. and International Career Specialists Ltd., we issued 113,459 shares our common stock to Globe Capital Corporation, which is controlled by Lloyd Maclean, our chief Financial Officer and a Director.

      In May 1998, we entered into a consulting agreement with Robert M. Rubin, one of our former directors, pursuant to which Mr. Rubin will assist us in structuring and negotiating acquisitions, strategic partnerships and other expansion opportunities. In exchange for such services, Mr. Rubin received an option to purchase 200,000 shares of our common stock at a purchase price of $2.10 per share and a consulting fee of $80,000 per year. The consulting agreement is for a term of five years. Mr. Rubin has agreed not to sell, transfer, assign, hypothecate or otherwise dispose of the shares of our common stock issuable upon exercise of the options for a period of two years after exercise without our consent.

      In November 1998, we purchased certain assets of Southport Consulting, Inc. from Michael Carrazza, one of our former directors, for $50,000 in cash and 40,000 shares of our common stock.. In connection with the acquisition, we entered into a consulting agreement with Mr. Carrazza for a period of two years pursuant to which he will be paid $250,000 in consideration for his consulting services. Certain payments under such consulting agreement are secured by a lien, secured in priority on our accounts receivable.

      On September 16, 1999, we completed the acquisition of all the issued and outstanding capital stock of Cad Cam, Inc. for $2,000,000 in cash, $1,000,000 pursuant to a promissory note and the issuance of 113,914 shares of our common stock to Roger W. Walters, Cad Cam, Inc.'s president. As part of the transaction, we entered into an employment agreement with Mr. Rogers pursuant to which .The share purchase agreement was executed on September 16, 1999 and the transaction was effective as of January 1, 1999. Mr. Rogers was not affiliated with us prior to the acquisition.

      While we were a private company, we lacked sufficient independent directors to ratify many of the foregoing transactions. However, our management believes that the foregoing transactions were on terms no less favorable to us than could have been obtained from unaffiliated third parties. All future transactions between us and our officers, directors or 5% shareholders, and their respective affiliates, will be on terms no less favorable than could be obtained from unaffiliated third parties. In the event that we enter into future affiliated transactions they will be approved by our independent directors who do not have an interest in the transactions and who have access, at our expense, to our counsel or independent legal counsel.

                            DESCRIPTION OF SECURITIES

      Our total authorized capital stock consists of an unlimited number of shares of common stock, with no par value, and 1,000,000 shares of preferred stock, with no par value per share. The following descriptions contain all material terms and features of our securities and are qualified in all respects by reference to our Articles of Incorporation and Bylaws.

Common Stock

      We are authorized to issue an unlimited number of shares of common stock, no par value per share, of which as of the date of this prospectus, 3,152,899 shares of common stock are outstanding, not including the shares of common stock to be issued pursuant to the conversion of the shares of Series A 8% Cumulative Convertible Preferred Stock and the exercise of warrants. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon the conversion of the shares of Series A 8% Cumulative Convertible Preferred Stock and the exercise of warrants will be, validly authorized and issued, fully paid, and non-assessable.

      The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Holders of common stock are entitled to receive ratably dividends as may be declared by our Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of Thinkpath, holders of the common stock are entitled to share ratably in all assets remaining, if any, after payment of liabilities. Holders of common stock have no preemptive rights and have no rights to convert their shares of common stock into any other securities.

      Pursuant to the Business Corporation Act, Ontario, a shareholder of an Ontario Corporation has the right to have the corporation pay the shareholder the fair market value for his shares of the corporation in the event such shareholder dissents to certain actions taken by the corporation, such as amalgamation or the sale of all or substantially all of the assets of the corporation and such shareholder follows the procedures set forth in the Business Corporation Act, Ontario.

Preferred Stock

      Our Articles of Incorporation authorize the issuance of up to 1,000,000 shares of preferred stock with designations, rights and preferences determined from time to time by its Board of Directors. Accordingly, our Board of Directors is empowered, without shareholder approval, to issue preferred shares with dividend, liquidation, conversion, or other rights that could adversely affect the rights of the holders of the common stock. Although we have no present intention to issue any additional shares of preferred stock, there can be no assurance that it will not do so in the future.

Series A 8% Cumulative Convertible Preferred Stock

      There are 15,000 shares of Series A 8% Cumulative Convertible Preferred Stock outstanding. Each share of Series A 8% Cumulative Convertible Preferred Stock has a stated value of $100 per share. The shares of Series A 8% Percent Cumulative Convertible Preferred Stock are convertible into shares of our common stock at the option of the holders the Series A 8% Percent Cumulative Convertible Preferred Stock, at any time after issuance until either: (i) such shares of Series A 8% Percent Cumulative Convertible Preferred Stock are converted at our option; or (ii) such shares of Series A 8% Percent Cumulative Convertible Preferred Stock are redeemed by us, under certain conditions, at any time after the effective date of this registration statement.

      The holders of the shares of Series A 8% Percent Cumulative Convertible Preferred Stock are entitled to receive preferential dividends in cash, out of any of our funds legally available at the time of declaration of dividends before any other dividend distribution will be paid or declared and set apart for payment on any shares of our common stock, or other class of stock presently authorized, at the rate of 8% simple interest per annum on the stated value per share. Such are payable on a quarterly basis commencing on the quarter ending March 31, 2000 when as and if declared, provided however, that the dividends will be made in additional shares of Series A 8% Percent Cumulative Convertible Preferred Stock at a rate of one share of Series A 8% Percent Cumulative Convertible Preferred Stock for each $100 of such dividend not paid in cash. Dividends may be paid at our option with shares of Series A 8% Percent Cumulative Convertible Preferred Stock only if our common stock deliverable upon the conversion of the Series A 8% Percent Cumulative Convertible Preferred Stock will have been included for public resale in an effective registration statement filed with the Securities and Exchange Commission on the dates such dividends are payable and paid to the holders. The dividends shall be cumulative whether or not earned and shall be cumulative from and after December 30, 1999.

      The number of shares of our common stock into which the Series A 8% Percent Cumulative Convertible Preferred Stock shall be convertible shall be equal to (i) the sum of (A) the stated value per share and (B) at the holder's election, accrued and unpaid dividends on such share, divided by (ii) the "Conversion Price". The Conversion Price shall be the lesser of (x) 90% of the average "Closing Bid Prices" for the three trading days immediately preceding December 30, 1999, or (y) 80% of the average of the three lowest "Closing Bid Prices" for the ten trading days immediately preceding the conversion of the respective shares of Series A 8% Percent Cumulative Convertible Preferred Stock. The "Closing Bid Price" is defined as the closing bid price as reported on the Nasdaq SmallCap Market or the principal market or exchange where our common stock is then traded. The holders of the shares of Series A 8% Percent Cumulative Convertible Preferred Stock may exercise their right to conversion only if the aggregate stated value of the shares of Series A 8% Percent Cumulative Convertible Preferred Stock to be converted is equal to at least $5,000, unless if at the time of such conversion, the aggregate stated value of all of the shares of Series A 8% Percent Cumulative Convertible Preferred Stock is less than $5,000, then the whole amount of the remaining shares of Series A 8% Percent Cumulative Convertible Preferred Stock may be converted.

      At any time after the effective date of this registration statement, we have the option to redeem any or all of the shares of Series A 8% Percent Cumulative Convertible Preferred Stock by paying to the holders a sum of money equal to 135% of the stated value of the aggregate of the shares of Series A 8% Percent Cumulative Convertible Preferred Stock being redeemed plus the dollar amount of the accrued dividends, if the Conversion Price of the shares of Series A 8% Percent Cumulative Convertible Preferred Stock on the trading day prior to the date of redemption is less than $2.

Common Stock Purchase Warrants

      There are outstanding warrants to purchase an aggregate of 475,000 shares of our common stock. The warrants issued are exercisable at any time and in any amount until December 30, 2004 at a purchase price of $3.24 per share. Warrantholders are not entitled, by virtue of being warrantholders, to receive dividends or to vote at or receive notice of any meeting of shareholders or to exercise any other rights whatsoever as our shareholders. In order to receive one share of our common stock a warrantholder must surrender one warrant, accompanied by payment of the aggregate exercise price of the warrants to be exercised, which payment may be made, at the warrantholder's election, in cash or by delivery of a cashier's or certified check or any combination of the foregoing. Upon receipt of duly executed warrants and payment of the exercise price, we shall issue and cause to be delivered to warrantholders, certificates representing the number of shares of common stock so purchased.

Transfer Agent and Registrar

      The transfer agent and registrar for the shares of common stock is Continental Stock Transfer & Trust Company.

      CERTAIN UNITED STATES AND CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

United States

      The following describes the principal United States federal income tax consequences of the purchase, ownership and disposition of our shares of common stock by a shareholder, that is a citizen or resident of the United States or a United States domestic corporation or that otherwise will be subject to United States federal income tax. This summary is based on the United States Internal Revenue Code of 1986, as amended, administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This summary discusses only the principal United States federal income tax consequences to those beneficial owners holding the securities as capital assets within the meaning of Section 1221 of the United States Internal Revenue Code of 1986 and does not address the tax treatment of a beneficial owner that owns 10% or more of shares of our common stock. It is for general guidance only and does not address the consequences applicable to certain specialized classes of taxpayers such as certain financial institutions, insurance companies, dealers in securities or foreign currencies, or United States persons whose functional currency (as defined in Section 985 of the United States Internal Revenue Code of 1986) is not the United States dollar. Persons considering the purchase of these securities should consult their tax advisors with regard to the application of the United States and other income tax laws to their particular situations. In particular, a United States. shareholder should consult his or her or its tax advisor with regard to the application of the United States federal income tax laws to his or her or its situation.

      A United States shareholder generally will realize, to the extent of our current and accumulated earnings and profits, foreign source ordinary income on the receipt of cash dividends, if any, on the shares of our common stock equal to the United States dollar value of such dividends determined by reference to the exchange rate in effect on the day they are received by the United States shareholder (with the value of such dividends computed before any reduction for any Canadian withholding tax). United States shareholders should consult their own tax advisors regarding the treatment of foreign currency gain or loss, if any, on any dividends received which are converted into United States dollars on a date subsequent to receipt. Subject to the requirements and limitations imposed by the United States Internal Revenue Code of 1986, a United States shareholder may elect to claim Canadian tax withheld or paid with respect to dividends on the shares of our common stock as a foreign credit against the United States federal income tax liability of such holder. Dividends on the shares of our common stock generally will constitute "passive income" or, in the case of certain United States shareholders, "financial services income," for United States foreign tax credit purposes. United States shareholders who do not elect to claim any foreign tax credits may claim a deduction for Canadian income tax withheld. Dividends paid on the shares of our common stock will not be eligible for the dividends received deduction available in certain cases to United States corporations.

      Upon a sale or exchange of a share of our common stock, a United States shareholder will recognize gain or loss equal to the difference between the amount realized on such sale or exchange and the tax basis of such share of common stock.

      Generally, any gain or loss recognized as a result of the foregoing will be a capital gain or loss and will either be long-term or short-term depending upon the period of time the shares of our common stock are sold or exchanged, as the case may be, were held.

This summary is of general nature only and is not intended to be, and should not be construed to be, legal or tax advice to any prospective investor and no representation with respect to the tax consequences to any particular investor is made.

Canada

      The following is a summary of the principal Canadian federal income tax considerations generally applicable to the acquisition, holding and disposition of shares of our common stock purchased pursuant to this prospectus by a United States shareholder who, for the purposes of the Income Tax Act (Canada) and the Canada-United States Income Tax Convention, as applicable and at all relevant times, (i) is resident in the United States and not resident in Canada, (ii) holds shares of our common stock as capital property, (iii) does not have a "permanent establishment" or "fixed base" in Canada, and (iv) deals at arm's length with us. Special rules, which are not discussed in this summary, may apply to "financial institutions" and to non-resident insurers carrying on an insurance business in Canada and elsewhere.

      This summary is based on the current provisions of the Income Tax Act (Canada) and the regulations thereunder and the Canada-United States Income Tax Convention, all specific proposals to amend the Income Tax Act (Canada) or the regulations thereunder announced by the Canadian Minister of Finance prior to the date of this prospectus and the current published administrative practices of Revenue Canada. This summary does not otherwise take into account or anticipate any changes in law or administrative practice nor does it take into account income tax laws or considerations of any province or territory of Canada or any jurisdiction other than Canada, which may differ from the federal income tax consequences described herein. This summary is of a general nature only and is not intended to be, and should not be interpreted as, legal or tax advice to any particular purchaser of the shares of common stock.

Dividends

      Under the Income Tax Act (Canada) and the Canada-United States Income Tax Convention, dividends paid or credited, or deemed to be paid or credited, on the shares of our common stock to a United States shareholder who owns less than 10% of our voting shares will be subject to Canadian withholding tax at the rate of 15% of the gross amount of such dividends or deemed dividends.

      Under the Canada-United States Income Tax Convention, dividends paid or credited to certain religious, scientific, charitable and similar tax exempt organizations and certain pension organizations that are resident, and exempt from tax, in the United States and that have complied with certain administrative procedures are exempt from this Canadian withholding tax.

Disposition of Shares of Common Stock

      A capital gain realized by a United States shareholder on a disposition or deemed disposition of shares of our common stock will not be subject to tax under the Income Tax Act (Canada) unless such shares of our common stock constitute taxable Canadian property within the meaning of the Income Tax Act (Canada)at the time of the disposition or deemed disposition. In general, the shares of our common stock will not be "taxable Canadian property" to a United States shareholder unless they are not listed on a prescribed stock exchange (which includes the Nasdaq SmallCap Market) or at any time within the five year period immediately preceding the disposition the United States shareholder, persons with whom the United States shareholder did not deal at arm's length, or the United States shareholder together with such persons owned or had an interest in or a right to acquire more than 25% of any class or series of our shares. A deemed disposition of shares of our common stock will arise on the death of a United States shareholder.

      If the shares of our common stock are taxable Canadian property to a United States shareholder, any capital gain realized on a disposition or deemed disposition of such shares of our common stock will generally be exempt from tax under the Income Tax Act (Canada) by virtue of the Canada-United States Income Tax Convention if the value of the shares of our common stock at the time of the disposition or deemed disposition is not derived principally from real property situated in Canada. We are of the view that the shares of our common stock do not now derive their value principally from real property situated in Canada; however, the determination as to whether Canadian tax would be applicable on a disposition or deemed disposition of shares of our common stock must be made at the time of the disposition or deemed disposition.

This summary is of general nature only and is not intended to be, and should not be construed to be, legal or tax advice to any prospective investor and no representation with respect to the tax consequences to any particular investor is made.

                              INVESTMENT CANADA ACT

      The Investment Canada Act, a Federal Canadian statute, regulates the acquisition of control of existing Canadian businesses by any non-Canadian (as that term is defined in the Investment Canada Act).

      We are currently a Canadian (as that term is defined in the Investment Canada Act). If a non-Canadian seeks to acquire control of us, such acquisition will be subject to the Investment Canada Act. In general, any transaction which is subject to the Investment Canada Act is a reviewable transaction if the book value of our assets, as set out in its most recent financial statements, exceeds the applicable threshold. If the potential acquiror is a WTO Investor, acquiring control of us would only be reviewable if the book value of our assets exceeded CDN$179 million. (This number is the threshold amount for 1998 and this amount is increased each year by a factor equal to the increase in the rate of Canadian inflation for the previous year). A WTO Investor is defined in the Investment Canada Act as an investor ultimately controlled by nationals of World Trade Organization member states, such as the United States of America.

      If the book value of our assets exceeds the applicable threshold for review, the potential acquiror must file an application for review and obtain the approval of the Minister of Industry before acquiring control of us. In deciding whether to approve the reviewable transaction, the Minister considers whether the investment "is likely to be of net benefit to Canada". This determination is made on the basis of economic and policy criteria set out in the Investment Canada Act.

      The approval process begins with an initial review period of 45 days from the date the completed application is received. However, the Minister of Industry has authority to extend the review period unilaterally for 30 more days. Any further extensions require the potential acquiror's consent.

                         SHARES ELIGIBLE FOR FUTURE SALE

      No assurance can be given as to the effect, if any, that future sales of common stock will have on the market price of our common stock. Of our shares of common stock currently outstanding, assuming no exercise of warrants or conversion of the Series A 8% Cumulative Convertible Preferred Stock into shares of our common stock, 1,895,899 are "restricted securities" as the term is defined in Rule 144 under the Securities Act of 1933, as amended, and under certain circumstances may be sold without registration pursuant to that rule. Subject to the compliance with the notice and manner of sale requirements of Rule 144 and provided that we are current in our reporting obligations under the Securities Exchange Act of 1934, a person who beneficially owns restricted shares of stock for a period of at least one year is entitled to sell, within any three-month period, shares equal to the greater of 1% of the then outstanding shares of common stock, or if the common stock is quoted on the Nasdaq System, the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of the required notice of sale on the Form 144, with the United States Securities and Exchange Commission. As of the date of this prospectus, 1,895,899 shares of the common stock, held by beneficial owners, are eligible for sale pursuant to Rule 144. We are unable to predict the effect that the sales made under Rule 144 otherwise may have on the market price of our common stock prevailing at the time of any such sales. Nevertheless, sales of substantial amounts of the restricted shares of common stock in the public market could adversely effect the then prevailing market for our common stock and could impair our ability to raise capital through the sale of our equity securities.

                            SELLING SECURITY HOLDERS

      The table below sets forth certain information regarding the beneficial ownership of the common stock by the selling security holders and as adjusted to give effect to the sale of the shares offered in this prospectus.

----------------------------------------------------------------------------------------------
                                    Position,
                                    office or                                     Percentage
                                   affiliation                                     of Common
                                   with Modern                                       Stock
                                     Medical       Beneficial       Shares of     Beneficially
                                    during the    Ownership of    Common Stock    Owned After
  Name of Selling                      past       Common Stock       to be            the
  Security Holder                  three years    Prior to Sale    Sold(1)(2)(3)   Offering(4)
----------------------------------------------------------------------------------------------
Austost Anstalt Schaan                 None          332,540        332,540           0.0%
----------------------------------------------------------------------------------------------
Balmore Funds, S.A                     None          432,540        432,540           0.0%
----------------------------------------------------------------------------------------------
Investcor LLC                          None          148,319        148,319           0.0%
----------------------------------------------------------------------------------------------
Amro International S.A                 None          173,083        173,083           0.0%
----------------------------------------------------------------------------------------------
Talbiya B. Investments Ltd.            None          139,728        139,728           0.0%
----------------------------------------------------------------------------------------------
Nesher, Inc.                           None           33,356         33,356           0.0%
----------------------------------------------------------------------------------------------
The Endeavour Capital Fund, S.A        None          346,168        346,168           0.0%
----------------------------------------------------------------------------------------------
ICT N.V                                None           86,372         86,372           0.0%
----------------------------------------------------------------------------------------------
Libra Finance, S.A.                    None          175,000        175,000           0.0%
----------------------------------------------------------------------------------------------
J.P. Turner & Co., LLC                 None           75,000         75,000           0.0%
----------------------------------------------------------------------------------------------

----------

      (1) The number of shares of common stock shown as beneficially owned and offered by the selling security holders represents the number of shares which we have initially agreed to register. Pursuant to Rule 416 under the Securities Act of 1933, as amended, the number of shares of common stock offered by the selling security holders hereby and included in the registration statement of which this prospectus is a part also includes an indeterminate number of additional shares as may be issued on conversion of the currently outstanding 15,000 shares of Series A 8% Cumulative Convertible Preferred Stock and the exercise warrants to purchase an aggregate of 475,000 shares of our common. Accordingly, the actual number of shares of common stock issued or issuable upon the conversion of the Series A 8% Cumulative Convertible Preferred Stock is subject to adjustment depending upon factors which cannot be predicted by us at this time, including, among others, the future market prices of our common stock. Accordingly, the number of shares of common stock set forth for the selling security holder may exceed the actual number of shares of common stock that the selling security holder could own beneficially at any given time through there ownership of the shares of Series A 8% Cumulative Preferred Stock and the warrants. The above numbers assume that the selling security holders will exercise all of the outstanding warrants held by them.

      (2) Includes 340,368 shares of common stock issuable if Thinkpath chooses to exercise its right to sell such shares to the investors in the December 1999 private placement offering.

      (3) Includes an aggregate of 156,750 shares of common stock issuable upon the exercise of warrants, if Thinkpath chooses to exercise its right to sell such warrants to the investors in the December 1999 private placement offering.

      (4)   Assumes all of the shares of common stock offered are sold.

      In recognition of the fact that the selling security holders may wish to be legally permitted to sell their shares of common stock when they deem appropriate, we agreed with the selling security holders to file with the United States Securities and Exchange Commission, under the Securities Act of 1933, as amended, a registration statement on Form SB-2, of which this prospectus is a part, with respect to the resale of the shares of common stock, and have agreed to prepare and file such amendments and supplements to the registration statement as may be necessary to keep the registration statement effect until the shares of common stock are no longer required to be registered for the sale thereof by the selling security holders.

                              PLAN OF DISTRIBUTION

      The shares of common stock offered hereby by the selling security holders may be sold from time to time by the selling security holders, or by pledgees, donees, transferees and other successors in interest. These pledgees, donees, transferees and other successors in interest will be deemed "selling security holders" for the purposes of this prospectus. The shares of common stock may be sold:

o on one or more exchanges or in the over-the-counter market (including the OTC Bulletin Board); or

o     in privately negotiated transactions.

      The shares of common stock may be sold to or through brokers or dealers, who may act as agent or principal, or in direct transactions between the selling security holders and purchasers. In addition, the selling security holder may, from time to time, sell short the common stock, and in these instances, this prospectus may be delivered in connection with the short sale and the shares of common stock offered hereby may be used to cover the short sale.

      Transactions involving brokers or dealers may include, without limitation, the following:

o     ordinary brokerage transactions,

o     transactions in which the broker or dealer solicits purchasers,

o block trades in which the broker or dealer will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction; and

o purchases by a broker or dealer as a principal and resale by such broker or dealer for its account.

      In effecting sales, brokers and dealers engaged by the selling security holders or the purchasers of the shares of common stock may arrange for other brokers or dealers to participate. These brokers or dealers may receive discounts, concessions or commissions from the selling security holders and/or the purchasers of the shares of common stock for whom the broker or dealer may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker or dealer may be in excess of customary commissions).

      We are bearing all of the costs relating to the registration of the shares of common stock other than certain fees and expenses, if any, of counsel or other advisors to the selling security holders. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling security holders, the purchasers participating in the transaction, or both.

      Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

                                  LEGAL MATTERS

      Certain legal matters in connection with the offering, including the validity of the issuance of the shares of common stock offered hereby, will be passed upon for us by Gersten, Savage & Kaplowitz, LLP, New York, New York.

                                     EXPERTS

      Our financial statements for the years ended December 31, 1997 and 1998, appearing in this prospectus and registration statement have been audited by Schwartz Levitsky Feldman, llp, as set forth in their report thereon appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

      We are subject to the information requirements of the Exchange Act of 1934, and, in accordance therewith will have been filing reports, proxy statements and other information with the United States Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the United States Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the regional offices of the United States Securities and Exchange Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Securities and Exchange Commission, Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois upon payment of the prescribed fees. Electronic registration statements filed through the Electronic Data Gathering, Analysis, and Retrieval System are publicly available through the United States Securities and Exchange Commission's Web site (http://www.sec.gov). Further information on public reference rooms available at the United States Securities and Exchange Commission is available by contacting the United States Securities and Exchange Commission at 1-(800) SEC-0330. The Nasdaq Stock Market maintains a Web site at (http://www.nasdaq.com) whereby information regarding Thinkpath may be obtained

                          Index to Financial Statements

Thinkpath.com Inc. Report of Independent
Auditors ................................................................   F-2

Thinkpath.com Inc. Consolidated Balance Sheet -
December 31, 1998 and December 31, 1997 .................................   F-3

Thinkpath.com Inc. Consolidated Statement of Income -
December 31, 1998 and December 31, 1997 .................................   F-5

Thinkpath.com Inc. Consolidated Statement of Changes -
December 31, 1998 and December 31, 1997 .................................   F-6

Thinkpath.com Inc. Consolidated Statement of Cash Flows -
December 31, 1998 and December 31, 1997 .................................   F-7

Thinkpath.com Inc. Notes to the Consolidated Financial
Statements ..............................................................   F-8

Cad Cam, Inc. Reports of Independent Auditors ...........................   F-22

Cad Cam, Inc. Consolidated Balance Sheet - December 31,
1998 and December 31, 1997 ..............................................   F-24

Cad Cam, Inc. Consolidated Balance Sheet - December 31, 1998
and December 31, 1997 ...................................................   F-25

Cad Cam, Inc. Consolidated Statements of Operations -
December 31, 1998 and December 31, 1997 .................................   F-26

Cad Cam, Inc. Consolidated Statement of Changes in Stockholders' Equity -
December 31, 1998 and December 31, 1997 .................................   F-27

Cad Cam, Inc. Consolidated Statements of Cash Flows -
December 31, 1998 and December 31, 1997 .................................   F-28

Cad Cam, Inc. Note to the Consolidated Financial Statements .............   F-29

Pro Forma Consolidated Financial Statements - Nine Months
ended September 30, 1999 and September 30, 1998 .........................   F-39

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of Thinkpath.com Inc. formerly known as IT Staffing Ltd.

We have audited the accompanying consolidated balance sheets of Thinkpath.com Inc. formerly known as IT Staffing Ltd. (incorporated in Canada) as of December 31, 1998 and 1997 and the related consolidated statements of income, cash flows and changes in stockholders' equity for the years ended December 31, 1998 and 1997. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Thinkpath.com Inc. formerly known as IT Staffing Ltd. as of December 31, 1998 and 1997 and the consolidated results of its operations and its cash flows for the years ended December 31, 1998 and 1997, in conformity with generally accepted accounting principles in the United States of America.


Toronto, Ontario                        /s/ Schwartz Levitsky Feldman, llp
                                        ----------------------------------------
                                                 Chartered Accountants

June 25, 1999 except
for notes 15 and 19
for which the date
is February 24, 2000

THINKPATH.COM INC.
Consolidated Balance Sheet
As of December 31
(Amounts expressed in US dollars)
                                                              1998          1997

                                                                $             $
                                     ASSETS
CURRENT ASSETS

   Cash                                                         --         9,860
   Accounts receivable (note 2)                          2,184,783       761,570
   Prepaid expenses                                         87,941        19,997
                                                         ---------     ---------

                                                         2,272,724       791,427

CAPITAL ASSETS (note 3)                                    526,562        47,955

GOODWILL (note 4)                                        1,332,603       434,833

INVESTMENT IN NON-RELATED COMPANY (note 5)                 130,438            --

DEFERRED CHARGES (note 6)                                  586,450            --
                                                         ---------     ---------

                                                         4,848,777     1,274,215
                                                         =========     =========

THINKPATH.COM INC. STAFFING LTD.
Consolidated Balance Sheet
As of December 31
(Amounts expressed in US dollars)
                                                            1998           1997

                                                             $              $
                                   LIABILITIES
CURRENT LIABILITIES

   Bank indebtedness (note 7)                            734,034        196,248
   Accounts payable                                    1,386,659        388,250
   Income taxes payable                                   95,212         40,786
   Note payable                                               --        104,858
   Current portion of long-term debt (note 8)            218,251         21,191
   Advances from stockholders                                 --         49,749
                                                       ---------        -------
                                                       2,434,156        801,082

LONG-TERM DEBT (note 8)                                  628,428         37,278
                                                       ---------        -------

                                                       3,062,584        838,360
                                                       ---------        -------

                              STOCKHOLDERS' EQUITY

CAPITAL STOCK (note 9)                                 1,448,368        328,327

CUMULATIVE TRANSLATION ADJUSTMENT                       (139,026)       (18,133)

RETAINED EARNINGS                                        476,851        125,661
                                                       ---------        -------

                                                       1,786,193        435,855
                                                       ---------        -------

                                                       4,848,777      1,274,215
                                                       =========      =========

       The accompanying notes are an integral part of these consolidated financial statements.

THINKPATH.COM INC.
Consolidated Statements of Income
For the years ended December 31
(Amounts expressed in US dollars)
                                                             1998          1997

                                                              $             $

REVENUE

   Contract services                                   10,273,956      3,729,703
   Permanent placements                                 2,228,604        974,638
                                                       ----------      ---------

                                                       12,502,560      4,704,341

COST OF CONTRACT SERVICES                               7,594,533      2,888,540
                                                       ----------      ---------

GROSS PROFIT                                            4,908,027      1,815,801
                                                       ----------      ---------

EXPENSES

   Selling                                              2,984,604      1,123,051
   Administrative                                       1,354,561        373,627
   Financial                                              102,351        125,594
                                                       ----------      ---------

                                                        4,441,516      1,622,272
                                                       ----------      ---------

INCOME FROM OPERATIONS BEFORE INCOME TAXES                466,511        193,529

   Income taxes (note 10)                                 115,321         55,121
                                                       ----------      ---------

NET INCOME                                                351,190        138,408
                                                       ==========      =========

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
   OUTSTANDING

   Basic                                                1,684,542      1,309,135
                                                       ==========      =========

   Fully diluted                                        1,906,667      1,309,135
                                                       ==========      =========

EARNINGS PER WEIGHTED AVERAGE COMMON SHARE

   Basic                                                     0.21           0.11
                                                       ==========      =========

   Fully diluted                                             0.18           0.11
                                                       ==========      =========

        The accompanying notes are an integral part of these consolidated financial statements.

THINKPATH.COM INC.
Consolidated Statements of Changes in Stockholders' Equity
For the years ended December 31
(Amounts expressed in US dollars)

                                    Common
                                     Stock                          Cumulative
                                 Number of                Retained  Translation
                                    Shares     Amounts    Earnings  Adjustments
                                 ---------   ---------   ---------  -----------
                                                    $           $          $

Balance as of December 31, 1996  1,021,125           4     (12,747)          59

Common shares issued               288,010     328,323          --           --

Foreign currency translation            --          --          --      (18,192)

Net income for the year                 --          --     138,408           --
                                 ---------   ---------     -------     --------

Balance as of December 31, 1997  1,309,135     328,327     125,661      (18,133)

Common shares issued               408,740   1,120,041          --           --

Foreign currency translation            --          --          --     (120,893)

Net income for the year                 --          --     351,190           --
                                 ---------   ---------     -------     --------

Balance as of December 31, 1998  1,717,875   1,448,368     476,851     (139,026)
                                 =========   =========     =======     ========

       The accompanying notes are an integral part of these consolidated financial statements.

THINKPATH.COM INC.
Consolidated Statement of Cash Flows
For the years ended December 31
(Amounts expressed in US dollars)
                                                         1998          1997

                                                          $             $

Cash flows from operating activities:
   Net income                                         351,190       138,408
                                                   ----------      --------

   Adjustments to reconcile net income to
       net cash (used in) provided by
       operating activities:
       Amortization                                   140,735        16,968
       Amortization of goodwill                        44,191        15,258
       Increase in accounts receivable             (1,524,174)     (577,114)
       Increase in prepaid expenses                   (83,531)      (15,645)
       Increase in accounts payable                 1,058,432       317,281
       Decrease in income taxes payable                59,095        34,365
                                                   ----------      --------
   Total adjustments                                 (305,252)     (208,887)
                                                   ----------      --------
   Net cash provided by (used in) operating
       activities                                      45,938       (70,479)
                                                   ----------      --------
Cash flows from investing activities:
   Purchases of capital assets                       (638,867)      (44,739)
   Incorporation costs                                     --           733
   Acquisition of goodwill                           (989,825)     (140,028)
   Acquisition of shares in non-related
       company                                       (134,853)           --
                                                   ----------      --------
   Net cash used in investing activities           (1,763,545)     (184,034)
                                                   ----------      --------
Cash flows from financing activity:
   Increase (decrease) in notes payable              (101,140)      108,350
   Increase in long-term debt                         818,942        23,837
   Proceeds from issuance of capital stock          1,075,253            --
   Increase (decrease) in advances from
     shareholders                                     (47,985)       21,716
   Increase in deferred charges                      (606,300)           --
   Increase in bank indebtedness                      569,592        96,601
                                                   ----------      --------
                                                    1,708,362       250,504
                                                   ----------      --------
Effect of foreign currency exchange rate changes         (615)        8,126
                                                   ----------      --------
Net increase (decrease) in cash and cash
   equivalents                                         (9,860)        4,117
Cash and cash equivalents
   - Beginning of year                                  9,860         5,743
                                                   ----------      --------
   - End of year                                           --         9,860
                                                   ==========      ========
Interest paid                                         113,102         6,491
                                                   ==========      ========
Income taxes paid                                          --            --
                                                   ==========      ========

        The accompanying notes are an integral part of these consolidated financial statements.

THINKPATH.COM INC.
Notes to Consolidated Financial Statements
December 31, 1998 and December 31, 1997
(Amounts expressed in US dollars)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      a)    Principles of Consolidation

      The consolidated financial statements include the accounts of Thinkpath.com Inc. and its wholly-owned subsidiaries. The earnings of the subsidiaries are included from the date of acquisition. All significant inter-company accounts have been eliminated.

      Systemsearch Consulting Services Inc. was acquired on January 2, 1997 for $391,313. This amount was paid by the issuance of common shares and a cash payment of $97,828. The purchase has been reflected as follows:

Consideration                                                           $391,313
Assumption of net liabilities                                             57,321
                                                                        --------

Goodwill                                                                $448,634
                                                                        ========

      International Career Specialists Ltd. was acquired on January 1, 1998 for $652,188. This amount was paid by the issuance of common shares and a cash payment of $326,094. The purchase was reflected as follows:

Consideration                                                           $652,188
Assumption of net liabilities                                            198,409
                                                                        --------

Goodwill                                                                $850,597
                                                                        ========

      The assets of Southport Consulting Company, a New Jersey corporation were acquired by Thinkpath.com Inc. in a transaction effective October 31, 1998. The consideration for the acquisition was as follows:

Cash                                                                    $ 50,000
Shares                                                                   200,000
                                                                        --------

                                                                        $250,000
                                                                        ========

THINKPATH.COM INC.
Notes to Consolidated Financial Statements
December 31, 1998 and December 31, 1997
(Amounts expressed in US dollars)

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd)

      a)    Principles of Consolidation (cont'd)

            40,000 shares were issued.

            The assets acquired are valued as follows:

Software                                                                $130,000
Office furniture and equipment                                            20,000
Goodwill                                                                 100,000
                                                                        --------

                                                                        $250,000
                                                                        ========

      b)    Principal Business Activity

            Thinkpath.com Inc. is an information technology staffing company, which along with its subsidiaries System Search Consulting Services Inc. and International Career Specialists Ltd., specialize in placing information technology personnel on both a contract and permanent basis

            System Search Consultants Inc. was purchased by Thinkpath.com Inc. in a transaction effective January 2, 1997. The acquisition was accounted for using the purchase method.

            International Career Specialists Ltd. was purchased by Thinkpath.com Inc. in a transaction effective January 1, 1998. The acquisition was accounted for using the purchase method.

      c)    Cash and Cash Equivalents (Bank Indebtedness)

            Cash and cash equivalents (bank indebtedness) include cash on hand, amounts due from and to banks, and any other highly liquid investments purchased with a maturity of three months or less. The carrying amount approximates fair value because of the short maturity of those instruments.

      d)    Other Financial Instruments

            The carrying amount of the company's other financial instruments approximate fair value because of the short maturity of these instruments or the current nature of interest rates borne by these instruments.

      e)    Long-term Financial Instruments

            The fair value of each of the company's long-term financial assets and debt instruments is based on the amount of future cash flows associated with each instrument discounted using an estimate of what the company's current borrowing rate for similar instruments of comparable maturity would be.

THINKPATH.COM INC.
Notes to Consolidated Financial Statements
December 31, 1998 and December 31, 1997
(Amounts expressed in US dollars)

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd)

      f)    Capital Assets

            Property and equipment are recorded at cost and are depreciated on the declining balance basis over their estimated useful lives.

      g)    Revenue

            Revenue from contract placements is recognized as services are performed. Revenue from permanent placements are recognized upon commencement of employment.

      h)    Goodwill

            Goodwill representing the cost in excess of the fair value of net assets acquired related to the acquisitions of Systemsearch Consulting Services Inc., International Career Specialists Ltd., and the assets of Southport Consulting Company is being amortized on a straight-line basis over a thirty year period. The company calculates the recoverability of goodwill on a quarterly basis by reference to estimated undiscounted future cash flows.

      i)    Foreign Currency Translation

            The translation of the consolidated financial statements from Canadian dollars ("CDN $") into United States dollars is performed for the convenience of the reader. Balance sheet accounts are translated using closing exchange rates in effect at the balance sheet date and income and expense accounts are translated using an average exchange rate prevailing during each reporting period. No representation is made that the Canadian dollar amounts could have been, or could be, converted into United States dollars at the rates on the respective dates or at any other rates. Adjustments resulting from the translation are included in the cumulative translation adjustments in stockholders' equity.

      i)    Use of Estimates

            The preparation of consolidated financial statements in conformity with generally accepted accounting principals in the United States of America requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

THINKPATH.COM INC.
Notes to Consolidated Financial Statements
December 31, 1998 and December 31, 1997
(Amounts expressed in US dollars)

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd)

      j)    Comprehensive Income

            In 1998, the company adopted the provisions of SFAS No. 130 "Reporting Comprehensive Income". This standard requires companies to disclose comprehensive income in their financial statements. In additional to items included in net income, comprehensive income includes items currently charged or credited directly to stockholders' equity, such as the changes in unrealized appreciation (depreciation) of securities and foreign currency translation adjustments.

2.    ACCOUNTS RECEIVABLE                                   1998            1997

                                                             $               $

Accounts receivable                                    2,217,392         796,523
Less: Allowance for doubtful accounts                     32,609          34,953
                                                       ---------         -------

                                                       2,184,783         761,570
                                                       =========         =======

4.    CAPITAL ASSETS

                                               1998                      1997
                                ----------------------------------     -------
                                           Accumulated
                                    Cost  Amortization        Net         Net
                                --------  ------------      ------      ------
                                      $             $           $           $
Furniture and equipment          227,284        52,151     175,133      24,565
Computer equipment               268,924        57,381     211,543      16,399
Computer software                136,510        74,777      61,733       6,991
Leasehold improvements             5,263           526       4,737          --
Software database                 10,551         1,583       8,968          --
Web site development               3,147           472       2,675          --
HR Work bench development         46,652            --      46,652          --
Apptracker development            15,121            --      15,121          --
                                 -------       -------     -------      ------

                                 713,452       186,890     526,562      47,955
                                 =======       =======     =======      ======

Assets under capital lease       301,291        40,539     260,753          --
                                 =======       =======     =======      ======

Amortization for the year amounted to $140,735 ($16,968 in 1997).

THINKPATH.COM INC.
Notes to Consolidated Financial Statements
December 31, 1998 and December 31, 1997
(Amounts expressed in US dollars)

4.    GOODWILL

      Goodwill is the excess of cost over the value of assets acquired over liabilities assumed.

                                                         1998              1997

                                                          $                 $

Cost                                                1,389,123            450,091

   Accumulated amortization                            56,520             15,258
                                                    ---------            -------

Net                                                 1,332,603            434,833
                                                    =========            =======

AMORTIZATION FOR THE YEAR                              44,191             15,258
                                                    =========            =======

5.    INVESTMENT IN NON-RELATED COMPANY

      In September 1998, Thinkpath.com Inc. was issued 95,000 common shares of Fax Forward Inc. in lieu of $130,438 receivable owing to them. The investment is accounted for using the cost method. Fax Forward Inc. has issued an offering memorization as at March 15, 1999 in order to raise $15,000,000 through the Issuance of 3,750,000 units. Each unit consists of 1 common share and one-quarter of one share purchase warrants. At date hereof this offering has not yet closed.

6.    DEFERRED CHARGES

      Deferred charges are related to the initial public offering as described in note 15. These costs will be charged against the proceeds of the new share issuance in 1999.

THINKPATH.COM INC.
Notes to Consolidated Financial Statements
December 31, 1998 and December 31, 1997
(Amounts expressed in US dollars)

7.    BANK INDEBTEDNESS AND LINE OF CREDIT

      Thinkpath.com Inc. has available a line of credit to a maximum of $1,500,000, which bears interest at Canadian prime plus 2.1% per annum and is secured by a general assignment of book debts, a general security agreement and guarantees and postponements of claims by various affiliated companies.

8.    LONG-TERM DEBT

                                                                            1998  1997

                                                                             $     $
      a.    Included therein:

A BDC loan secured by a general security agreement, payable in 59 equal monthly payments of $3,261 starting April 23, 1999, plus interest of the BDC base rate plus 2% per annum. Currently the interest rate is 11%. In addition, Thinkpath.com Inc. shall pay interest monthly by way of royalty of 0.018% per annum of
Thinkpath.com Inc.'s projected annual gross sales                        195,656    --

A Business Development Bank of Canada ("BDC") loan, secured by a general security agreement, payable in 44 equal monthly payments of
$4,348 from October 23, 1998, plus interest of the BDC base rate plus
4% per annum. Current the interest rate is 12.75%. In addition
Thinkpath.com Inc. shall pay interest monthly by way of a royalty of
0.0426% per annum of Thinkpath.com Inc.'s projected annual gross
sales                                                                    243,496    --

A BDC loan, secured by a general security agreement,
payable in 47 monthly payments of $3,261 plus interest
of the BDC base rate plus 4% per annum.  Currently, the
interest rate is 12.75%.  In addition, Thinkpath.com Inc. shall pay interest monthly by way of royalty of 0.0198% per
annum of its projected gross annual sales                                182.613    --

A BDC loan secured by a general security agreement, payable in 22 remaining monthly payments of $653 plus interest of the BDC
operational interest rate prime plus
5%, per annum.  Currently, the interest rate if 13.75%                    20,218    --

THINKPATH.COM INC.
Notes to Consolidated Financial Statements
December 31, 1998 and December 31, 1997
(Amounts expressed in US dollars)

8.    LONG-TERM DEBT (cont'd)

                                                                            1998       1997

                                                                             $          $

A BDC loan secured by a general security agreement
payable in 23 remaining monthly payments of $653 plus
interest of the BDC base rate plus 3% per annum
Currently, the interest rate is 11.75%                                    15,000     23,749

A National Bank of Canada non-revolving, demand loan currently with no outstanding balance. Payments were made on a monthly basis in the amount of $608 for 24 months, at a rate equal to the National Bank of
Canada Canadian prime rate plus 2% per annum                                  --      5,746

Various capital leases with various payment terms and
interest rates                                                           189,696         --
                                                                         -------     ------

                                                                         846,679     58,469

Less: Current portion                                                    218,251     21,191
                                                                         -------     ------

                                                                         628,428     37,278
                                                                         =======     ======

      b)    Future principal payments obligations are as follows:

           1999                                                  $  218,251
           2000                                                     203,944
           2001                                                     160,262
           2002                                                     146,158
           2003                                                     107,840
           Thereafter                                                10,224
                                                                 ----------

                                                                 $  846,679
                                                                 ==========

      c) Interest expense with respect to the long-term debt amounted to $60,317 ($6,491 in 1997).

      d) Pursuant to the BDC loan agreement, BDC has the option to acquire 22,125 shares for an aggregate consideration of $1. The fair market value of these shares at the time of issuance was $62,393 ($2.82 share). The imputed discount on these options is being amortized over the term of the loan as interest.

THINKPATH.COM INC.
Notes to Consolidated Financial Statements
December 31, 1998 and December 31, 1997
(Amounts expressed in US dollars)

9.    CAPITAL STOCK

      Authorized

      An unlimited number of common shares

        Issued                             Shares                       $
        ------                        -----------                ----------

        December 31, 1998               1,717,875                 1,448,368
        December 31, 1997               1,309,135                   328,327

      On January 2, 1997, 288,010 shares were issued in conjunction with the acquisition of Systemsearch Consulting Services Inc. with a carrying value of $328,323.

      On January 1, 1998, 130,914 shares were issued in conjunction with the acquisition of International Career Specialists Ltd. with a carrying value of $349,528.

      A private placement of 196,370 shares was completed in March 1998 yielding proceeds of $423,639.

      A second private placement of 85,094 shares was completed in April 1998 yielding proceeds of $216,814.

      The company redeemed 43,637 shares for $69,940 in April 1998.

      The company has outstanding stock options issued in conjunction with its long-term financing agreements for 22,125 shares (see note 8d) and additional options issued to a consultant of the company for 200,000 shares exercisable at $2.10/share.

      Subsequent to June 30, 1998, the company granted options to purchase 50,000 shares to a vice president. The options are exercisable at the issue price of common shares in the proposed initial public offering.

      On October 31, 1998, the company issued 40,000 shares in the acquisition of the assets of Southport Inc. The cost of these shares was $200,000.

      The company has initiated a stock option plan for officers, directors, consultants, key employees and advisors. Under the plan, options to acquire an aggregate of 435,000 common shares may be granted at the discretion of the board of directors. The shares will require a two-year vesting period and will be exercisable for up to 10 years. The option exercise price will be determined by the board of directors and may not be less than the fair market value of the common shares on the date of the granting of an option. To date, no options have been granted under this plan.

THINKPATH.COM INC.
Notes to Consolidated Financial Statements
December 31, 1998 and December 31, 1997
(Amounts expressed in US dollars)

9.    CAPITAL STOCK (cont'd)

      On August 6, 1998, the company split its stock. The result of the split converted the outstanding shares from 1,281,667 to 1,667,875 shares. The number of shares indicated above have been retroactively restated in all periods to reflect the stock split on august 6, 1998.

      The fully diluted shares outstanding after the effect of the stock split is 1,900,000 shares.

      Weighted average number of shares outstanding is calculated on a fully diluted basis after giving effect to the stock split.

10.   INCOME TAXES

                                                             1998         1997

                                                              $            $

      Income taxes consist of:

Amount calculated at Federal and Provincial
   statutory rates                                        115,471       70,702
                                                          -------       ------

Increase (decrease) resulting from:
   Permanent differences                                   10,407        2,714
   Timing differences                                      (1,471)         (29)
   Other differences                                       (9,086)     (18,266)
                                                          -------       ------

                                                             (150)     (15,581)
                                                          -------       ------

Current income taxes                                      115,321       55,121
                                                          =======       ======

THINKPATH.COM INC.
Notes to Consolidated Financial Statements
December 31, 1998 and December 31, 1997
(Amounts expressed in US dollars)

11.   COMPREHENSIVE INCOME

      The company has adopted Statement of Financial Accounting Standards No. 130 Reporting Comprehensive Income and its components in the financial statements. However, it does not affect net income or stockholders' equity. The components of comprehensive income are as follows:

                                                        1998               1997

                                                         $                  $

Net income                                           351,190            138,408
Other comprehensive loss                            (120,893)           (18,192)
                                                    --------            -------

Comprehensive income                                 230,297            120,216
                                                    ========            =======

      The components of accumulated other comprehensive income (loss) are as follows:

Accumulated other comprehensive income, December 31, 1996                        $      59
Foreign currency translation adjustments for the year ended December 31, 1997      (18,192)
                                                                                 ---------

Accumulated other comprehensive losses, December 31, 1997                          (18,133)

Foreign currency translation adjustments for the year ended December 31, 1998     (120,893)
                                                                                 ---------

Accumulated other comprehensive losses December 31, 1998                         $(139,026)
                                                                                 =========

      The foreign currency translation adjustments are not currently adjusted for income taxes since the company is situated in Canada and the adjustments relate to the translation of the financial statements from Canadian dollars into United States dollars done only for the convenience of the reader.

12.   TRANSACTIONS WITH RELATED COMPANIES

      Prior to Thinkpath.com Inc. purchasing shares of International Career Specialists Ltd. on January 1, 1998, the company rented premises from International Career Specialists Ltd. The land and building were disposed of as part of the purchase price.

THINKPATH.COM INC.
Notes to Consolidated Financial Statements
December 31, 1998 and December 31, 1997
(Amounts expressed in US dollars)

13.   LEASE COMMITMENTS

      a) Minimum payments under operating leases for premises occupied by the company and its subsidiaries in Toronto and New York, exclusive of most operating costs and realty taxes, for the fiscal year end of December 31 for the next five years are as follows:

           1999                                                  $  173,064
           2000                                                     173,141
           2001                                                     169,195
           2002                                                      43,295
           2003                                                      40,786
           Thereafter                                                13,838
                                                                 ----------

                                                                 $  613,319
                                                                 ==========

14.   SALES INFORMATION

      a)    Sales by Geographic Area

                                                        1998                1997

                                                         $                   $

Canada                                            11,877,432           4,503,642
United States of America                             625,128             200,699
                                                  ----------           ---------

                                                  12,502,560           4,704,341
                                                  ==========           =========

      b)    Net Income by Geographic Area

      The company's accounting records do not readily provide information on net income by geographic area. Management is of the opinion that the proportion of net income based principally on sales, presented below, would fairly present the results of operations by geographic area.

                                                          1998              1997

                                                           $                 $

Canada                                                 333,630           131,822
United States of America                                17,560             6,586
                                                       -------           -------

                                                       351,190           138,408
                                                       =======           =======

THINKPATH.COM INC.
Notes to Consolidated Financial Statements
December 31, 1998 and December 31, 1997
(Amounts expressed in US dollars)

14.   SALES INFORMATION (cont'd)

      c)    Identifiable Assets by Geographic Area

            All identifiable assets were located in Canada for 1998.

      d)    Revenues from Major Customers

            The consolidated entity had the following revenues from major customers:

            1998

            No single customer consisted of more than 10% of the revenues.

            1997

              Bank of Montreal                     $   674,426          14%
              SHL Systemhouse                          511,951          11%

      e)    Purchases from Major Suppliers

            There were no significant purchases from major suppliers.

15.   SUBSEQUENT EVENTS

      On June 3, 1999 the company successfully completed as initial public offering on NASDAQ. The company issued 1,100,000 shares for gross proceeds of $5,500,000.

      During 1999, the company acquired all of the issued and outstanding shares of Cad-Cam, Inc. for a combination of common shares and cash for a total of $6 million subject to certain adjustments.

      In December 1999, the company issued 15,000 shares of Series A 8% Cumulative Convertible Preferred Stock and common stock purchase warrants to purchase an aggregate of 500,000 shares of our common stock in connection with a private placement offering to accredited investors in consideration for $1,500,000.

      The company has signed a number of letters of intent and expressions of interest with corporations operating in various cities in the U.S. At this time, due to confidentiality agreements, the company is not at liberty to disclose the identity or terms and conditions of these acquisitions.

16.   COMPARATIVE FIGURES

      Certain figures in the 1997 financial statements have been reclassified to conform with the basis of presentation used in 1998.

THINKPATH.COM INC.
Notes to Consolidated Financial Statements
December 31, 1998 and December 31, 1997
(Amounts expressed in US dollars)

17.   STOCK OPTION PLAN

      In July 1998, the directors of the company adopted and the stockholders approved the adoption of the company's 1998 Stock Option Plan.

      The plan will be administrated by the Compensation Committee or the Board of Directors, which will determine among other things, those individuals who shall receive options, the time period during which the options may be partially of fully exercised, the number of common shares issuable upon the exercise of the options and the option exercise price.

      The plan is effective for a period for ten years, expiring in 2008. Options to acquire 435,000 common shares may be granted to officers, directors, consultants, key employees, advisors and similar parties who provide their skills and expertise to the company. The plan is designed to enable management to attract and retain qualified and competent directors, employees, consultants and independent contractors, Options granted under the plan may be exercisable for up to ten years, generally require a minimum two year vesting period, and shall be at an exercise price all as determined by the Board of Directors provided that, pursuant to the terms of the Underwriting Agreement between the company and Underwriters, the exercise price of any options may not be less than the fair market value of the common shares on the date of the grant. Options are non-transferable, and are exercisable only by the participant (or by this or her guardian of legal representative) during his or her lifetime or by his or her legal representatives following death.

      If a participant ceases, affiliation with the company by reason of death, permanent disability or retirement at or after age 65, the option remains exercisable for one year from such occurrence but not beyond the option's expiration date. Other types of termination allow the participant 90 days to exercise the option, except for termination for cause which results in immediate termination of the option.

      The company has agreed with the representative not to grant any options under the plan at less than 100% of the fair market value of the common shares at the date of the grant of the option.

      Any unexercised options that expire or that terminate upon an employee's ceasing to be employed by the company become available again for issuance under the plan, subject to applicable securities regulation.

      The plan may be terminated or amended at any time by the Board of Directors, except that the number of common shares reserved for issuance upon the exercise of options granted under the plan may not be increased without the consent of the shareholders of the company.

THINKPATH.COM INC.
Notes to Consolidated Financial Statements
December 31, 1998 and December 31, 1997
(Amounts expressed in US dollars)

18.   UNCERTAINTY DUE TO THE YEAR 2000 ISSUE

      The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect a company's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the company, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

19.   CHANGE OF CORPORATE NAME

      On February 24, 2000, the company changed its corporate name from IT Staffing Ltd. to Thinkpath.com Inc.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of Cad Cam, Inc.

We have audited the accompanying consolidated balance sheet of Cad Cam, Inc. as of December 31, 1998 and the related consolidated statements of operations, cash flows and changes in stockholders' deficiency for the year then ended. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated financial statements of Cad Cam, Inc. as of December 31, 1997 were audited by other auditors whose report dated October 31, 1998, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cad Cam, Inc. as of December 31, 1998 and the consolidated results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles in the United States of America.


                                        /s/   Schwartz Levitsky Feldman, llp
                                        ----------------------------------------
                                                Chartered Accountants
Toronto, Ontario
August 25, 1999 except
for note 8 for
which the date is
February 24, 2000

                         REPORT OF INDEPENDENT AUDITORS


To the Board of Directors and Stockholders of Cad Cam, Inc.

         We have audited the accompanying consolidated balance sheet of Cad Cam, Inc. and its subsidiaries as of December 31, 1977, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for out opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cad Cam, Inc. and its subsidiaries as of December 31, 1997, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.


                                        /s/ MOORE STEPHENS, P.C.
                                        ----------------------------------------
                                        MOORE STEPHENS, P.C.
                                        Certified Public Accountants

Cranford, New Jersey
October 30, 1998

CAD CAM, INC.
Consolidated Balance Sheet
As of December 31, 1998 and 1997
(Amounts expressed in US dollars)

                                                             1998           1997

                                                              $              $
                                     ASSETS
CURRENT ASSETS

   Cash                                                   186,537         13,710
   Accounts receivable (note 2)                         2,461,972      4,631,287
   Inventory                                              116,385         18,370
   Prepaid expenses                                       106,144         79,420
                                                        ---------      ---------

                                                        2,871,038      4,742,787

FIXED ASSETS (note 3)                                   1,274,281      1,364,977

DUE FROM RELATED PARTIES (note 4)                         281,953        195,357

GOODWILL (note 5)                                          23,872         34,104

CASH SURRENDER VALUE-OFFICER'S LIFE INSURANCE
    (note 6)                                               67,174         91,078

OTHER ASSETS (note 7)                                      34,982         33,567
                                                        ---------      ---------

                                                        4,553,300      6,461,870
                                                        =========      =========

CAD CAM, INC.
Consolidated Balance Sheet
As of December 31, 1998 and 1997
(Amounts expressed in US dollars)
                                                            1998           1997

                                                             $              $
                                   LIABILITIES
CURRENT LIABILITIES

   Bank indebtedness (note 8)                          3,243,117      2,936,000
   Accounts payable (note 9)                             653,187        826,859
   Wages and benefits payable                            697,238        487,813
   Current portion of long-term debt (note 10)                --          6,161
   Deferred income taxes (note 11)                       203,357        677,831
                                                       ---------      ---------

                                                       4,796,899      4,934,664

LONG-TERM DEBT (note 10)                                      --        430,356
                                                       ---------      ---------

                                                       4,796,899      5,365,020
                                                       ---------      ---------

                            STOCKHOLDERS' DEFICIENCY

CAPITAL STOCK (note 12)                                   10,000         10,000

RETAINED EARNINGS                                         33,223      1,373,672
                                                       ---------      ---------

                                                          43,223      1,383,672

TREASURY STOCK (note 13)                                (286,822)      (286,822)
                                                       ---------      ---------

                                                        (243,599)     1,096,850
                                                       ---------      ---------

                                                       4,553,300      6,461,870
                                                       =========      =========

        The accompanying notes are an integral part of these consolidated financial statements.

CAD CAM, INC.
Consolidated Statements of Operations
For the years ended December 31, 1998 and 1997
(Amounts expressed in US dollars)

                                                           1998             1997

                                                            $                $

REVENUE                                              20,443,445       20,942,579

   Cost of services                                  15,113,741       15,194,796
                                                     ----------       ----------

GROSS PROFIT                                          5,329,704        5,747,783

   Other income                                          44,204            8,522
                                                     ----------       ----------

                                                      5,373,908        5,756,305
                                                     ----------       ----------

EXPENSES

   Administrative                                     3,368,430        3,050,421
   Selling                                            1,958,882        1,996,326
   Financial                                          1,831,233          600,378
   Miscellaneous                                         30,286           31,294
                                                     ----------       ----------

                                                      7,188,831        5,678,419
                                                     ----------       ----------

INCOME (LOSS) FROM OPERATIONS
         BEFORE INCOME TAXES                         (1,814,923)          77,886

   Income taxes (recovery) (note 11)                   (474,474)          69,000
                                                     ----------       ----------

NET INCOME (LOSS)                                    (1,340,449)           8,886
                                                     ==========       ==========

BASIC AND DILUTED EARNINGS (LOSS) PER SHARE             (16,755)             111
                                                     ==========       ==========

WEIGHTED AVERAGE NUMBER OF SHARES                            80               80
                                                     ==========       ==========

CAD CAM, INC.
Consolidated Statements of Changes in Stockholders' Equity (Deficiency) For the years ended December 31, 1998 and 1997
(Amounts expressed in US dollars)

                                       Common                    Treasury
                                        Stock                       Stock                    Retained
                                    Number of                   Number of                    Earnings
                                       Shares       Amounts        Shares        Amount      (Deficit)
                                     --------      --------     ---------      --------     ----------
                                                        $                           $              $

Balance as of December 31, 1996           100        10,000            20      (286,822)     1,364,786

   Net income for the year                 --            --            --            --          8,886
                                          ---        ------            --      --------      ---------

Balance as of December 31, 1997           100        10,000            20      (286,822)     1,373,672

   Net loss for the year                   --            --            --            --     (1,340,449)
                                          ---        ------            --      --------      ---------

Balance as of December 31, 1998           100        10,000            20      (286,822)        33,223
                                          ===        ======            ==      ========      =========

CAD CAM, INC.
Consolidated Statements of Cash Flows
For the years ended December 31, 1998 and 1997
(Amounts expressed in US dollars)

                                                                  1998           1997

                                                                   $              $
CASH FLOWS FROM OPERATING ACTIVITIES

   Net income (loss)                                        (1,340,449)         8,886
   Adjustments for:
       Depreciation of capital assets                          332,557        349,460
      Amortization of goodwill and other assets                 11,895         12,006
      Loss on disposal of equipment                                 --         50,262
      Bad Debts                                              1,306,792        271,168
   Decrease (increase) in accounts receivable                  862,523     (1,644,029)
   Decrease (increase) in prepaid expenses                     (26,724)        14,184
   Increase in inventory                                       (98,015)        (3,735)
   Increase in accounts payable                                 12,322        320,806
   Increase (decrease) in wages and benefits payable            23,431        103,963
   Increase (decrease) in deferred income taxes               (474,474)        69,000
                                                            ----------      ---------

                                                               609,858       (448,029)
                                                            ----------      ---------

CASH FLOWS FROM INVESTING ACTIVITIES

   Proceeds from sale of capital assets                             --          1,000
   Purchases of capital assets                                (241,861)      (690,825)
   Decrease (increase) in cash surrender value-officer's
      life insurance                                            23,904        (28,592)
   Increase in due from related parties                        (86,596)       (21,420)
   Increase in other assets                                     (3,078)       (38,813)
                                                            ----------      ---------

                                                              (307,631)      (778,650)
                                                            ----------      ---------

CASH FLOWS FROM FINANCING ACTIVITIES

   Borrowings on long-term notes payable                            --        400,000
   Net borrowings on line of credit                            307,117        922,047
   Repayments on long-term notes payable                      (430,356)      (124,366)
   Payments on capital lease obligations                        (6,161)       (20,476)
                                                            ----------      ---------

                                                              (129,400)     1,177,205
                                                            ----------      ---------

NET INCREASE (DECREASE) IN CASH AND CASH
   EQUIVALENTS                                                 172,827        (49,474)

   Cash and cash equivalents, beginning of year                 13,710         63,184
                                                            ----------      ---------

CASH, END OF YEAR                                              186,537         13,710
                                                            ==========      =========
CASH PAID DURING THE YEAR

   Interest                                                    295,883        280,796
                                                            ==========      =========

   Income taxes                                                     --             --
                                                            ==========      =========

CAD CAM, INC.
Notes to Consolidated Financial Statements
December 31, 1998 and 1997
(Amounts expressed in US dollars)

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      a) Nature of Operations - Cad Cam, Inc. and its subsidiaries, Cad Cam of Michigan Inc., Cad Cam Integrated Systems Inc. and Cad Cam Technical Services Inc., principally provide temporary contract placement services in the United States of America.

      b) Principles of Consolidation - The consolidated financial statements include the accounts of Cad Cam, Inc. and its wholly owned subsidiaries, Cad Cam of Michigan Inc., Cad Cam Integrated Services Inc., and Cad Cam Technical Services Inc. All material intercompany transactions have been eliminated.

      c) Cash and Cash Equivalents - Cash and cash equivalents (bank indebtedness) include cash on hand, amounts due from and to banks, and other highly liquid investments purchased with a maturity of three months or less.

      d) Other Financial Instruments - The carrying amount of the company's other financial instruments approximates fair value, because of the short maturity of these instruments or the current nature of interest rates borne by these instruments.

      e) Long-term financial instruments - The fair value of each of the company's long-term financial assets and debt instruments is based on the amount of future cash flows associated with each instrument discounted using an estimate of the company's current borrowing rate for similar instruments of comparable maturity.

      f) Concentration of Credit Risk - Financial instruments that potentially subject the company to concentration of credit risk include cash and cash equivalents and accounts receivable arising from its normal business activities. The company places its cash and cash equivalents with high credit quality financial institutions. The company did not have any amounts at December 31, 1998 in financial institutions subject to normal credit risk beyond insured amounts. The company does not require collateral on its financial instruments.

            The company extends credit to its customers, which results in accounts receivable arising from its normal business activities. The company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk of its customers, believes that its receivable credit risk exposure is limited. The company's estimate of the financial strength of its customers may be subject to change in the near term.

      g) Impairment - The company's policy is to record an impairment loss against the balance of a long-lived asset in the period when it is determined that the carrying amount of the asset may not be recoverable. This determination is based on an evaluation of such factors as the occurrence of a significant event, a significant change in the environment in which the business assets operate or if the expected future non-discounted cash flows of the business was determined to be less than the carrying value of the assets. If impairment is deemed to exist, the assets will be written down to fair value. Management also evaluates events and circumstances to determine whether revised estimates of useful lives is warranted. As of December 31, 1998, management expects its long-lived assets to be fully recoverable.

CAD CAM, INC.
Notes to Consolidated Financial Statements
December 31, 1998 and 1997
(Amounts expressed in US dollars)

1)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd)

      h) Use of Estimates - The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      i) Revenue Recognition - Revenues are recognized as hours are completed on each project. Unbilled receivables consist of hours completed but unbilled at year-end.

            Revenues from the sale of computer hardware and software are recognized on delivery. The company recognizes the sale of software upon delivery because it believes collectibility is probable and the company has no obligations remaining after the sale.

      j) Inventory - Inventory is recorded at the lower of cost or market [first-in first-out method] and represents finished goods.

      k) Property and Equipment - Property and equipment are recorded at cost. Depreciation is recorded using the straight - line method over the shorter of the estimated useful lives of the related assets or the remaining lease terms. Estimated useful lives are as follows:

                                                 Years
                                                 -----

            Equipment and Software               3 - 7
            Furniture and Fixtures               7
            Leasehold Improvements               5 - 7

            Routine maintenance, repairs, and renewals are charged to expense as incurred. Renewals and betterments which substantially increase the life of property and equipment are capitalized. At retirement or sale, the cost of the assets, less related accumulated depreciation are removed from the accounts and the resulting gains and losses are included in income.

            The company has entered into two capital lease arrangements for the lease of computer software and respective license fees. The related assets and obligations have been reported using the company's implicit borrowing rate. The leases, which are non-cancellable, expire June 1997 and February 1998.

      l) Goodwill - Goodwill is being amortized using the straight - line method over ten years.

      m) Income Taxes - The company accounts for income tax under the provisions of Statement of Financial Accounting Standards No. 109, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statement or tax returns. Deferred income taxes are provided using the liability method. Under the liability method, deferred income taxes are recognized for all significant temporary differences between the tax and financial statement bases of assets and liabilities.

CAD CAM, INC.
Notes to Consolidated Financial Statements
December 31, 1998 and 1997
(Amounts expressed in US dollars)

1)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd)

      n) Basic and Diluted Earnings (Loss) per share is calculated by dividing net income for the year by the weighted average number of shares of common stock outstanding during the year.

      o) In December 1995, SFAS No. 123, Accounting for Stock-Based Compensation, was issued. It introduced the use of a fair value-based method of accounting for stock-based compensation. It encourages, but does not require, companies to recognize compensation expense for stock-based compensation to employees based on the new fair value accounting rules. Companies that choose not to adopt the new rules will continue to apply the existing accounting rules contained in Accounting Principles Board Opinion No. 25. Accounting for Stock Issued to employees. However, SFAS No. 123 requires companies that choose not to adopt the new fair value accounting rules to disclose pro forma net income and earnings per share under the new method. SFAS No. 123 also applies to transactions in which an entity issues its equity instruments to acquire goods and services from non-employees. These transactions must be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued whichever is more reliably measurable. SFAS No 123 is effective for financial statements for fiscal years beginning after December 15, 1995. The company has adopted the disclosure provisions of SFAS No. 123.

2.    ACCOUNTS RECEIVABLE

                                                          1998             1997

                                                           $                $

Accounts receivable                                  3,432,095        4,388,387
Unbilled receivable                                    291,566          522,900
Less: Allowance for doubtful accounts               (1,261,689)        (280,000)
                                                    ----------         --------

                                                     2,461,972        4,631,287
                                                    ==========        =========

3.    FIXED ASSETS

                                                           1998             1997
                                                           Cost             Cost
                                                      ---------        ---------
                                                            $                $

Furniture and equipment                                 176,304          155,178
Computer equipment                                    2,693,650        2,549,176
Leasehold improvements                                   29,553           21,025
                                                      ---------        ---------

                                                      2,899,507        2,725,379

Less:  Accumulated depreciation                       1,625,226        1,360,402
                                                      ---------        ---------

Net                                                   1,274,281        1,364,977
                                                      =========        =========

CAD CAM, INC.
Notes to Consolidated Financial Statements
December 31, 1998 and 1997
(Amounts expressed in US dollars)

3.    FIXED ASSETS (cont'd)

                                                             1998           1997

                                                              $              $

Assets under capital lease                                    --          63,830

Less:  Accumulated depreciation                               --          22,797
                                                             ---          ------

Net                                                           --          41,033
                                                             ===          ======

      Depreciation for the year amounted to $332,557 ($349,460 in 1997). Included in Depreciation Expense for 1997 is $12,161 of depreciation on capital lease equipment.

4.    DUE FROM RELATED PARTIES

      At December 31, 1998, the company has a receivable from its sole stockholder for advances in the amount of $151,255 (1997-$140,051). Interest of 8% is charged annually on the outstanding balance. There are no set repayment terms.

      The company has a receivable from a company also owned by sole stockholder in the amount of $75,392. There are no set terms of repayment.

      The company pays premiums for life insurance policies for certain officers of the company. At December 31, 1998 and 1997, amounts due from these officers were $55,306. There are no set terms of repayment.

5.    GOODWILL

      Goodwill is the excess of cost over the value of assets acquired over liabilities assumed.

                                                           1998             1997

                                                            $                $

Cost                                                    102,318          102,318

Less: Accumulated amortization                           78,446           68,214
                                                        -------          -------

Net                                                      23,872           34,104
                                                        =======          =======

Amortization for the year                                10,232           10,232
                                                        =======          =======

CAD CAM, INC.
Notes to Consolidated Financial Statements
December 31, 1998 and 1997
(Amounts expressed in US dollars)

6.    CASH SURRENDER VALUE - OFFICER'S LIFE INSURANCE

      At December 31, 1998 the cash surrender values of the officer's life insurance in the names of the shareholder and certain officers of the company were $67,174 ($91,078 in 1997). Subsequent to December 31, 1998, the life insurance policies were transferred to the policy holders and became loans owing from them, bearing interest at the rate of 8% and repayable in installments commencing March 2000.

7.    OTHER ASSETS

                                                         1998               1997

                                                          $                  $

Deposits                                               34,982             31,394
Organization fees                                          --              2,173
                                                       ------             ------

                                                       34,982             33,567
                                                       ======             ======

8.    BANK INDEBTEDNESS AND LINE OF CREDIT

      The company has available a line of credit to a maximum of $5,000,000 with interest that varies with the banks prime rate. It is secured by a general security agreement. As at December 31, 1998 certain bank covenants were not met. In February 1999, a waiver of the breached covenants for the year ended December 31, 1998 was obtained from the bank by the company. However, this waiver would not cover any breached covenants, if any, after December 31, 1998. The company is currently not in breach of its covenants. Interest expense for note payable, capital lease obligations and the line of credit aggregated $294,707 and $280,704 for the years ended December 31, 1998 and December 31, 1997 respectively.

9.    ACCOUNTS PAYABLE

                                                          1998              1997

                                                           $                 $

Accounts payable - Trade                               579,010           826,859
Accrued expenses                                        74,177                --
                                                       -------           -------

                                                       653,187           826,859
                                                       =======           =======

CAD CAM, INC.
Notes to Consolidated Financial Statements
December 31, 1998 and 1997
(Amounts expressed in US dollars)

10.   LONG-TERM DEBT

                                                                     1998       1997

                                                                      $          $
Capital lease obligation, expired June 1997 and February 1998
Present value of net minimum lease payments                            --      6,161

Bank note , payable in monthly installments of $6,548
plus interest at  rime, plus 1% repaid during the year                 --     72,023

Bank note, payable in monthly installments of $8,333 plus
interest at prime plus 1/4% repaid during 1998                         --    358,333
                                                                      ---    -------

                                                                       --    436,517

Less: Current portion                                                  --      6,161
                                                                      ---    -------

                                                                       --    430,356
                                                                      ===    =======

11.   DEFERRED INCOME TAXES

      The company has elected to be taxed as a "C" corporation under the provisions of the Internal Revenue Code. The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109 ["SFAS"], which requires the establishment of a deferred tax asset or liability for the recognition of future deductions or taxable amounts, and operating loss and tax credit carryforwards. Deferred tax expense (benefit) is recognized as a result of the change in the deferred asset or liability during the year.

      Since the company files its federal and state tax return using the cash method of accounting, its taxable income is substantially different from its income under generally accepted accounting principles. The deferred tax liability is principally caused by increasing accounts receivable balances, and subsequent cash collections which will generate future taxable income.

      The provision (recovery) for income taxes for 1998 and 1997 was $(474,474) and $69,000 respectively, based on current income tax rates as follows:

                                               1998               1997
                                               ----               ----
                      Current                      --                --
                      Deferred               (474,474)           69,000
                                             --------            ------
                                             (474,474)           69,000
                                             ========            ======

CAD CAM, INC.
Notes to Consolidated Financial Statements
December 31, 1998 and 1997
(Amounts expressed in US dollars)

11.   DEFERRED INCOME TAXES (cont'd)

      Components of the net deferred tax liability are as follows:

                                                    1998            1997
                                                   -------        -------

                                                   Current        Current
                                                   -------        -------

      Total deferred tax assets                  $ 441,000      $   829,000
      Total deferred tax liabilities              (644,357)      (1,506,831)
                                                 ---------      -----------
                                                 $(203,357)     $  (677,831)
                                                 =========      ===========

      Due to the above timing differences, the entire provision for federal income tax has been deferred.

      Due to the amount and nature of the deferred tax asset, it is management's opinion that the entire benefit will be realized; therefore no valuation allowance is considered necessary.

      The company has available a tax basis net operating loss carry forward of $1,723,071 which will begin to expire in 2006.

      Subsequent to the year end the company was acquired by Thinkpath.com Inc. and the company ceased to be a cash basis taxpayer and will commence using the accrual basis method of accounting.

12.   CAPITAL STOCK

      Shares Authorized

            750 no par value common stock

        Shares Issued

                                                               1998         1997

                                                                $            $

100 Common stock issued, 80 shares of common stock
    outstanding (see note 13)                                10,000       10,000
                                                             ======       ======

13.   TREASURY STOCK

      During 1996 the company purchased 20 shares of stock from a stockholder for $286,822. The shares are held as treasury stock as of December 31, 1998 and 1997 at cost.

CAD CAM, INC.
Notes to Consolidated Financial Statements
December 31, 1998 and 1997
(Amounts expressed in US dollars)

14.   LEASE COMMITMENTS

      Minimum payments under non-cancelled operating leases for premises occupied by the company, exclusive of most operating costs and realty taxes are as follows:

        1999                                                     $  480,764
        2000                                                        445,077
        2001                                                        360,016
        2002                                                        192,339
                                                                 ----------

                                                                 $1,478,196
                                                                 ==========

      These leases will expire no later than November 2002.

      The company leased various equipment and two automobiles under operating leases which expired at various dates throughout December 31, 1998. Th majority of the leased equipment was leased from a corporation owned by the stockholder of the company. The company also leases an airplane from a corporation owned by the stockholder of the company for $2,250 per month. The lease extends through November 1999. As part of the acquisition of the shares of the company, the lease was cancelled.

      The company subleases a portion of one of its facilities for a monthly rental fee of $3,000 per month commencing February 1998. The sublease rent increases to $3,150 per month February 1999 and the sublease expires January 2000.

      Further minimum sublease payments are as follows:

               1999                                   37,650
               2000                                    3,150

      The total rent expense for facilities and equipment for the years ended December 31, 1998 and 1997 was $541,278 and $480,960 respectively.

15.   RESERVE FOR HEALTH INSURANCE

      During 1992, the company instituted a partially self-insured health care program. The company's obligations based on claims to December 31, 1998 have been charged to operations for the year then ended. In August, 1999, the company decided to opt out of the partially self-insured plan and to institute a fully funded self-insurance plan. The minimum liability for termination of the partially self-insured plan is approximately $220,000 and will be charged to operations in 1999 and subsequent years.

16.   EMPLOYEE BENEFIT PLAN

      The company has a 401 (k) retirement plan which covers substantially all employees. Employees may contribute up to 15% of their compensation. Company matching contributions in 1998 were 50% of employee contributions on the first 3% of an employee's compensation. In 1997, the company matched 50% of employee contribution on the first 6% of an employee's compensation. Company contributions were $79,726 and $102,959 for the years ended December 31, 1998 and 1997 respectively.

CAD CAM, INC.
Notes to Consolidated Financial Statements
December 31, 1998 and 1997
(Amounts expressed in US dollars)

17.   COMPREHENSIVE INCOME

      The company has adopted statement of financial accounting Standards No. 130 "Reporting Comprehensive Income" as of January 1, 1998 which requires new standards for reporting and display of comprehensive income and its components in the financial statements. However, it does nor affect net income or total stockholders' equity. There were no items of comprehensive income for 1997 and 1998.

18.   CONTINGENCIES

      The company is party to various litigation arising from the normal course of business. In management's opinion, the litigation will not materially affect the company's financial position, results of operations or cash flows.

      The company has guaranteed the bank loan of a company owned by the sole shareholder of the company. The bank loan bears interest at a rate that varies with the bank prime rate and matures in July 1999. As at December 31, 1998 the bank loan of the related company was $491,920.

19.   SUBSEQUENT EVENTS

      Subsequent to December 31, 1998 the company was acquired by Thinkpath.com Inc., a public company, for a combination of common shares of the purchaser and cash for a total of $6.0 million subject to certain adjustments.

20.   UNCERTAINTY DUE TO THE YEAR 2000 ISSUE

      The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect a company's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the company, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

21.   COMPARATIVE FIGURES

      Certain figures in the 1997 financial statements have been reclassified to conform with the basis of presentation used in 1998.

CAD CAM, INC.
Consolidated Schedule of Expenses
December 31, 1998 and 1997
(Amounts expressed in US dollars)

                                                             1998           1997

                                                              $              $

ADMINISTRATIVE

   Office and salaries and benefits                     1,798,615      1,422,677
Rent                                                      474,187        401,837
Supplies                                                   76,661         73,639
Telephone                                                 116,754        156,326
Office and general                                        160,201        242,156
Utilities and taxes                                        62,755         51,121
Insurance                                                  28,683         21,605
Network expense                                            82,481         60,653
Repairs and maintenance                                   126,445        131,853
Equipment rental                                           60,335         84,123
Training                                                   36,861         42,965
Amortization - Capital assets                             332,557        349,460
                 - Goodwill and other assets               11,895         12,006
                                                        ---------      ---------

                                                        3,368,430      3,050,421
                                                        =========        =======

SELLING

   Selling salaries and benefits                          911,970        929,847
Commissions                                               695,914        639,092
Advertising and promotion                                 151,620        218,253
Travel                                                    171,324        173,081
Telephone                                                  28,054         36,053
                                                        ---------      ---------

                                                        1,958,882      1,996,326
                                                        =========        =======

FINANCIAL

   Bad debts                                            1,384,452        271,967
Interest and bank charges                                 303,407        289,214
Professional fees                                         143,374         39,197
                                                        ---------      ---------

                                                        1,831,233        600,378
                                                        =========        =======
                                                                              15

                               THINKPATH.COM INC.

               PRO FORMA CONSOLIDATED INTERIM FINANCIAL STATEMENTS

           NINE MONTHS ENDED SEPTEMBER 30, 1999 AND SEPTEMBER 30, 1998

                                   (Unaudited)

THINKPATH.COM INC.
Pro Forma Consolidated Interim Balance Sheet
As at September 30, 1999 and 1998
(Amounts expressed in US dollars)
(Unaudited)

                                               Pro Forma      Pro Forma         Interim
                                                    1999           1998            1998
                     ASSETS

     CURRENT ASSETS

        Cash                                   1,338,284        231,200         149,572
        Accounts receivable                    6,048,721      6,508,794       1,838,633
        Prepaid expenses                         586,406        258,067         143,585
        Inventory                                109,347          1,668              --
                                             -----------    -----------     -----------
                                               8,082,758      6,999,729       2,131,790

     CAPITAL ASSETS                            2,343,552      1,429,631         123,836
     OTHER ASSETS                                396,873        433,484              --
     DEFERRED INCOME TAXES                       117,687             --              --
     GOODWILL                                  6,675,622      1,264,012       1,237,583
                                             -----------    -----------     -----------
                                              17,616,493     10,126,856       3,493,209
                                             -----------    -----------     -----------

                LIABILITIES

     CURRENT LIABILITIES

        Bank indebtedness                      3,651,874      3,364,329         156,746
        Accounts payable                       3,023,745      2,561,636       1,057,805
        Income taxes payable                     126,124        200,750         200,750
        Current portion of long-term debt        238,274        107,100         107,100
                                             -----------    -----------     -----------
                                               7,040,018      6,233,815       1,522,401

     LONG-TERM DEBT                              303,542        381,630         381,630
     NOTE PAYABLE                              2,500,000             --              --
     DEFERRED INCOME TAXES                       397,486      1,021,148              --
                                             -----------    -----------     -----------
                                              10,241,046      7,636,593       1,904,031
                                             -----------    -----------     -----------

                    STOCKHOLDER'S EQUITY

     CAPITAL STOCK                             5,981,888      1,258,368       1,248,368
     CUMULATIVE TRANSLATION
        ADJUSTMENT                               259,377       (397,961)       (111,139)
     RETAINED EARNINGS                         1,134,182      1,629,856         451,949
                                               7,375,447      2,490,263       1,589,178
                                             -----------    -----------     -----------
                                              17,616,493     10,126,856       3,493,209
                                             -----------    -----------     -----------

THINKPATH.COM INC.
Pro Forma Consolidated Interim Statement of Income
For the nine months ended September 30, 1999 and 1998
(Amounts expressed in US dollars)
(Unaudited)

                                           Pro Forma     Pro Forma     Unaudited
                                                1999          1998          1998

     REVENUE                              27,431,327    24,568,449     8,756,482

        Cost of services                  18,699,410    16,299,342     5,010,878
                                          ----------    ----------    ----------

     GROSS PROFIT                          8,731,917     8,269,107     3,745,604
                                          ----------    ----------    ----------

     EXPENSES

        Administrative                     3,660,399     3,799,996       967,741
        Selling                            3,838,306     3,429,808     2,104,823
        Financial                            456,477       347,362       128,702
                                          ----------    ----------    ----------
                                           7,955,183     7,577,166     3,201,266
                                          ----------    ----------    ----------

     INCOME BEFORE INCOME TAXES              776,735       691,941       544,338

        Income taxes                         119,404       561,418       218,050
                                          ----------    ----------    ----------

     NET INCOME                              657,331       130,523       326,288
                                          ----------    ----------    ----------

     BASIC EARNINGS PER SHARE                   0.26          0.10          0.20

     WEIGHTED AVERAGE NUMBER OF
         COMMON SHARES OUTSTANDING         2,510,040     1,309,135     1,650,238

     FULLY DILUTED EARNINGS PER SHARE           0.24          0.10          0.18

THINKPATH.COM INC.
Pro Forma Consolidated Interim Schedule of Expenses
For the nine months ended September 30, 1999 and 1998
(Amounts expressed in US dollars)
(Unaudited)

                                             Pro Forma    Pro Forma    Unaudited
                                                  1999         1998         1998

     ADMINISTRATIVE

        Management salaries and fees           291,494      291,698      291,698
        Office salaries and benefits         1,429,468    2,998,965      229,969
        Rent                                   683,442      219,463      156,204
        Office and general                     406,600      156,969      156,969
        Telephone                              174,562       74,966       74,966
        Amortization                           674,833       57,935       57,935
                                             ---------    ---------    ---------
                                             3,660,399    3,799,996      967,741
                                             ---------    ---------    ---------

     SELLING

        Salaries and Commission              3,414,017    3,180,749    1,855,764
        Advertising and promotion              250,651      198,762      198,762
        Automobile and travel                  173,637       50,297       50,297
                                             ---------    ---------    ---------
                                             3,838,306    3,429,808    2,104,823
                                             ---------    ---------    ---------

     FINANCIAL

        Professional fees                      100,719       43,045       43,045
        Interest and bank charges              355,758      304,317       85,657
                                             ---------    ---------    ---------
                                               456,477      347,362      128,702
                                             ---------    ---------    ---------

THINKPATH.COM INC.
Pro Forma Consolidated Statement of Stockholders' Equity
For the nine months ended September 30, 1999
(Amounts expressed in US dollars)
(Unaudited)

                                       Common
                                        Stock                 Retained    Cumulative
                                    Number of                 Earnings   Translation
                                       Shares      Amounts    (Deficit)  Adjustments
                                                       $           $             $

Balance as of December 31, 1997     1,309,135      328,327      125,661      (18,133)

   Common shares issued               368,740      920,041           --           --

   Foreign currency translation            --           --           --
                                                                             (93,006)

   Net income for the period               --           --      326,288           --

Balance as of September 30, 1998    1,677,875    1,248,368      451,949     (111,139)
                                    ---------    ---------      -------     --------

   Common shares issued                40,000      200,000           --           --

   Foreign currency translation            --           --           --      (27,887)

   Net income for the period               --           --       24,902           --

Balance as of December 31, 1998     1,717,875    1,448,368      476,851     (139,026)
                                    ---------    ---------      -------     --------

   Common shares issued             1,481,667    4,533,520           --           --

   Pro forma net income for the
     period                                --           --      657,331           --
                                    ---------    ---------      -------     --------

Balance as of September 30, 1999    3,199,542    5,981,888    1,134,182     (139,026)
                                    ---------    ---------      -------     --------

THINKPATH.COM INC.
Pro Forma Consolidated Statement of Cash Flow
For the nine months ended
September 30, 1999
(Amounts expressed in US dollars)
(Unaudited)

                                                     Pro Forma 1999     Interim 1998
                                                         (unaudited)      (unaudited)
                                                                $               $
Cash flows from operating activities:
   Net income                                               657,331         326,288

Adjustments to reconcile net income
to net cash (used in) provided by
operating activities:
Amortization                                                674,833          24,356
Amortization of goodwill                                         --          33,579
Increase in accounts receivable                          (4,210,088)     (1,178,966)
Increase in inventory                                      (109,347)             --
Increase in prepaid expenses                               (442,821)       (130,645)
Increase in accounts payable                              1,965,940         727,044
Increase in income taxes payable                             54,426         170,124
                                                        -----------     -----------

Total adjustments                                        (2,067,057)       (354,508)
                                                        -----------     -----------

Net cash provided by (used in) operating activities      (1,409,726)        (28,220)
                                                        -----------     -----------

Cash flows from investing activities:
Purchases of capital assets                              (2,219,716)       (107,024)
Purchases of other assets                                  (396,873)             --
Acquisition of goodwill                                  (5,438,039)       (614,030)
                                                        -----------     -----------

Net cash used in investing activities                    (8,054,628)       (721,054)
                                                        -----------     -----------

Cash flows from financing activity:
Increase (decrease) in notes payable                      2,500,000        (102,466)
Increase (decrease) in long-term debt                        53,086         454,050
Increase (decrease) in advances from shareholders                --         (48,614)
Proceeds from  issuance of capital stock                  4,733,520         620,944
Increase in deferred charges                                 20,904              --
Increase in bank indebtedness                             3,495,128         (27,828)
                                                        -----------     -----------

                                                         10,802,638         896,086
                                                        -----------     -----------

Effect of foreign currency exchange rates                        --          (7,100)
                                                        -----------     -----------

Net increase (decrease) in cash and cash equivalents      1,338,284         139,712
Cash and cash equivalents
Beginning of year                                                --           9,860
                                                        -----------     -----------
End of year                                               1,338,284         149,572
                                                        -----------     -----------

THINKPATH.COM INC.
Notes to Pro Forma Consolidated Interim Financial Statements
As at September 30, 1999
(Amounts expressed in US dollars)
(Unaudited)

1.    BASIS OF PRESENTATION

      The pro forma statements have been prepared using the purchase method of accounting for the transaction. The total purchase price will be allocated to the assets acquired and liabilities assumed, based on the respective fair values. The allocation of the aggregate purchase price reflected in the pro forma statements is preliminary and is based upon Thinkpath.com Inc.'s share price on September 16, 1999. The purchase allocation to reflect the fair values of the assets acquired and liabilities assumed is based upon management's evaluation of such assets and liabilities.

      The accompanying pro forma statements have been prepared by management of Thinkpath.com Inc. based on the unaudited management prepared financial statements of Thinkpath.com Inc. as at and for the nine months ended September 30, 1999 and the unaudited management prepared financial statements of Cad Cam, Inc. as at and for the nine months ended September 30, 1999, adjusted to reflect classifications consistent with the presentation adopted by Thinkpath.com Inc. The accounting policies used in the preparation of the pro forma statements are those disclosed in Thinkpath.com Inc.'s unaudited consolidated financial statements. The pro forma adjustments include those adjustments necessary to conform the Cad Cam, Inc. financial statements with the accounting policies used by Thinkpath.com Inc. in the preparation of its consolidated financial statements.

      In the opinion of the management of Thinkpath.com Inc., these pro forma statements include all adjustments necessary for a fair presentation of pro forma financial statements.

      The pro forma statements also are not necessarily indicative of the results that actually would have been achieved if the transactions reflected therein had been completed on the dates indicated or the results which may be obtained in the future. In preparing these pro forma statements, no adjustments have been made to reflect transactions which have occurred since the dates indicated or to reflect the operating benefits and general and administrative cost savings expected to result from combining the operations of Thinkpath.com Inc. and Cad Cam, Inc.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      a)    Principles of Consolidation

      The consolidated financial statements include the accounts of Thinkpath.com Inc. and its wholly owned subsidiaries. The earnings of the subsidiaries are included from the date of acquisition. All significant inter-company accounts have been eliminated.

      b)    Principal Business Activity

      Thinkpath.com Inc. is an information technology and engineering staffing company, which along with its subsidiaries Systemsearch Consulting Services Inc., International Career Specialists Ltd., Cad Cam, Inc., Cad Cam of Michigan Inc., Cad Cam Integrated Manufacturing Services Inc., and Cad Cam Technical Services Inc., specializes in placing information technology and engineering personnel on both a contract and permanent basis.

THINKPATH.COM INC.
Pro Forma Consolidated Interim Balance Sheet
As at September 30, 1999
(Amounts expressed in US dollars)
(Unaudited)

1.    BASIS OF PRESENTATION (cont'd)

      c)    Revenue

            Revenue from contract placements is recognized as services are performed. Revenue from permanent placements is recognized upon candidate's acceptance of employment.

      d)    Goodwill

            Goodwill representing the cost in excess of the fair value of net assets acquired related to the acquisitions described in note 1(a) and is being amortized on a straight-line basis over a thirty-year period. The company calculates the recoverability of goodwill on a quarterly basis by reference to estimated undiscounted future cash flows.

      e)    Foreign Currency Translation

            The translation of the consolidated financial statements from Canadian dollars ("CDN $") into United States dollars is performed for the convenience of the reader. Balance sheet accounts are translated using closing exchange rates in effect at the balance sheet date and income and expense accounts are translated using an average exchange rate prevailing during each reporting period. No representation is made that the Canadian dollar amounts could have been or could be, converted into United States dollars at the rates on the respective dates or at any other rates. Adjustments resulting from the translation are included in the cumulative translation adjustments in stockholders' equity.

      f)    Use of Estimates

            The preparation of consolidated interim financial statements requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidate interim financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      g)    Net Income and Fully Diluted Net Income Per Weighted Average Common
            Stock

            Net Income per common stock is computed by dividing net income fore the year by the weighted average number of common stock outstanding during the year.

            Fully diluted net income per common stock is computed by dividing net income for the year by the weighted average number of common stock outstanding during the year, assuming that all dilutive stock options granted as described in note 6 were exercised.

THINKPATH.COM INC.
Pro Forma Consolidated Interim Balance Sheet
As at September 30, 1999
(Amounts expressed in US dollars)
 (Unaudited)

2.    GOODWILL

      Goodwill is the excess of cost over the value of assets acquired over liabilities assumed.

                                                          1999       1998

                                                             $          $

      Cost                                           6,838,653  1,358,264
      Accumulated amortization                         163,033     39,341
                                                     ---------  ---------

      Net                                            6,675,620  1,318,923
                                                     =========  =========

3.    BANK INDEBTEDNESS AND LINE OF CREDIT

      Thinkpath.com Inc. has available two lines of credit. The first line of credit has an available line of credit a maximum of $1,500,000 which bears interest at Canadian prime plus 2.1% per annum and is secured by a general assignment of book debts, a general security agreement and guarantees and postponements of claims by various affiliated companies. The second line of credit has an available line of credit to a maximum of $5,000,000 with interest that varies with the bank's prime rate. It is secured by a general security agreement.

4.    NOTE PAYABLE

      The note payable is due to the owner of Cad Cam, Inc. as part of the purchase agreement. It is payable in installments over five years. The note is interest bearing.

5.    CAPITAL STOCK

      Authorized

      An unlimited number of common shares

      Issued                        Shares              $

      June 30, 1999                 3,199,542           5,250,093
      June 30, 1998                 1,590,802           1,428,368

a) Subsequent to June 30, 1998, the company split its stock. The result of the split converted the outstanding shares from 1,281,667 to 1,667,875 shares. Stock options were split from 216,900 shares to 222,124 shares.

THINKPATH.COM INC.
Pro Forma Consolidated Interim Balance Sheet
As at September 30, 1999
(Amounts expressed in US dollars)
 (Unaudited)

5.    CAPITAL STOCK (cont'd)

      b) In June 1999, Thinkpath.com Inc. successfully completed an initial public offering on NASDAQ. 1,250,000 shares were issued including an over-allotment of 150,000 gross proceeds of $5,000,000.

      c) Effective January 1, 1999, 231,667 shares were issued as part of the purchase agreement with Cad Cam, Inc.

      d) Thinkpath.com Inc. has initiated a stock option plan for officers, directors, consultants, key employees and advisors. Under the plan, options to acquire an aggregate of 435,000 common shares may be granted at the discretion of the board of directors. The shares will require a two-year vesting period and will be exercisable for up to 10 years. The option exercise price will be determined by the board of directors and may not be less than fair market value of the common shares on the date of the granting of an option.

      e) Thinkpath.com Inc. has outstanding stock options issued in conjunction with its long-term financing agreements for 22,125 shares and additional options issued to a consultant of the company for 200,000 shares exercisable at $2.10 per share.

            Thinkpath.com Inc. granted options to purchase 250,000 shares to related parties. The options are exercisable at the issue price of common shares in the initial public offering.

      f) Thinkpath.com Inc. has entered into an agreement with the prior owner of Cad Cam, Inc. to issue shares at the prevailing market rate on December 31, 2000 providing certain conditions are met. The number of shares to be issued will only be determinable at the date of issuance and the maximum value of the shares is $1,000,000.

THINKPATH.COM INC.
Pro Forma Consolidated Interim Balance Sheet
As at September 30, 1999
(Amounts expressed in US dollars)
 (Unaudited)

6.    COMPREHENSIVE INCOME

      Thinkpath.com Inc. has adopted Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income" as of June 1, 1998 which requires new standards for reporting and display of comprehensive income and its components in the financial statements. However, it does not affect net income or total shareholders' equity. The components of comprehensive income are as follows:

                                                             1999          1998

                                                              $             $

Net Income                                                657,331       253,422
Other comprehensive income (loss):
     Foreign currency translation adjustments             203,857       (54,685)
                                                         --------      --------

Comprehensive income                                      861,188       198,737
                                                         ========      ========

      The components of accumulated other comprehensive income (loss) are as follows:

Accumulated other comprehensive loss, December 31, 1997               $ (18,133)

Foreign currency translation adjustments for the
period ended June 30, 1998                                              (54,685)
                                                                      ---------

Accumulated other comprehensive loss, June 30, 1998                     (72,818)

Foreign currency translation adjustments for the
period ended December 31, 1998                                          (66,208)
                                                                      ---------

Accumulated other comprehensive loss, December 31, 1998                (139,026)

Foreign currency translation adjustments for the
period ended June 30, 1999                                               72,772
                                                                      ---------

Accumulated other comprehensive loss, June 30, 1999                     (66,254)

Foreign currency translation adjustments for the
period ended September 30, 1999                                         325,631
                                                                      ---------

Accumulated other comprehensive income                                $ 259.127
                                                                      =========

      The foreign currency translation adjustments are not currently adjusted for income taxes since Thinkpath.com Inc. is situated in Canada and the adjustments relate to the translation of the financial statements from Canadian dollars into United States dollars which is done only for the convenience of the reader as disclosed in note 2(x).

                               THINKPATH.COM INC.

                        1,993,221 Shares of Common Stock

                                 --------------

                                   PROSPECTUS

                                 --------------

                                February 25, 2000

You may rely only on the information contained in this prospectus. We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by us. This prospectus does not constitute an offer or solicitation to any person in any jurisdiction where such offer or solicitation would be unlawful. Neither delivery of this prospectus nor any sale of the shares of common stock hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof.

                                 --------------

Until            , 2000 (25 days after the date of this prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Our Bylaws provide that we shall indemnify our directors and officers. The pertinent section of Canadian law is set forth below in full. In addition, we currently have officers' and directors' liability insurance.

      See the second and third paragraphs of Item 28 below for information regarding the position of the Securities and Exchange Commission with respect to the effect of any indemnification for liabilities arising under the Securities Act of 1933, as amended.

      Section 136 of the Business Corporations Act (Ontario) provides as follows:

      (1) INDEMNIFICATION OF DIRECTORS. A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is a party by reason of being or having been a director or officer of such corporation or body corporate, if,

            (a) he or she acted honestly and in good faith with a view to the best interests of the corporation; and

            (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful.

      (2) IDEM. A corporation may, with the approval of the court, indemnify a person referred to in subsection (1) in respect of an action by or behalf of the corporation or body corporate to procure a judgment in its favor, to which the person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by the person in connection with such action if he or she fulfils the conditions set out in clauses (1)(a) and (b).

      (3) IDEM. Despite anything in this section, a person referred to in subsection (1) is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity;

            (a) was substantially successful on the merits in his or her defense of the action or proceeding; and

            (b) fulfills the conditions set out in clauses (1)(a) and (b).

      (4) LIABILITY INSURANCE. A corporation may purchase and maintain insurance for the benefit of any person referred to in subsection (1) against any liability incurred by the person,

            (a) in his or her capacity as a director of the corporation, except where the liability relates to the person's failure to act honestly and in good faith with a view to the best interests of the corporation; or

            (b) in his or her capacity as a director or officer of another body corporate where the person acts or acted in that capacity at the corporation's request, except where the liability relates to the person's failure to act honestly and in good faith with a view to the best interests of the body corporate.

      (5) APPLICATION TO COURT. A corporation or a person referred to in subsection (1) may apply to the court for an order approving an indemnity under this section and the court may so order and make any further order it thinks fit.

      (6) INDEM. Upon application under subsection (5), the court may order notice to be given to any interested person and such person is entitled to appear and be heard in person or by counsel.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following is a statement of the estimated expenses to be paid by us in connection with the issuance and distribution of the securities being registered:

SEC Registration Fee ...............................................  $ 1,612.55

Legal Fees and Expenses* ...........................................  $15,000.00

Accounting Fees and Expenses* ......................................  $ 5,000.00

Miscellaneous* .....................................................  $ 2,600.00

      Total* .......................................................  $24,212.55

----------

*     estimate

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

      During the past three years, we have sold unregistered securities as described below. There were no underwriters involved in the transactions and there were no underwriting discounts or commissions paid in connection therewith, except as disclosed below. The issuances of these securities were considered to be exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, and the regulations promulgated thereunder. The purchasers of the securities in such transactions represented their intention to acquire the securities for investment purposes only and not with a view to or for sales in connection with any distribution thereof and appropriate legends were affixed to the certificates for the securities issued in such transactions. The purchasers of the securities in the transactions below were each sophisticated investors who were provided information about us and were able to bear the risk of loss of their entire investment.

      All of the following issuances were made pursuant to Section 4(2) of the Securities Act of 1933, as amended:

      In October 1997, in consideration for business consulting services, including identifying, structuring and effecting the acquisition of Systemsearch Consulting Services Inc., we issued 113,459 shares of our common stock to Globe Capital Corporation, which is controlled by Lloyd Maclean, our Chief Financial Officer and a Director.

      In April 1998, in connection with the acquisition of Systemsearch Consulting Services Inc., we issued 130,914 shares of our common stock to John
R. Wilson.

      In February through March of 1998, we sold 196,370 shares of our common stock to twelve individuals at a purchase price of approximately $2.67 per share for aggregate consideration of $523,653. The twelve individuals included some of our employees and directors.

      In May 1998, in connection with the acquisition of International Career Specialists Ltd., we issued 130,914 shares of our common stock to John A. Irwin.

      In May and June of 1998, we sold 77,239 shares of our common stock to seven individuals at a purchase price of approximately $3.33 per share for aggregate consideration of $257,463. The seven individuals included some of our employees and directors.

      All of the forgoing issuances were made in Canada to Canadian residents in conformity with the relevant local securities laws and we believe would have been exempt from registration in the United States pursuant to the exemption provided by Section 4(2) of the Securities Act of 1933, as amended.

      In May 1998, we granted an option to purchase 200,000 shares of our common stock at an exercise price of $2.10 per share to Robert M. Rubin.

      In September 1999, in connection with the acquisition of Cad Cam, Inc., we issued 130,914 shares of our common stock to Roger Walters.

      In December 1999, we issued 15,000 shares of Series A 8% Cumulative Convertible Preferred Stock and common stock purchase warrants to purchase an aggregate of 475,000 shares of our common stock in connection with a private placement offering to accredited investors in consideration for $1,500,000. The offer and sale of the shares of Series A 8% Cumulative Convertible Preferred Stock and common stock purchase warrants was exempt from registration under the Securities Act of 1933, as amended, in reliance on Regulation D Rule 506 of the Securities Act, as amended. Libra Finance S.A. and J. P. Turner & Co., LLC acted as placement agents in connection with the issuance of these shares and warrants. Libra Finance S.A. received a 10% commission and a warrant to purchase 100,000 shares of our common stock in connection with its acting as placement agent in connection with this private placement offering. J. P. Turner & Co., LLC received a 8% commission and 75,000 warrants in connection with its acting as placement agent in connection with this private placement offering.

ITEM 27. EXHIBITS

**    1.1     Form of Underwriting Agreement
**    3.1     Bylaws of Thinkpath.com Inc.
**    3.2     Articles of Incorporation dated February 11, 1994
**    3.3     Articles of Amendment dated February 15, 1996
**    3.4     Articles of Amendment dated April 15, 1998
**    3.5     Articles of Amendment dated August 6, 1998
**    3.6     Articles of Amendment dated January 19, 1999
**    4.2     Form of Underwriters' Warrant
**    4.3     Specimen Common Share Certificate
*     5.1     Opinion of Gersten, Savage & Kaplowitz, LLP
**   10.1     Form of Financial Consulting Agreement
**   10.2     1998 Stock Option Plan
**   10.3(a)  Lease of Thinkpath.com Inc.'s headquarters in Toronto, Ontario
**   10.3(b)  Lease of Thinkpath.com Inc.'s office in New York, New York
**   10.3(c)  Lease of Thinkpath.com Inc.'s office in Etobicoke, Ontario
**   10.3(d)  Lease of Thinkpath.com Inc.'s office in Scarborough, Ontario
**   10.3(e)  Lease of Thinkpath.com Inc.'s office in Ottawa, Ontario
**   10.4     Employment Agreement between Thinkpath.com Inc. and Declan
              French dated August 1998.
**   10.5     Employment Agreement between Thinkpath.com Inc. and John A.
              Irwin dated May 18, 1998.
**   10.6     Employment Agreement between Thinkpath.com Inc. and John R.
              Wilson dated February 8, 1998.
***  10.7     Employment Agreement between Thinkpath.com Inc. and Roger
              Walters dated September 16, 1999
**   10.8     Form of consulting agreement for Thinkpath.com Inc.'s
              independent contractors.
**   10.9     Form of services agreement for Thinkpath.com Inc.'s customers.
**   10.10    Agreement for the acquisition of the capital stock of
              International Career Specialists Ltd.
**   10.11    Agreement for the acquisition of the capital stock of
              Systemsearch Consulting Services Inc. and Systems PS Inc.
***  10.12    Agreement for the acquisition of the capital stock of Cad Cam,
              Inc.
**   10.13    License Agreement between Thinkpath.com Inc. and International
              Officer Centers Corp. dated August 1, 1998.
**   10.14    Consulting Agreement between Thinkpath.com Inc. and Robert M.
              Rubin.
**   10.15    Form of Employment Agreement with Confidentiality Provision.
**   10.16    Asset Purchase Agreement between Thinkpath.com Inc. and
              Southport Consulting Company.
*    23.1     Consent of Schwartz Levitsky Feldman, llp, independent
              auditors.
*    23.2     Consent of Moore Stephens, PC,  independent auditors.
*    23.3     Consent of Gersten, Savage & Kaplowitz, LLP (incorporated into
              Exhibit 5.1)

-----------
*     Filed herewith.

** Incorporated by reference to Thinkpath.com Inc.'s Registration Statement on Form SB-2 filed on May 26, 1999.

*** Incorporated by reference to Thinkpath.com Inc.'s report on Form 8-K filed on October 1, 1999.

ITEM 28. UNDERTAKINGS

      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the small business issuer pursuant to any charter provision, by-law, contract arrangements, statute, or otherwise, the registrant has been advised that in the opinion of the United States Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

      The undersigned small business issuer hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) For determining any liability under the Securities Act of 1933, as amended, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or
(4) or 497(h), under the Securities Act of 1933, as amended, as part of this registration statement as of the time the United States Securities and Exchange Commission declared it effective.

      (5) For determining any liability under the Securities Act of 1933, as amended, treat each post-effective amendment that contains a form of prospectus as a new registration statement at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirement for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Province of Ontario on February 25, 2000.

                                        THINKPATH.COM INC.

                                        By: /s/ Declan A. French
                                           -------------------------------------
                                           Declan A. French
                                           President, Chief Executive Officer
                                           and Chairman of the Board

                                POWER OF ATTORNEY

      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

      We, the undersigned officers and directors of THINKPATH.COM INC. hereby severally constitute and appoint Roger Findlay, our true and lawful attorney-in-fact and agent with full power of substitution for us and in our stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all documents relating thereto, and to file the same, with all exhibits thereto and other documents in connection therewith with the United States Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature                                 Title                                     Date
---------                                 -----                                     ----
/s/ Declan French             Chairman, President, Chief Executive     February 25, 2000
--------------------------    Officer and Director (Principal
Declan French                 Executive Officer)

/s/ Lloyd MacLean             Chief Financial Officer and Director     February 25, 2000
--------------------------    (Principal Accounting Officer)
Lloyd Maclean

/s/ John Dunne                Director                                 February 25, 2000
-------------------------
John Dunne

/s/ James Reddy               Director                                 February 25, 2000
-------------------------
James Reddy

/s/ Roger W. Walters          Director                                 February 25, 2000
-------------------------
Roger W. Walters

/s/ Anthony P. van Marken     Director                                 February 25, 2000
-------------------------
Anthony P. van Marken

EXHIBIT INDEX

Exhibit No.         Description
**    1.1     Form of Underwriting Agreement
**    3.1     Bylaws of Thinkpath.com Inc.
**    3.2     Articles of Incorporation dated February 11, 1994
**    3.3     Articles of Amendment dated February 15, 1996
**    3.4     Articles of Amendment dated April 15, 1998
**    3.5     Articles of Amendment dated August 6, 1998
**    3.6     Articles of Amendment dated January 19, 1999
**    4.2     Form of Underwriters' Warrant
**    4.3     Specimen Common Share Certificate
*     5.1     Opinion of Gersten, Savage & Kaplowitz, LLP
**   10.1     Form of Financial Consulting Agreement
**   10.2     1998 Stock Option Plan
**   10.3(a)  Lease of Thinkpath.com Inc.'s headquarters in Toronto, Ontario
**   10.3(b)  Lease of Thinkpath.com Inc.'s office in New York, New York
**   10.3(c)  Lease of Thinkpath.com Inc.'s office in Etobicoke, Ontario
**   10.3(d)  Lease of Thinkpath.com Inc.'s office in Scarborough, Ontario
**   10.3(e)  Lease of Thinkpath.com Inc.'s office in Ottawa, Ontario
**   10.4     Employment Agreement between Thinkpath.com Inc. and Declan
              French dated August 1998.
**   10.5     Employment Agreement between Thinkpath.com Inc. and John A.
              Irwin dated May 18, 1998.
**   10.6     Employment Agreement between Thinkpath.com Inc. and John R.
              Wilson dated February 8, 1998.
***  10.7     Employment Agreement between Thinkpath.com Inc. and Roger
              Walters dated September 16, 1999
**   10.8     Form of consulting agreement for Thinkpath.com Inc.'s
              independent contractors.
**   10.9     Form of services agreement for Thinkpath.com Inc.'s customers.
**   10.10    Agreement for the acquisition of the capital stock of
              International Career Specialists Ltd.
**   10.11    Agreement for the acquisition of the capital stock of
              Systemsearch Consulting Services Inc. and Systems PS Inc.
***  10.12    Agreement for the acquisition of the capital stock of Cad Cam,
              Inc.
**   10.13    License Agreement between Thinkpath.com Inc. and International
              Officer Centers Corp. dated August 1, 1998.
**   10.14    Consulting Agreement between Thinkpath.com Inc. and Robert M.
              Rubin.
**   10.15    Form of Employment Agreement with Confidentiality Provision.
**   10.16    Asset Purchase Agreement between Thinkpath.com Inc. and
              Southport Consulting Company.
*    23.1     Consent of Schwartz Levitsky Feldman, llp, independent
              auditors.
*    23.2     Consent of Moore Stephens, PC,  independent auditors.
*    23.3     Consent of Gersten, Savage & Kaplowitz, LLP (incorporated into
              Exhibit 5.1)
----------
*     Filed herewith.

** Incorporated by reference to Thinkpath.com Inc.'s Registration Statement on Form SB-2 filed on May 26, 1999.

*** Incorporated by reference to Thinkpath.com Inc.'s report on Form 8-K filed on October 1, 1999.